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Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933
Registration No. 333-116215

PROSPECTUS

RHODIA

OFFER TO EXCHANGE

10 1/4% Senior Notes due 2010
10 1/2% Senior Notes due 2010
that have been registered under the Securities Act of 1933 for any and all

Original 10 1/4% Senior Notes due 2010
Original 10 1/2% Senior Notes due 2010

TERMS OF THE EXCHANGE OFFER:

        We are offering to exchange all outstanding Original Notes that are validly tendered and not withdrawn for an equal principal amount of notes that are registered under the Securities Act of 1933.

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  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 3, 2004, WITH RESPECT TO THE ORIGINAL DOLLAR NOTES AND AT 4:00 P.M., LUXEMBOURG TIME, ON AUGUST 3, 2004 WITH RESPECT TO THE ORIGINAL EURO NOTES UNLESS EXTENDED BY US.

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  All outstanding Original Notes that are validly tendered and not validly withdrawn will be exchanged.

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  Tenders of outstanding Original Notes may be withdrawn at any time before the exchange offer expires.

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  We believe that the exchange of outstanding Original Notes will not be a taxable event for U.S. federal income tax purposes, but you should read the section entitled "Certain Tax Considerations" for more information.

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  We will not receive any proceeds from the exchange offer.

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  The exchange offer is subject to conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission.

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  Application will be made to list the Exchange Notes on the Luxembourg Stock Exchange.

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  The terms of the Exchange Notes are substantially similar to the Original Notes issued by us on May 17, 2004, except that transfer restrictions and registration rights provisions applicable to the Original Notes will not apply.

        If you are a broker-dealer that receives Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act of 1933. You may use this prospectus, as we may amend or supplement it in the future, for your resales of Exchange Notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of consummation of this exchange offer, subject to extension in certain limited circumstances.

        You should consider carefully the "Risk Factors" section beginning on page 15 of this prospectus before you make a decision as to whether to tender your existing notes in this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2004

        This prospectus has not been submitted to the clearance procedures of the French Autorité des Marchés Financiers (the "AMF") and may not be used in connection with any offer to the public for exchange of any Exchange Notes in France. Offers of Exchange Notes in France may only be made to qualified investors (investisseurs qualifiés) acting for their own account, all as defined in, and in accordance with, Article L.411.1 and Article L.411.2 of the Code monétaire et financier and Decree no. 98-880 dated October 1, 1998.

        The information set out in the sections of this prospectus describing clearing arrangement is subject to any change or reinterpretation of the rules, regulations and procedures of the Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., in each case as currently in effect. The information in such sections concerning these clearing systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information. If you wish to use the facilities of any of the clearing systems you should confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not be responsible or liable for any aspect of the records relating to, or payments made on account of, book-entry interests held through the facilities of any clearing system or for maintaining, supervising or reviewing any records related to such book-entry interests.

        THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The distribution of this prospectus and the offering and sale of the Notes in certain jurisdictions may be restricted by law. Rhodia requires persons in whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Notes in any jurisdiction in which such offer or invitation would be unlawful.

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        Unless the context requires otherwise, the terms "Rhodia", the "Company", the "Group", "we", "our", or "us" refer, for periods prior to January 1, 1998, to the Chemicals segment and the Fibers and Polymers segment of Rhône-Poulenc, as well as certain other businesses related to the chemicals, fibers and polymers businesses that were operated during such periods by other Rhône-Poulenc segments, and to Rhodia and its consolidated subsidiaries for the periods subsequent to January 1, 1998. See "Item 4. Information About Rhodia-Corporate History-Formation of Rhodia" of Rhodia's Annual Report on Form 20-F for the fiscal year ended December 31, 2003. On December 15, 1999, Hoechst merged into Rhône-Poulenc and Rhône-Poulenc changed its name to Aventis. References to "Aventis" refer to Rhône-Poulenc S.A. and its consolidated subsidiaries for periods prior to the merger, and refer to the merged entities for periods after the merger.

        We use the following terms in this prospectus:

        Original Dollar Notes—the 10 1/4% dollar-denominated senior notes due 2010 that we issued on May 17, 2004

        Original Euro Notes—the 10 1/2% euro-denominated senior notes due 2010 that we issued on May 17, 2004

        Original Notes—the Original Dollar Notes and the Original Euro Notes, collectively

        Exchange Dollar Notes—the registered 10 1/4% dollar-denominated senior notes due 2010 that we will issue upon exchange of Original Dollar Notes

        Exchange Euro Notes—the registered 10 1/2% euro-denominated senior notes due 2010 that we will issue upon exchange of Original Euro Notes

        Exchange Notes—the Exchange Dollar Notes and the Exchange Euro Notes, collectively

        Notes—the Original Notes and the Exchange Notes, collectively

        All references herein to "United States" or "U.S." are to the United States of America, references to "dollars" or "$" are to the currency of the United States, references to "France" are to the French Republic, references to "French francs", "francs" or "FRF" are to the currency of France prior to January 1, 1999, and references to "euros" and "EURO" are to the currency of the European Union member states (including France) participating in the European Monetary Union.

        The brand names (indicated in capital letters) mentioned in this prospectus are trademarks of Rhodia, its affiliates and/or associated companies, or are used with permission under a license agreement.

AVAILABLE INFORMATION

        Rhodia is currently subject to the periodic reporting and other information requirements of the United States Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Rhodia files annual and current reports and other information with the Securities and Exchange Commission (the "SEC"). Rhodia's filings are available to the public over the Internet at the SEC's website at www.sec.gov. Please note that the SEC's website is included in this prospectus as an inactive textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document Rhodia files with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Rhodia's SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of Rhodia's public filings at the New York Stock Exchange, you should call (212) 656-5060.

        In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, Rhodia will also provide a copy of all of the foregoing information and reports to the Luxembourg Stock Exchange and make this information available in Luxembourg at the office of the Luxembourg Paying Agent. Furthermore, for so long as any of the Notes remain outstanding and during any period during which Rhodia is not subject to the Exchange Act, Rhodia has agreed that it will make available to the holders of the Notes and any prospective investor, upon the request of the holders, the information required to be delivered under Rule 144(d)(4) under the Securities Act.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. Rhodia is not making an offer of the Notes in any jurisdiction where the offer is not permitted.

PRESENTATION OF FINANCIAL INFORMATION

        Rhodia publishes its consolidated financial statements in euro ("EURO"). For your convenience, this prospectus contains translations of certain euro amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the converted amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated or at any other rate.

        The financial statements contained in and incorporated by reference into this prospectus have been prepared in accordance with French generally accepted accounting principles ("GAAP"), as restated. See Notes 1 and 31(g) to Rhodia's annual consolidated financial statements for the three years ended December 31, 2003 (together with the notes thereto, the "Consolidated Financial Statements") incorporated by reference from our Annual Report on Form 20-F for the fiscal year ended December 31, 2003. French GAAP differs in certain significant respects from U.S. GAAP. For a description of the principal differences between French GAAP and U.S. GAAP, as they relate to Rhodia and its consolidated subsidiaries, and for a reconciliation to U.S. GAAP of net income and stockholders' equity, see Note 31 to Rhodia's Consolidated Financial Statements. The financial data presented herein is derived from the Consolidated Financial Statements.

        The Consolidated Financial Statements contained in the annual report on Form 20-F differ in certain material respects from Rhodia's consolidated financial statements, prepared in accordance with French GAAP, that were published in France and submitted for approval to its General Shareholders' Meeting held on March 31, 2004. These differences relate to the presentation of the correction of an error in calculating the tax basis associated with certain assets of a consolidated entity. The recalculated deferred taxes were assessed for recoverability in accordance with FAS 109 and a valuation allowance was provided. Under French GAAP, prior periods are not permitted to be retroactively restated, and the effect of the correction was reflected only in the statement of operations for the year ended December 31, 2003. Under U.S. GAAP, this correction is presented in the period to which the error relates, and subsequent years' financial statements are adjusted as disclosed in Note 1 to the Consolidated Financial Statements. As a result of this change, Rhodia's consolidated net income, compared with its income published in France, decreased by EURO18 million for 2003, increased by EURO38 million for 2002 and decreased by EURO26 million for 2001.

        Rhodia's discussion and analysis of its results of operations includes information concerning the period-to-period comparison of the operating performance of Rhodia and its divisions:

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  changes in scope of consolidation (for example, as a result of acquisitions, divestitures, changes in consolidation, and, with respect to comparisons of the results of operations at the division or business level, transfers of businesses or activities between divisions or businesses);

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  changes in exchange rates affecting the translation into euro of Rhodia's sales, expenses and earnings and other income statement items that are denominated in currencies other than euro;

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  changes in average selling prices; and

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  changes in volumes.

        Rhodia has developed these performance measures based on monthly reporting from its various businesses and uses them for both its internal analysis and for its financial communications. In comparing the results of operations for two periods (the "prior" period and the "subsequent" period), Rhodia calculates the effect of these changes as follows:

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  It calculates the impact of "changes in scope of consolidation" by (i) in the case of acquisitions, including in the prior period's results activities included in the Consolidated

    Financial Statements for all or part of the subsequent period only for the same portion of such earlier period as they were included in the subsequent period; and (ii) in the case of divestitures, excluding from the results of the prior period any activities which were included in the consolidated financial statements during all or any portion of the earlier period but which were not included for any portion of the subsequent period.

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  It calculates the impact of "changes in exchange rates" by adjusting the prior period's results for the impact of the change in exchange rates on the translation into euro of items of Rhodia's income statement denominated in currencies other than the euro at average exchange rates during the subsequent period.

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  It estimates the impact of changes in average selling prices by comparing the current weighted average net unit selling prices for each product in the subsequent period (for example, the euro cost per ton) against the weighted average net unit selling prices in the prior period, multiplied in both cases by volumes sold during the subsequent period.

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  It estimates the impact of changes in volumes by comparing quantities shipped in the subsequent period against quantities shipped in the prior period, multiplied in both cases by the weighted average net unit selling prices of the prior period.

        Rhodia believes that these measures are useful tools for analyzing and explaining changes and trends in its historical results of operations. However, these measures are not measurements of performance under either U.S. GAAP or French GAAP. They should not be considered as an alternative to any measures of performance under U.S. GAAP or French GAAP. Rhodia's method of calculating this information may differ from methods used by other companies.

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FORWARD-LOOKING STATEMENTS

        Certain of the statements contained in this prospectus and the documents incorporated by reference into this prospectus that are not historical facts, including, without limitation, certain statements made in this prospectus, in Rhodia's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, which is incorporated herein by reference, under the headings "Item 4. Information About Rhodia" and in "Item 5. Operating and Financial Review and Prospects" are statements of future expectations and other forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "is expected to", "would be", "seeks", "intends", "plans", "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. Factors that could cause such differences in actual results include:

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  changes in the competitive and regulatory framework in which Rhodia operates, in particular increased competition in the specialty chemicals industry;

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  changes in raw material prices, in particular the price of oil and oil derivatives;

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  changes in interest rates and currency exchange rates in currencies other than the euro, principally in U.S. dollars, Brazilian reals and U.S. dollar-influenced currencies;

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  Rhodia's ability to introduce new products and to continue to develop its production process;

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  customers and market concentration;

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  risks and uncertainties attendant to doing business in numerous countries that may be exposed to, or may have recently experienced, economic or governmental instability;

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  changes in economic or technological trends;

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  potential environmental claims, costs, liabilities or other obligations; and

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  general competitive and market factors on a global, regional and/or national basis.

        For a description of other factors that might cause actual results, performance or events to differ, please see "Risk Factors".

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference into this prospectus certain information that we file with the Securities and Exchange Commission (the "SEC"), which means that we are disclosing to you important business and financial information not contained in this prospectus by referring you to those documents that are considered part of this prospectus. This prospectus incorporates by reference the documents set forth below.

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  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003 that we filed with the SEC on March 23, 2004 as amended by Amendment No.1 on Form 20-F/A which we filed with the SEC on June 4, 2004, which we refer to collectively as the 2003 Annual Report.

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  Our Current Reports on Form 6-K, dated June 14, 2004, June 23, 2004, June 30, 2004 and July 1, 2004.

        All annual reports that we file with the SEC under the United States Securities and Exchange Act of 1934, as amended (the "Exchange Act") on Form 20-F or Form 20-F/A and any Form 6-K that we may furnish to the SEC which specifically states that it is incorporated by reference into this prospectus, after the date of this prospectus and prior to the completion of the exchange offer, shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed or furnished. Rhodia's file number for documents filed under the Exchange Act is 1-14838. We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document, until the exchange offer is complete. Requests should be directed to:

Rhodia
26, quai Alphone Le Gallo
92512 Boulogne-Billancourt
Cedex, France
Attention: Investor Relations
(+33)1-5538-4000

        To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on August 3, 2004 with respect to the Original Dollar Notes, and 4:00 p.m., Luxembourg time on August 3, 2004 with respect to the Original Euro Notes. The exchange offer can be extended by us in our sole discretion.

        Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or susperseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

MARKET AND INDUSTRY DATA

        This prospectus contains information about Rhodia's markets and its competitive position therein, including market sizes and market share information. Rhodia is not aware of any exhaustive industry or market reports that cover or address all of its markets. Therefore, Rhodia assembles information on its markets through its divisions and enterprises, which in turn compile information on Rhodia's local markets annually. They derive that information from formal and informal contacts with industry professionals (such as professional associations), publications data (such as gross domestic product or client industry publications), annual reports of its competitors and market research by independent consultants. Rhodia estimates its position in its markets based on the market data referred to above. Although Rhodia has commenced compiling market share data for the year 2003, Rhodia has not yet completed the process. Accordingly, some market size and market share data contained in this prospectus may relate to the year 2002.

        Rhodia believes that the market share information contained in this prospectus provides fair and adequate estimates of the size of its markets and fairly reflects its competitive position within these markets. However, Rhodia's internal company surveys and management estimates have not been verified by an independent expert, and Rhodia cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same results. In addition, Rhodia's competitors may define their markets differently than Rhodia does.

SUMMARY

        The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Accordingly, this summary may not contain all of the information that may be important to you. We urge you to carefully read and review this prospectus, as well as Rhodia's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, that is incorporated by reference and the financial statements included in that Annual Report, and the other documents to which this prospectus refers in order to fully understand our Company, the exchange offer and the terms of the Exchange Notes. You should also read the "Risk Factors" section to determine whether participating in the exchange offer is appropriate for you.

Rhodia

        We are one of the world's leading manufacturers of specialty chemicals, with sales in over 130 countries. For the fiscal year ended December 31, 2003, our net sales were EURO5,453 million. We provide a wide range of innovative products and services to the consumer care, food, industrial care, pharmaceuticals, agrochemicals, Automotive, Electronics & Fibers markets. In 2003, we recorded a net loss of EURO1,369 million, and our research and development expenses totaled 3.4% of net sales. As of December 31, 2003, we had 23,059 employees. We are listed on the Paris and New York stock exchanges under the symbol "RHA."

        The table below sets forth our simplified organizational structure of four divisions operating through 17 enterprises, which was in place for the year ended December 31, 2003.

Business Divisions
Consumer Care & Food	Automotive, Electronics & Fibers	Industrial Care & Services	Pharmaceuticals & Agrochemicals
Specialty Phosphates; Home, Personal Care & Industrial Ingredients ("HPCII"); Acetow; Phosphorus & Performances Derivatives; and Food Ingredients	Textile Yarns; Polyamide Intermediates and Polymers; Technical Fibers & Industrial Yarns; Engineering Plastics; and Electronics & Catalysis	Performance Products for Multifunctional Coatings ("PPMC"); Silicones; Eco Services; and Rhodia Silica Systems	Rhodia Pharma Solutions; Perfumery, Performance & Agrochemicals; and Intermediates

Consumer Care & Food (EURO2,044 million, 37.5% of our net sales for 2003)

        This Division serves the consumer care and food markets through five separate enterprises: Specialty Phosphates; Home, Personal Care & Industrial Ingredients ("HPCII"); Acetow; Phosphorus & Performance Derivatives ("PPD"); and Food Ingredients. Our technologies for these markets include phosphates, surfactants, cellulose acetate tow, phosphorus derivatives, hydrocolloids and food cultures. Certain of these technologies enhance food safety, improve the texture and taste of foods and lengthen shelf life. Others are used by the cosmetics and detergents industries, as well as in industrial applications and cigarettes.

Automotive, Electronics & Fibers (EURO1,317 million, 24.2% of our net sales for 2003)

        This Division serves the Automotive, Electronics and Fibers markets through five separate enterprises: Textile Yarns; Polyamide Intermediates and Polymers; Technical Fibers & Industrial Yarns; Engineering Plastics; and Electronics & Catalysis. Our technologies for the automotive market reduce exhaust gas emissions, enhance automotive safety, reduce vehicle weight and improve vehicle comfort and aesthetics. Our technologies for the electronics market are used by our customers to enable a reduction in component size and the conservation of energy. Our fibers technologies improve durability, enhance feel and appearance, improve insulation properties and decrease weight. In addition, our technologies are used in the development of certain "smart" fibers that eliminate odors and kill germs.

Industrial Care & Services (EURO1,263 million, 23.2% of our net sales for 2003)

        This Division serves the industrial markets through four enterprises: Performance Products for Multifunctional Coatings; Silicones; Rhodia Silica Systems; and Eco Services. Our technologies for the industrial care market make surfaces more resistant to wear, create environmentally-friendly products and develop "smart" paints that eliminate odors and repel dirt.

Pharmaceuticals & Agrochemicals (EURO713 million, 13.1% of our net sales for 2003)

        This Division serves the pharmaceutical, perfumery and agrochemical markets through three enterprises: Rhodia Pharma Solutions; Perfumery, Performance & Agrochemicals; and Intermediates. Our technologies for the pharmaceutical market increase the effectiveness of certain active ingredients and assist in the development of critical pharmaceutical molecules. Our technologies for the agrochemical and perfumery markets improve the efficacy of active ingredients and enhance flavor and fragrances.

Strategy

        Our strategy is focused on three main prongs:

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  focusing our portfolio around selected technologies with strong and sustainable competitive positions;

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  Forming new partnerships with our customers; and

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  Prioritizing our development in China.

        We have identified two strategic pillars for our strategic growth:

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  Applications Chemistry, including Performance Products for Multifunctional Coatings ("PPMC"), our Home Personal Care & Industrial Ingredients ("HPCII"), Rare Earths, Silicones and Rhodia Silica Systems ("RE3S") and Phosphorous & Performance Derivatives ("PPD"); and

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  Specialty Materials and Services, including Acetow, Eco-Services and the Polyamide chain.

        We believe that our Applications Chemistry businesses can be a source of development and growth through our formulation know-how, market knowledge, network of customer partnerships, technologies and cross-fertilization, and innovative pipeline. We believe that our Specialty Materials and Services businesses can be a recurrent source of cash generation by focusing on cost-competitiveness, high rate of capacity utilization, targeted markets and customers, and long-term commercial relationships. We intend to restructure and reposition our Fine Chemistry businesses, consisting of Rhodia Pharma Solutions and Perfumery, Performance & Agrochemicals enterprises, by implementing a more efficient, leaner organization, increasing the portfolio of potential products in order to create a sustainable pipeline, capitalizing on our global integrated diphenols chain, and restructuring the agro-synthesis business.

Our Restructuring and Refinancing Plan

        As general economic and business conditions deteriorated in 2003 and our financial results declined, we initiated a restructuring of our businesses and implemented major cost reduction initiatives across the organization. In addition, we are currently implementing a recapitalization and refinancing plan designed to strengthen our capital structure and extend the maturities of our outstanding indebtedness. Under our new management team in place since October 2003, we are focused on:

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  simplifying and streamlining our management and organizational structure to reduce costs and increase efficiency;

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  refocusing our business portfolio based on our long-term business strategy; and

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  improving our capital structure and in particular refinancing our outstanding debt and securing our medium-term liquidity.

Simplify and Streamline our Management and Organizational Structure

        We are implementing a plan to simplify our organizational structure and reduce our fixed costs. This includes, among other things, the reduction of our 17 enterprises to nine, with direct reporting to top management, and the reorganization of our support functions into group-wide platforms. We are targeting annual savings from this rationalization of EURO165 million with full year effect from 2006.

        We are in the process of reducing our 17 enterprises to nine as follows:

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  our HPCII, Acetow, PPMC, Perfumery Performance & Agrochemicals, PPD, Eco Services and Rhodia Pharma Solutions enterprises will remain separate enterprises, with the European activities of our former Intermediates enterprise rolled into PPMC;

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  our former Textile Yarns, Polyamide Intermediates & Polymers, Technical Fibers & Industrial Yarns, and Engineering Plastics enterprises are being combined with the Brazilian activities of our former Intermediates enterprise to form a single Polyamide enterprise; and

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  our former Electronics & Catalysis enterprise is being combined with our former Silicones and Rhodia Silica Systems enterprises to form a new RE3S enterprise.

        Moreover, we are continuing our efforts to reduce the fixed costs of our industrial activities and in particular to reduce the number of manufacturing facilities and optimize our operations overall. We are targeting annual savings from our fixed cost reduction plan of EURO80 million with full year effect from 2006.

Refocus our Business Portfolio

        We are rationalizing and refocusing our portfolio of businesses with the dual objectives to reduce our debt and to optimize our asset mix. In this regard and in accordance with undertakings to our lenders, we are implementing an asset disposal program, from which we expect to generate at least EURO700 million of divestiture proceeds in 2004. On June 1, 2004, we announced we had finalized the sale to Danisco of part of our food ingredients business, for gross proceeds of EURO320 million. In addition, we have recently completed the sale of our European specialty phosphates business and signed definitive agreements for the sale of our North American specialty phosphates business.

Strengthen our Capital Structure and Secure our Medium-Term Liquidity

        After having renegotiated the majority of our credit facilities with our principal lenders in December 2003 under a Secured Coordination Agreement ("SCA"), we are implementing a recapitalization and refinancing plan designed to strengthen our capital structure and balance sheet and extend the maturity of our outstanding indebtedness. Our refinancing and recapitalization plan is described in detail under "Recent Developments—Refinancing Plan".

        The foregoing are statements of future expectations and forward-looking statements. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. See "Cautionary Note Regarding Forward-looking Statements." For more information about our reorganization, see "Item 5. Operating and Financial Review and Prospects" of our Annual Report on Form 20-F for the year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission on March 23, 2004.

General

        Rhodia is a société anonyme, a form of limited liability company, domiciled in, incorporated under and governed by the laws of, France. Rhodia's corporate governance structure is set out in its by-laws (statuts), which were last amended on May 21, 2002. Rhodia's registered office is located at 26, quai Alphonse Le Gallo, 92512 Boulogne-Billancourt Cedex, France, and its phone number at this location is +331-5538-4000.

        Rhodia's shares are listed on the Premier Marché of Euronext Paris, and its ADRs are listed on the New York Stock Exchange where they trade under the symbol "RHA".

SUMMARY OF THE EXCHANGE OFFER

        On May 17, 2004, Rhodia issued through a private placement:

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  $647,500,000 aggregate principal amount of unregistered 10 1/4% senior notes due 2010 and

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  EURO181,000,000 aggregate principal amount of unregistered 10 1/2% senior notes due 2010.

        Rhodia sold the notes to Credit Suisse First Boston, BNP Paribas, Goldman Sachs International, CALYON and Natexis Banques Populaires. These parties are referred to collectively as the "Initial Purchasers". In connection with that private placement, Rhodia and Credit Suisse First Boston, BNP Paribas and Goldman Sachs International, as representatives of the Initial Purchasers entered into an exchange and registration rights agreement dated May 17, 2004 (the "Registration Rights Agreement") in which Rhodia agreed, among other things, to complete an exchange offer whereby the Original Notes would be exchanged for registered notes having substantially identical terms as the Original Notes, except that the Exchange Notes shall not be subject to transfer restrictions and will not be entitled to registration rights.

        We have summarized below the terms of the exchange offer. This summary is not complete. For a more detailed description of the offer, see "The Exchange Offer".

The Exchange Offer	Rhodia is offering to exchange:
• $1,000 principal amount of its 10 1/4% senior notes due 2010 that have been registered under United States securities laws for each $1,000 principal amount of its 10 1/4% senior notes due 2010 that it issued on May 17, 2004 in a private offering,
• EURO1,000 principal amount of 10 1/2% senior notes due 2010 that have been registered under United States securities laws for each EURO1,000 principal amount of 10 1/2% senior notes due 2010 that it issued on May 17, 2004 in a private offering,
The form and terms of each series of the Exchange Notes are substantially identical in all material respects to each series of the Original Notes. However, as the Exchange Notes have been registered under the United States securities laws, they will not contain the transfer restrictions and registration rights applicable to the Original Notes as set forth in the Registration Rights Agreement.
In order to be exchanged, an Original Note must be properly tendered and accepted. All Original Notes that are validly tendered and not withdrawn will be exchanged. Rhodia will issue the Exchange Notes on or promptly after the expiration of the exchange offer.
Exchange and Registration Rights Agreement	Rhodia sold the Original Notes to the Initial Purchasers on May 17, 2004. At that time, Rhodia signed the Registration Rights Agreement, which requires it to conduct this exchange offer.
This exchange offer is intended to satisfy those rights set forth in the Registration Rights Agreement. After this exchange offer is complete, you will no longer be entitled to registration rights with respect to the Original Notes that you do not exchange.

Consequences of failure to exchange your Original Notes	If you do not tender your Original Notes in this exchange offer as described in this prospectus your Original Notes will continue to be subject to restrictions on transfer. In general, you may not offer or sell your Original Notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws. As a result of the restrictions on transfer and the availability of Exchange Notes, the Original Notes are likely to be much less liquid than before the exchange offer.
Expiration Date	The exchange offer will expire at 5:00 pm, New York City time, on August 3, 2004 with respect to the Original Dollar Notes and at 4:00 p.m., Luxembourg time, on August 3, 2004 with respect to the Original Euro Notes, unless Rhodia decides to extend the expiration date.
Conditions of the Exchange Offer	The exchange offer is subject to conditions that Rhodia may waive. The exchange offer is not conditioned upon any minimum amount of Original Notes being tendered for exchange. Rhodia reserves the right, subject to applicable law, prior to the expiration of the exchange offer:
	•	to delay the acceptance of the Original Notes;
	•	to terminate the exchange offer;
	•	to extend the expiration date of the exchange offer and retain all Original Notes tendered subject to the right of tendering noteholders to withdraw their tender of Original Notes; and
	•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.
Furthermore, Rhodia will not be required to accept for exchange any Original Notes, and may amend or terminate the exchange offer if any of the following conditions or events occurs:
	•	the exchange offer, or the making of any exchange by a holder of an Original Note violates applicable law or any applicable interpretation of the staff of the SEC;
	•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in Rhodia's reasonable judgment, would impair its ability to proceed with the exchange offer;
	•	any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated which, in Rhodia's reasonable judgment, would impair its ability to proceed with the exchange offer;

	•	a stop order has been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement, or proceedings have been initiated or, to our knowledge, threatened for that purpose; or
	•	a material adverse change has occurred in the financial condition, results of operations or business of Rhodia which, in Rhodia's reasonable judgment, would impair its ability to proceed with the offer.
Procedures for Tendering Original Notes	If you wish to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the appropriate exchange agent at the address set forth in the letter of transmittal. Provided, however, that holders of Original Notes that are DTC participants may follow the procedures for book-entry transfer which include transmission of a computer-generated message in lieu of a letter of transmittal. These materials must be received by the dollar notes exchange agent before 5:00 p.m., New York City time, on August 3, 2004 or by the euro notes exchange agent before 4:00 p.m., Luxembourg time, on August 3, 2004. You must also provide:
	•	a confirmation of any book-entry transfer of Original Notes tendered electronically into the exchange agent's account with DTC, Euroclear or Clearstream. You must comply with DTC'S, Euroclear's or Clearstream's respective standard operating procedures for electronic tenders, by which you will agree to be bound in the letter of transmittal; or
	•	physical delivery of your Original Notes to the exchange agent's address as set forth in the letter of transmittal.
The letter of transmittal must also contain the representations you must make to us as described under "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners	If you are a beneficial owner of Original Notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Original Notes, you should contact the registered holder promptly and instruct them to tender your Original Notes on your behalf.
Guaranteed Delivery Procedures for Original Notes	If you cannot meet the expiration deadline, or you cannot deliver your Original Notes, the letter of transmittal or any other required documentation, or comply with DTC's, Euroclear's or Clearstream's respective standard operating procedures for electronic tenders on time, you may tender your Original Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Withdrawal Rights	You may withdraw the tender of your Original Dollar Notes at any time prior to 5:00 pm, New York City time and may withdraw the tender of your Original Euro Notes at any time prior to 4:00 p.m., Luxembourg time on August 3, 2004, by sending a tested telex or SWIFT message to DTC, Clearstream or Euroclear, as applicable, indicating your intention to withdraw your Original Notes. You must also follow the withdrawal procedures as described under the heading "The Exchange Offer—Withdrawal of Tenders."
Resales of Exchange Notes	Based on interpretive letters of the SEC staff to third parties unrelated to it, Rhodia believes that you will be able to offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of federal securities laws, provided that:
• you are acquiring any Exchange Notes in the ordinary course of your business;
• you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the Original Notes or the Exchange Notes;
• you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of Rhodia; and
• If you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the Exchange Notes.
The SEC staff has not considered this exchange offer in the context of a no-action letter, and Rhodia cannot assure you that the staff would make a similar determination with respect to this exchange offer.
If Rhodia's belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. Rhodia does not and will not assume or indemnify you against this liability.
If you are an affiliate of Rhodia, are engaged in or plan to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

• you cannot rely on the applicable interpretations by the staff of the SEC; and
• you must comply with the registration requirements of the federal securities laws in connection with any resale transaction.
Exchange Agents	The Bank of New York, London, and The Bank of New York (Luxembourg) S.A. are serving as the exchange agents for the Original Euro Notes and The Bank of New York is serving as the exchange agent for the Original Dollar Notes in connection with the exchange offer. In this prospectus, The Bank of New York, London, and The Bank of New York (Luxembourg) S.A. are referred to as the "euro notes exchange agent" and The Bank of New York is referred to as the "dollar notes exchange agent". The Bank of New York, London, can be reached at 30 Cannon Street, London EC4M 6XH, United Kingdom, Attention Julie McCarthy or Amanda Smith, its telephone number is +44 207 964 6513/7235 and its facsimile number is +44 207 964 6369/7294. The Bank of New York (Luxembourg) S.A. can be reached at Aerogolf Centre, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg, Attention Global Corporate Trust; its telephone number is +352 2634 0571 and its facsimile number is +352 2634 771. The Bank of New York can be reached at 101 Barclay Street, New York, NY 10286, Attention: Giselle Guadalupe; its telephone number is (212) 815-6331 and its facsimile number is (212) 298-1915.
U.S. Federal Income Tax Considerations	Rhodia believes that your exchange of Original Notes will not result in any gain or loss to you for U.S. federal income tax purposes. See "Certain Tax Considerations—United States Income Tax Considerations" in this prospectus.
Use of Proceeds	Rhodia will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The following summary of the terms of the Exchange Notes is not complete. For a more detailed description of the Exchange Notes, see "Description of Notes". Capitalized terms used in this summary are defined in the "Description of Notes—Certain Definitions" section of this prospectus.

        The form and terms of the Exchange Notes and the Original Notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes. The Exchange Notes will be governed by the same indentures as the Original Notes. References to the "Notes" refer to the Original Notes and Exchange Notes, collectively.

Issuer	Rhodia.
Exchange Notes Offered	$647.5 million aggregate principal amount of 10 1/4% Dollar Senior Notes due 2010;
EURO181.0 million aggregate principal amount of 10 1/2% Euro Senior Notes due 2010.
Maturity Dates	The Exchange Notes will mature on June 1, 2010.
Interest Payment Dates	June 1 and December 1 of each year, commencing on December 1, 2004.
Guarantees	The Notes will initially not benefit from any Guarantees. Subsequent to the date of issuance of the Notes, if a Restricted Subsidiary enters into a guarantee of Debt of Rhodia, that Restricted Subsidiary must also guarantee the Notes.
Ranking	The Exchange Notes will be senior unsecured obligations of Rhodia and will rank:
• senior to all our existing and future senior subordinated and subordinated debt;
• pari passu with all our other existing and future unsecured senior debt of which EURO1,620 million was outstanding as of December 31, 2003;
• effectively junior to our secured debt up to the value of the collateral securing that debt of which EURO0 was outstanding as of December 31, 2003; and
• effectively junior to all existing and future liabilities of our subsidiaries of which EURO750 million was outstanding as of December 31, 2003, and guarantees by Rhodia's subsidiaries of Rhodia's Debt totaling $290 million as of December 31, 2003.
As of December 31, 2003, after giving effect to this offering and the use of the net proceeds from this offering:
• Rhodia and its consolidated subsidiaries would have had total financial debt (including short-term debt) of EURO3,085 million;
• Rhodia would have had EURO786 million secured indebtedness outstanding including EURO217 million of capital lease obligations;

• Rhodia had subordinated debt of EURO605 million; and
• Rhodia's subsidiaries would have had EURO373 million of net debt to third parties and would not have guaranteed any of Rhodia's indebtedness. In addition, such subsidiaries are subject to substantial other liabilities outstanding, including trade payables and deferred income taxes.
The foregoing information takes into account and assumes full implementation of our refinancing plan. See "Recent Developments—Refinancing Plan". See also "Risk Factors—Risks Related to our Indebtedness and the Notes—Our structure as a holding company could adversely affect our ability to meet our obligations under the Notes" and "Capitalization."
Optional Redemption	At any time on or after June 1, 2007, Rhodia may, on one or more occasions, redeem up to 35% of each series of the Exchange Notes at the prices listed under "Description of Notes—Optional Redemption" with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of any series of Exchange Notes so redeemed remains outstanding immediately after the occurrence of such redemption, and the redemption occurs within 120 days of the closing of such Equity Offering.
Either or both series of the Exchange Notes may also be redeemed, in whole but not in part, at any time, following certain changes in tax laws at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of the redemption and certain special interest and additional amounts, if any. See "Description of Notes—Optional Redemption for Taxation Reasons."
Except as described in the preceding two paragraphs the Exchange Notes will not be redeemable at our option.
Mandatory Repurchases	If Rhodia experiences a change of control, each holder of the Exchange Notes may require Rhodia to repurchase all or a portion of such holder's Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and certain special interest and additional amounts, if any, to the repurchase date. See "Description of Notes—Repurchase at the Option of Holders—Change of Control".
Rhodia is also required to offer to repurchase the Exchange Notes out of the excess proceeds, if any, of certain asset sales at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and certain special interest and additional amounts, if any, to the repurchase date. See "Description of Notes—Repurchase at the Option of Holders—Asset Sales."

These mandatory repurchase requirements will not apply to the Exchange Notes during the time a Suspension Event is in effect as described under "Basic Covenants" below.
Basic Covenants	Rhodia issued each series of Notes under a separate indenture. Before the time that a series of the Exchange Notes receives an Investment Grade Rating from both Standard & Poor's Ratings Group and Moody's Investors Service, Inc. and certain other conditions are satisfied (which is referred to as a Suspension Event) and at any subsequent time that such series of Exchange Notes ceases to have an Investment Grade Rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., the indenture relating to such series will, among other things, limit Rhodia's ability and the ability of its Restricted Subsidiaries to:
	•	borrow money and issue preferred stock;
	•	pay dividends on, redeem or repurchase share capital or make certain other distributions;
	•	make certain restricted payments and investments;
	•	create certain liens;
	•	create restrictions on the ability of Rhodia's Restricted Subsidiaries to pay dividends or other amounts to Rhodia;
	•	permit Rhodia's Restricted Subsidiaries to guarantee debt of Rhodia;
	•	merge, consolidate or sell, assign or transfer all or substantially all of Rhodia's assets;
	•	engage in certain transactions with affiliates;
	•	enter into certain sale and leaseback transactions;
	•	expand into unrelated businesses; and
	•	pay any holders of Notes as an inducement to any consent, waiver or amendment without paying all such holders.
After a Suspension Event with respect to either series of Exchange Notes, and until such time, if any, at which that series ceases to have an Investment Grade Rating from either of Standard & Poor's Ratings Group or Moody's Investors Service, Inc., the above limitations, and the mandatory repurchases in the event of a change of control or certain asset sales described above, will not apply to that series of Exchange Notes, but the following covenants contained in the applicable indenture will, among other things, limit Rhodia's ability and the ability of its Restricted Subsidiaries to:
	•	create certain liens;
	•	enter into certain sale and leaseback transactions; and

• merge, consolidate or sell, assign or transfer all or substantially all of its assets.
These covenants are subject to important exceptions. For more detail, see "Description of Notes—Certain Covenants."
Special U.S. Federal Income Tax Considerations	Because the Notes were issued at a discount to their principal amount, the Notes were issued with original issue discount for United States federal income tax purposes. Thus, in addition to the stated cash interest on the Notes, U.S. holders will be required to include the amounts representing the original issue discount in gross income on a constant yield basis in advance of receipt of the cash payments to which such income is attributable. For a discussion on the material tax consequences of an investment in the Notes, see "Certain Tax Considerations."
Trustee	The Bank of New York.
Listing	The Original Notes have been accepted for listing on the Luxembourg Stock Exchange and application will be made to list the Exchange Notes on the Luxembourg Stock Exchange.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" herein prior to deciding to tender your Original Notes in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

        The following tables set forth the Ratio of Earnings to Fixed Charges for Rhodia for each of the five years during the period ended December 31, 2003.

(French GAAP)

	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges	2.9	2.5	*	1.7	*
Pro Forma Ratio of Earnings to Fixed Charges					*

(*)
The ratio coverage was less than 1:1 due to Rhodia's loss in 2001 and 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of EURO273 million and EURO1,107 million, respectively. In addition, the pro forma ratio coverage for 2003 was less than 1:1. To achieve a pro forma coverage ratio of 1:1, Rhodia must generate additional earnings of EURO1,149 million.

(U.S. GAAP)

	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges	2.9	2.5	*	1.9	*
Pro Forma Ratio of Earnings to Fixed Charges					*

(*)
The ratio coverage was less than 1:1 due to Rhodia's loss in 2001 and 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of EURO347 million and EURO1,160 million, respectively. In addition, the pro forma ratio coverage for 2003 was less than 1:1. To achieve a pro forma coverage ratio of 1:1, Rhodia must generate additional earnings of EURO1,202 million.

        The Ratio of Earnings to Fixed Charges is computed by dividing earnings by fixed charges. For the purposes of calculating the Ratio of Earnings to Fixed Charges, earnings represents pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges represent interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness and capitalized interest, plus a reasonable approximation of the interest factor within rental expense. Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor. The Pro Forma Ratio of Earnings to Fixed Charges includes adjustments to fixed charges for the estimated net increase in interest expense and amortization of capitalized expenses related to indebtedness of EURO42 million for 2003 from the issuance of the Notes.

        The differences in pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees in 2002 and 2003 between French GAAP and U.S. GAAP relate to the amortization of goodwill and indefinite-lived intangible assets for French GAAP but not for U.S. GAAP, for the years 1999 to 2003 to the accounting for disposals of businesses in 2002 and 2003, that qualified as a component of an entity, as discontinued operations for U.S. GAAP but not for French GAAP, for the years 2001, 2002 and 2003 to the accounting for environmental indemnifications paid by Aventis and to the differences in the accounting for goodwill impairment and long-lived asset impairment for 2003 (see Note 31 to the Consolidated Financial Statements).

RISK FACTORS

        You should carefully consider the following risks and other information contained in or incorporated by reference into this prospectus before deciding to tender your Original Notes in the exchange offer. The risks described below are not the only risks facing our company. Additional risks not presently known to us or which we consider immaterial based on information currently available to us also may materially adversely affect our company. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results could be materially adversely affected.

        This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks we face as described below and elsewhere in this prospectus and the documents incorporated by reference. See "Forward-Looking Statements".

Risks Related to our Indebtedness and the Notes

Our substantial level of indebtedness could materially adversely affect our ability to fulfill our obligations under our debt agreements, our ability to react to changes in our business and our ability to incur additional debt to fund future needs

        We have a substantial amount of debt. As of December 31, 2003:

  •
  we had gross financial debt (long-term debt plus short-term borrowings and current portion of long-term debt) of EURO3,333 million;

  •
  we had securitized trade and other receivables generating net cash proceeds of EURO413 million;

  •
  future minimum lease payments for operating leases amounted to EURO87 million; and

  •
  we had granted guarantees in respect of indebtedness of our joint ventures and other non-consolidated companies in the amount of EURO173 million.

        As of December 31, 2003, our cash and marketable securities amounted to EURO766 million and our stockholders' equity (excluding minority interests) amounted to EURO252 million. Our cash position has decreased substantially since December 31, 2003, due principally to the payment on February 20, 2004 of the first prepayment installment of our U.S. private placement notes amounting to EURO149 million and increased working capital requirements, with the latter resulting from a seasonal increase in sales, decreased volumes of receivables securitized under our securitization programs, a reduction in supplier credit and limited payments of debt that was outside the scope of the SCA. Based on our unaudited interim accounts, we estimate that as of March 31, 2004, our cash, cash equivalents and marketable securities amounted to approximately EURO409 million. Our substantial debt has had important consequences in the past and may continue to do so in the future. These consequences include:

  •
  making it more difficult for us to satisfy our obligations;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  placing us at a competitive disadvantage compared to our competitors that have relatively less debt; and

  •
  limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other purposes.

We do not expect to generate positive net cash from operating activities in the near- to mid-term sufficient to meet our liquidity needs. Our ability to meet our short-term financial obligations and to finance our operations depends on the success of our refinancing plan and asset disposal program, and our ability to refinance debt maturing in the medium-term depends on our ability to secure new sources of financing

        Our ability to repay our indebtedness, to fund our operations and make necessary capital expenditures depends on our ability to generate cash. While our operating activities have historically provided net cash (EURO676 million in 2001 and EURO506 million in 2002), they used EURO27 million in net cash in 2003. Capital expenditures amounted to EURO483 million, EURO374 million and EURO233 million in 2001, 2002 and 2003, respectively. This decline in cash from operating activities resulted both from structural factors endemic to our industry and the global economy, including weak demand, higher raw material costs and the increase in the value of the euro relative to other currencies, as well as from factors specific to us, including restructuring charges and increased financial expenses. A number of these factors are beyond our control and are described elsewhere in this section. In light of these unfavorable conditions and the cash impact of our restructuring programs, we do not expect to generate positive cash flow from our industrial and commercial operations (i.e., net cash provided by operating activities less capital expenditures) through at least 2004. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could be required to refinance all or a portion of our debt before maturity, seek additional equity capital or sell additional assets. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

        Because of our current difficulties in generating net cash from our operating activities and our restricted access to external sources of financing as further described below, our ability to meet our short-term financial obligations and finance our capital expenditures and operating activities depends on the success of our refinancing plan and asset disposal program. Although we believe that our available sources of liquidity, together with expected net proceeds of approximately EURO444 million from our rights offering, EURO674 million from our offering of the Original Notes and EURO700 million from our planned asset disposal program, will be sufficient to satisfy our financing needs during 2004 and 2005, this may not prove to be the case.

        In particular, the success of our asset disposal program is subject in part to market conditions. The specialty chemicals industry is currently suffering from difficult economic conditions and the valuation of assets earmarked for disposal is frequently lower than that of recent years. In addition, because competition in some of the industries in which we operate is concentrated, certain potential purchasers may be deterred by competition law considerations from acquiring (or seeking to acquire) assets that we are seeking to dispose of, which may negatively affect the valuation of these assets. If we are unable to obtain the valuations that we expect for the assets we are disposing, we may have to dispose of additional assets, including assets that we would otherwise have considered core activities with higher relative profitability and cash generating capacity, in order to satisfy our undertakings under the RFA (as defined below) or to secure our liquidity. In addition, disposals of our assets and businesses will mechanically cause our revenues and operating income to decrease and, to the extent we have to sell core assets, could dilute our cash-generating or earnings capacity. To the extent that the actual proceeds from the refinancing plan are lower than we currently expect, we could, to such extent, have difficulty meeting our short-term liquidity requirements absent additional financing.

        We will continue to have significant liquidity needs in the medium-term that we will not be able to meet without obtaining additional external financing or renegotiating existing facilities. Based on our current assumptions as to liquidity needs and operating conditions, including exchange rates and raw material prices, among others, we currently expect that after taking into account the proceeds of the rights offering and the Original Notes offering, and the assumed proceeds of our asset disposal program, our current sources of liquidity, together with amounts drawn under the Refinancing Facilities Agreement, should be sufficient to meet our liquidity needs through the end of 2005. In March 2006, EURO300 million of notes we issued under our Euro Medium Term Note Program and EURO569 million that we expect to draw under the Refinancing Facilities Agreement will mature. Our ability to refinance this indebtedness will depend in part on our ability to maintain existing sources and obtain new sources of liquidity. Our efforts to maintain and obtain such sources may not succeed, and the costs relating to any such refinancing could be material. This could have a material adverse impact on our liquidity, results of operations and financial condition.

        The expectations of our future liquidity included in the paragraphs above are forward-looking statements based on a number of assumptions, including assumptions regarding expected cash flows from operations, interest rates, raw material prices and currency exchange rates. Assumptions regarding such factors are subject to inherent uncertainties, as well as the risks described elsewhere herein. Our assumptions and beliefs may prove incorrect, which could cause our actual liquidity to vary.

We recently renegotiated a significant portion of our bank debt due to pending breaches of financial covenants. If we are unable to comply with the conditions to this renegotiation, our ability to finance our operations and service our debt in the near-term will be severely compromised

        Because we expected to be unable to meet certain of the financial covenants contained in certain of our financing arrangements, we entered into a secured co-ordination agreement (the "SCA") with 23 of our lenders on December 23, 2003. The SCA was in effect through May 14, 2004. The SCA covers committed and uncommitted lines of credit and other financing arrangements, referred to in the SCA as "affected" facilities, of which approximately EURO968 million was drawn as of November 30, 2003, the calculation date of the SCA, and approximately EURO449 million was undrawn. Under the SCA, we agreed to pre-pay a portion of the principal outstanding under the affected facilities. The remaining amounts drawn under these affected facilities remained outstanding until the term of the SCA. Our ability to draw on undrawn portions of the affected facilities was cancelled upon the signing of the SCA. The affected facilities included our syndicated credit facility and lines of credit of certain affiliates. The SCA provided for the extension of any final maturity dates falling prior to the term date of the SCA to no later than that date. All amounts due and payable prior to the term date of the SCA were rolled over to such term date. The SCA also provided for the harmonization of interest periods, covenants, financial ratios and events of default across the affected facilities. Under the SCA, the lenders agreed to maintain the affected facilities and not to take any action with respect to any default that may have occured under the affected facilities. Under the terms of the SCA, we agreed to pay higher interest rates on amounts outstanding under the affected facilities, which will increase our financing requirements. We describe the SCA in further detail under "Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources—Debt Refinancing" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

        The SCA was also subject to representations and undertakings that applied to, and overrode current representations and undertakings in, all affected facilities. In particular, we were required to satisfy the following undertakings:

  •
  implement an asset disposal program generating net cash proceeds of not less than EURO700 million by December 31, 2004, of which EURO400 million was required to be generated by June 30, 2004 (with EURO200 million actually received by us in cash unconditionally by that date and EURO200 million to be received in cash subsequently under binding agreements entered into prior to June 30, 2004); and

  •
  negotiate and agree revised covenants and events of default with the counterparties under certain of our operating lease programs.

        Upon expiration of the SCA, credit facilities with approximately EURO885 million outstanding (which included EURO135 million of unconsolidated indebtedness) as of December 31, 2003 were cancelled and replaced by a Refinancing Facilities Agreement (or "RFA") that we signed with certain of the SCA lenders on March 31, 2004. The RFA provides for a single medium- and short-term credit facility, in a reduced amount of approximately EURO758 million. We have drawn on the RFA subsequent to the closing of the rights offering to reimburse amounts outstanding under certain SCA affected facilities. Our ability to draw down under the Refinancing Facilities Agreement was subject to certain conditions precedent, including:

  •
  receipt of at least EURO300 million in net cash proceeds from the rights offering;

  •
  execution of amendments to three of our operating leases;

  •
  maintenance of our existing securitization programs or their replacement with new securitization programs throughout the term of the Refinancing Facilities; and

  •
  implementation of the security sharing agreement pursuant to the SCA, under which we grant a security package to the lenders.

        We may be unable to fulfill our obligations set out in the RFA. The success of the asset disposal program depends on the factors described in the preceding risk factor. Although we have now signed agreements to amending the relevant leases we were required to obtain a waiver of the condition that such amendments be effective before we could send a notice to draw down under the RFA. Two of our securitization programs, through which we had sold receivables generating a net cash collection of approximately EURO160 million as of December 31, 2003, expire in June 2004. We are currently negotiating short-term extensions with respect to both programs. No assurances can be given, however, as to the outcome of such negotiations. We have obtained a waiver of the condition precedent to draw down under the RFA that we maintain or replace our existing securitization programs for the term of the RFA.

        Many of our remaining financing agreements include cross-default and cross-acceleration provisions as a result of which a payment default (subject to a certain threshold), an acceleration, or a failure to respect financial covenants under one agreement may result in an event of default or acceleration event under such other agreements. In such an event, the lenders could elect to declare all amounts outstanding under such facilities immediately due and payable. Although we would expect to negotiate with our lenders to seek a waiver of such default or an amendment to the relevant agreement, such negotiations might not be successful. In the event of any acceleration of our debt under our other financing arrangements, we cannot assure you that our assets will be sufficient to repay our obligations in full.

Other agreements governing our financial indebtedness contain financial covenants that we may fail to meet in the future

        The SCA and RFA do not cover all of our financing arrangements. Other financing arrangements with financial covenants that we did not expect to be able to meet as of December 31, 2003 included the note purchase agreement governing our $290 million private placement notes, certain operating leases and one of our receivables securitization programs. We have been required to renegotiate these agreements in order to prevent or cure potential events of default. Certain of these agreements, as well as the Refinancing Facilities Agreement, contain or will contain financial covenants with which we will be required to comply following the expiration of the SCA.

        We amended the U.S. private placement note purchase agreement as of September 12, 2003 to modify certain financial covenants with which we would not have been able to comply as of June 30, 2003. As a result of the continued deterioration of our financial condition in the second half of 2003 and the impairment of our tangible and intangible long-term assets, we were unable to satisfy the amended covenants as of December 31, 2003. We therefore renegotiated the terms of the notes and agreed to prepay the notes in full. We agreed to prepay the principal amount in two equal installments in February and June 2004, in each case with interest and "make-whole" payments. We paid the first installment of EURO149 million on February 20, 2004.

        In December 2003, we entered into consent and waiver letters with respect to three operating leases and we amended the affected securitization program, in order to harmonize their financial covenants with the financial covenants in the SCA and to cure any potential breach. Pursuant to the consent and waiver letters, we agreed to negotiate amendments to the three leases, and as a result we recorded such leases as capital leases as of December 31, 2003. The capitalization of these three leases increased our reported financial debt as of December 31, 2003 by approximately EURO189 million. We have signed definitive agreements to amend the leases on the basis of detailed terms set out in the RFA. The renegotiated leases contain financial covenants applicable to Rhodia Inc., a U.S. subsidiary, as further described under "Recent Developments—Leases" and in "Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources—Leases" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003. Failure to comply with the financial covenants under the operating leases as finally agreed would constitute an event of default thereunder and could trigger cross-defaults under our other financing arrangements.

        Pursuant to the Refinancing Facilities Agreement, we are required to meet the following financial ratios at the dates indicated:

	Consolidated net indebtedness: Adjusted EBITDAR	EBITDAR Net financial expenses	Consolidated net indebtedness	Actual Restructuring Costs/Budgeted Restructuring Costs
03/31/04	9.5 : 1.0	1.75 : 1.0	EURO4.05 billion	—
06/30/04	9.5 : 1.0	1.20 : 1.0	EURO3.45 billion	—
09/30/04	9.0 : 1.0	1.20 : 1.0	EURO3.45 billion	—
12/31/04	9.0 : 1.0	1.20 : 1.0	EURO3.35 billion	115%
03/31/05	7.6 : 1.0	1.35 : 1.0	EURO3.35 billion	—
06/30/05	6.4 : 1.0	1.60 : 1.0	EURO3.25 billion	120%
09/30/05	6.0 : 1.0	1.80 : 1.0	EURO3.25 billion	—
12/31/05	5.7 : 1.0	2.00 : 1.0	EURO3.25 billion	130%

        Each of these ratios is defined in the agreements. These are non-GAAP financial measures and are described in greater detail in "Item 5. Operating and Financial Review and Prospects—Liquidity

and Capital Resources—Debt Refinancing" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

        The renegotiated terms of the relevant securitization program contain the same financial ratio covenants as those in the SCA and provide that the parties may negotiate amended covenants based upon the Refinancing Facilities Agreement. We therefore expect that the financial covenants of the relevant securitization program will be amended to conform to those in the RFA.

        Our ability to comply with our financial covenants will depend on our operating performance and level of indebtedness, as well as on events beyond our control such as changes in raw material costs, exchange rates and interest rates. We cannot guarantee that we will be able to comply with these covenants. Any breach of a financial covenant could lead to the declaration of an event of default and/or acceleration of repayment. As described above, acceleration of amounts due under certain of our financing agreements could cause the acceleration of debt under other agreements. In such event, we cannot assure you that our assets would be sufficient to repay our obligations in full.

Our independent auditors stated in their auditors' report that there is substantial doubt about our ability to continue as a going concern

        Our Consolidated Financial Statements have been prepared assuming that we will continue as a going concern. The report of our independent auditors on the Consolidated Financial Statements includes an explanatory paragraph which notes, among other things, that we do not expect to generate positive cash flows from our operations in 2004 and that certain long-term debt arrangements were contingently due in May 2004, and states that these matters raise substantial doubt about our ability to continue as a going concern. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty. Please see our independent auditors' report and Note 1 to the Consolidated Financial Statements.

Our deteriorated financial condition has affected our ability to access the public debt markets for short-term funding and, to some extent, the conditions under which we receive suppliers credit. Our access to such markets may not return to its former levels, which would negatively affect our liquidity

        In the past, our commercial paper program was an important source of financing for us. As a result of our deteriorated financial situation and the downgrading of our public debt ratings, our access to the commercial paper market has been severely restricted. Our commercial paper outstanding declined from EURO175 million as of December 31, 2002 to EURO18 million as of December 31, 2003. We cannot predict if or when we will be able to access the commercial paper market in the future.

        The monthly or quarterly sale of some of our uncollected trade and other receivables is another important source of our financial liquidity. Trade receivables are among our most liquid assets, and selling them reduces the availability of such assets to our creditors. This source of financing has recently been reduced, both as a result of lower volumes of receivables available for financing and more strict requirements (such as eligibility criteria, over-collateralization requirements, repayment timing and facility sizes) imposed by the relevant financial institutions under our programs as a result of our financial condition. As a result, the amount of cash generated by sales of trade and other receivables decreased to EURO413 million as of December 31, 2003 from EURO621 million as of December 31, 2002, from total sales of EURO571 million and EURO733 million, respectively. We cannot guarantee that this trend towards reduced availability of this financing resource will not continue, particularly as we will need to negotiate the renewal or replacement of our existing securitization programs expiring in 2004, 2005 and 2006. In particular, we are required to negotiate the renewal of two of our securitization programs that are scheduled to expire in June 2004 and under which we had sold approximately EURO160 million of receivables as of December 31, 2003. As we were negotiating short-term extensions with respect to both programs, accordingly we were required to seek a waiver of the condition precedent under the RFA that we maintain or replace our existing securitization facilities for the term of the RFA. We cannot guarantee that we will be able to continue to access the securitization market on terms comparable to those we have enjoyed in the past.

        In addition, a portion of our sales of receivables is financed through sales of commercial paper with third-party financing vehicles. Although these financing vehicles have entered into back-up credit facilities to provide liquidity in the event of, among other things, short-term disruption of the commercial paper market, if the commercial paper market became unavailable to these vehicles for the longer term, or if these backup facilities were cancelled or not renewed, our ability to sell trade receivables would be affected.

        The continued unavailability of the commercial paper market and reduced availability of the securitization market would require us to obtain capital from other sources, and the terms of such financing may not be as favorable as that available under such programs.

        Finally, certain of our suppliers have reduced the availability of supplier credit in light of our financial condition. This has increased our working capital needs and continuation of this trend could adversely affect our liquidity.

Restrictions imposed by our credit facilities and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities

        The RFA and our other outstanding indebtedness, in particular, the indentures governing our high yield notes, contain various covenants that limit, among other things, our ability and the ability of our subsidiaries to:

  •
  borrow money;

  •
  pay dividends on, redeem or repurchase our capital stock;

  •
  make certain investments;

  •
  create certain liens;

  •
  enter into sale and leaseback transactions;

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  engage in certain transactions with affiliates;

  •
  expand into unrelated businesses; and

  •
  consolidate, merge or sell all or substantially all of our or their assets.

We may enter into certain transactions that would not constitute a Change of Control under the terms of the Notes but would increase the amount of our outstanding indebtedness or otherwise affect the holders of the Notes

        If specific events occur that fall within the definition of a Change of Control under the terms of the Notes, we are required to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest and additional amounts, if any, on the Notes. Rhodia could enter into various transactions, including acquisitions, refinancings, recapitalizations or other highly leveraged transactions that do not constitute a Change of Control but could nevertheless increase the amount of our outstanding indebtedness or otherwise affect our capital structure, credit ratings or the holders of the Notes. In such case, we would not be required to make an offer to the holders of the Notes to purchase their Notes.

        In the context of a Change of Control under the Notes, you should consider the fact that under the stock market regulations of the AMF and subject to limited exemptions granted by the AMF, any person or persons acting in concert owning in excess of 33 1/3% of our share capital or voting rights must initiate a public tender offer for the balance of our share capital (including, for these purposes, all securities convertible into or exchangeable for equity securities). See "Item 10. Additional Information—Share Capital—Requirements for Holdings Exceeding Certain Percentages" in our 2003 Form 20-F, which is incorporated herein by reference.

Changes in respect of our public debt ratings may materially and adversely affect the availability, cost and terms and conditions of our debt and asset-based financings

        Certain of our outstanding debt instruments are publicly rated by Moody's Investor Service and Standard & Poor's, independent rating agencies. These public debt ratings affect our ability to raise debt, our access to the commercial paper market, and our ability to engage in asset-based financing. These public debt ratings also affect the cost to us and terms and conditions of debt and asset-based financings. In February 2003, Moody's Investor Service lowered our credit rating to Ba2, which is below investment grade. This downgrading caused a 125 basis point increase in the interest rate applicable to the $290 million of U.S. private placement notes we issued in July 2002, resulting in $3.6 million of additional annual interest expense. In March 2003, Standard & Poor's lowered our credit rating to BB+, which is also below investment grade. Standard & Poor's further lowered our credit rating from BB+ to BB in October 2003 and from BB to B in December 2003, and has placed our rating on CreditWatch with negative implications. Moody's Investor Service lowered our credit rating (senior implied) from Ba2 to B1 in November 2003 and from B1 to B2 in January 2004 with a negative outlook. These rating downgrades by Moody's and Standard & Poor's are likely to affect significantly the cost of our future financings. In particular, these downgrades contributed to our restricted ability to access the commercial paper market.

        We cannot guarantee that we will be successful in carrying out measures that strengthen or maintain our credit profile, nor can we guarantee that the rating agencies will regard the measures we do carry out as sufficient. In addition, factors that are not within our control, including factors relating to our industry or specific countries or regions in which we operate, may affect the rating agencies' assessment of our credit profile. As a result, we cannot guarantee that the assessment of our public debt ratings will not be further downgraded by the rating agencies.

Our structure as a holding company could adversely affect our ability to meet our obligations under the Notes

        Rhodia S.A. is a holding company with limited material business operations, sources of income or assets of its own, other than the shares of its subsidiaries. Rhodia S.A.'s principal source of cash flow is dividends from the subsidiaries of Rhodia S.A., which amounted to EURO83 million in 2003. In addition we financed the activities of our operating subsidiaries through capital contributions of EURO129 million. The Notes will be the obligations of Rhodia S.A. exclusively. Our subsidiaries will not guarantee the payment of principal or of interest on the Notes, and the Notes will therefore be structurally subordinated to the obligations of our subsidiaries as a result of our being structured as a holding company. In the event of insolvency, liquidation or other reorganization of any of our subsidiaries, our creditors (including the holders of the Notes) will not have any right to proceed against the assets of that subsidiary or to cause the liquidation or bankruptcy of such subsidiary under applicable bankruptcy laws. Creditors of such subsidiaries would be entitled to payment in full from their respective assets before we would be entitled to receive any distribution from such assets. Except to the extent that we may ourselves be a creditor with recognized claims against a subsidiary, claims of creditors of that subsidiary will have priority with respect to the assets and earnings of that subsidiary over the claims of our creditors, including claims under the Notes. As of December 31, 2003, our subsidiaries had EURO487 million of net financial debt to third parties. In addition, our two main U.S. subsidiaries have guaranteed our obligations under the U.S.$290 million private placement notes. Our subsidiaries are also subject to liabilities to other creditors as a result of obligations incurred in the ordinary course of business, which liabilities are also effectively senior to the Notes.

        In addition, as a result of our holding company structure, our operating cash flow and our ability to service our debt, including the Notes, are dependent upon the operating cash flow of our subsidiaries and the payment of funds (net of any applicable tax) by our subsidiaries to us in the form of dividends, loans or otherwise. Our subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, interest, loans, advances or other payments. Although we have the power to control decisions to pay dividends in the subsidiaries in which we are the majority owner, the payment of dividends and the making of loans, advances and other payments to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business and other considerations. Such limitations include financial assistance rules, corporate benefit laws and other legal restrictions which, if violated, might require the recipient to refund unlawful payments. In particular, under company law (including the French Civil Code (code civil) and the French Commercial Code (code de commerce) and similar laws in other jurisdictions) our subsidiaries are generally prohibited from paying dividends except out of profits legally available for distribution.

We may not be able to repurchase the Notes upon a change of control

        Upon the occurrence of specific change of control events, we are required to offer to repurchase all outstanding Notes. It is possible, however, that we would not have sufficient funds at the time of such change of control to make the required repurchase of the Notes. See "Repurchase at the Option of Holders" in the section "Description of Notes".

There may be no public market for the Exchange Notes, and we cannot be sure that an active trading market will develop for the Exchange Notes

        No active trading market currently exists for the Exchange Notes. If these securities are traded after we issue them, they may trade at a discount from the initial offering price of the Original Notes, depending on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our financial condition, performance and prospects. We will apply to list the Exchange Notes on the Luxembourg Stock Exchange. Although the Initial Purchasers have informed us that they currently intend to make a market in the Notes, they are not obligated to do so. If they do make a market for the Notes, they may discontinue their market-making activities at any time without notice. Accordingly, we cannot assure you that an active trading market in the Exchange Notes will develop or be maintained. If an active trading market does not develop or cannot be maintained, this could have a material adverse effect on the liquidity and the trading price of the Exchange Notes. Market fluctuations, as well as economic conditions, have adversely affected the market price of many securities. We cannot assure you that these conditions will not adversely affect the market price of the Exchange Notes.

        If a market for the Exchange Notes does develop, we also cannot assure you that you will be able to sell the Exchange Notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including:

  •
  our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

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  the interest of securities dealers in making a market for the Exchange Notes;

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  prevailing interest rates; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices.

Failure to exchange Original Notes—If you choose not to exchange your Original Notes the present transfer restrictions will remain in force and the market price of your Original Notes could decline

        If you do not exchange your Original Notes for Exchange Notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the Original Notes as set forth in the offering circular distributed in connection with the offering of the Original Notes. In general, the Original Notes may not be offered or sold unless they are registered or exempt from registration under the U.S. Securities Act and applicable securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Original Notes under the U.S. Securities Act. You should refer to "Summary of the Exchange Offer" and "The Exchange Offer" for information about how to tender your Original Notes. The tender of Original Notes under the exchange offer will reduce the aggregate principal amount of the Original Notes outstanding, which may have an adverse effect upon, and increase the volatility of the market price of, the Original Notes due to a reduction in liquidity.

French insolvency laws may not be as favorable to you as U.S. or other insolvency laws

        Rhodia is incorporated in France and, consequently, any insolvency proceeding involving Rhodia would proceed under the laws of France. In general, French insolvency legislation favors the continuation of a business and protection of employment over the payment of creditors.

        Pursuant to article 1244-1 of the French Civil Code (code civil), French courts may order the deferral or otherwise reschedule over a maximum period of two years the payment obligations of the debtor. In addition, pursuant to article 1244-1, French courts may order that any such deferred or rescheduled amounts bear interest at a lower rate than the contractual rate (yet not lower than the minimum statutory rate) and/or that payments be first allocated to the repayment of principal rather than interest. A court order rendered under article 1244-1 of the French Civil Code in respect of one or more creditors will automatically stay any pending enforcement proceedings initiated by such creditors against the debtor and any contractual penalties for late payment will not apply or be due during the period ordered by the court.

        A company may petition for the voluntary judicial amicable settlement of debts proceedings (règlement amiable) in respect of itself if it experiences legal, economic or financial difficulties or cannot obtain financing suited to its needs and possibilities. Upon specific petition by the company, the court may appoint a conciliator (conciliateur) to facilitate an agreement between the debtor and its creditors.

        In the context of voluntary judicial amicable settlement of debts proceedings (règlement amiable) which may last up to four months, French courts have the power (a) for the duration of the proceedings, to prohibit a company from paying any prior debts and its creditors from pursuing any legal proceedings against it to (i) obtain the payment of such debts, (ii) terminate an agreement with the company for failure to pay a monetary amount or (iii) seize or attach any of its assets and (b) to defer or otherwise reschedule the company's payment obligations over a maximum period of two years, pursuant to article 1244-1 of the French Civil Code.

        French bankruptcy proceedings may be initiated against a company in France if the company:

  (a)
  fails to perform its financial obligations pursuant to a voluntary judicial amicable settlement of its debts (règlement amiable);

  (b)
  has undertaken to purchase the business of another bankrupt company, after a period during which it leases such business, and fails to do so; or

  (c)
  cannot pay its due debts out of its available assets.

        The proceedings may be initiated against the company by the relevant court:

  •
  in the event of (a) above, upon petition by the public prosecutor, the company or a creditor party to the voluntary judicial amicable settlement;

  •
  in the event of (b) above, on the court's own initiative or upon petition by the public prosecutor or the individual appointed by the court in particular to oversee the performance of the sale (commissaire à l'exécution du plan); and

  •
  in the event of (c) above, on the court's own initiative or upon petition by the company, any creditor or the public prosecutor.

        The company is required to petition for bankruptcy within 15 days of becoming unable to pay its due debts out of its available assets. If it does not, directors and, as the case may be, de facto managers, are subject to civil liability.

        The court order commencing bankruptcy proceedings (jugement d'ouverture) may order either the reorganization of the company or its liquidation. In the event of reorganization, an administrator appointed by the court investigates the business of the company during an initial observation period and makes proposals for its reorganization, sale or liquidation. At any time during this observation period, the court can order the liquidation of the company.

        The date when the debtor becomes unable to pay its due debts is deemed to be the date of the court order commencing bankruptcy proceedings. However, in the order commencing judicial reorganization or liquidation proceedings or in a subsequent order, a court may order that the date when the debtor became unable to pay its debts be deemed to be an earlier date of up to 18 months prior to the court order commencing bankruptcy proceedings. The date when the debtor became unable to pay its debts is important because it marks the beginning of the suspect period. Certain transactions entered into by the debtor during the suspect period are, by law, void or voidable.

        Void transactions include transactions or payments entered into during the suspect period that may constitute voluntary preferences for the benefit of some creditors to the detriment of other creditors. These include transfers of assets for no consideration, contracts under which the reciprocal obligations of the debtor significantly exceed those of the other party, payments of debts not due at the time of payment, payments made in a manner which is not commonly used in the ordinary course of business, security granted for debts previously incurred and provisional measures, unless the right of attachment or seizure predates the date when the debtor is deemed unable to pay its debts.

        Voidable transactions include transactions or payments made when due after the date when the debtor is deemed unable to pay its debts, if the party dealing with the debtor knew that the debtor was unable to pay its due debts out of its available assets. Transactions relating to the transfer of assets for no consideration are also voidable when realized during the six-month period prior to the beginning of the suspect period.

        As a general rule, creditors domiciled in France whose debts arose prior to the commencement of bankruptcy proceedings must file a claim with the creditors' representative within two months of the publication of the court order in the Official Bulletin of Civil and Commercial Announcements (Bulletin Officiel des Annonces Civiles et Commerciales); this period is extended to four months for creditors domiciled outside France. Creditors who have not submitted their claims during the relevant period are barred from receiving distributions made in connection with the bankruptcy proceedings and their unasserted claims are extinguished. Employees are not subject to such limitations and are preferential creditors under French law.

        From the date of the court order commencing the bankruptcy proceedings, the debtor is prohibited from paying debts outstanding prior to this date, subject to specified exceptions which essentially cover the set-off of related debts and payments, authorized by the bankruptcy judge, made to recover assets for which recovery is justified by the continued operation of the business. During this period, creditors may not pursue any individual legal action against the debtor with respect to any claim arising prior to the court order commencing the bankruptcy proceedings if the objective of such legal action is:

  •
  to obtain an order for or payment of a sum of money by the debtor to the creditor (however, the creditor may require that a court determine the amount due);

  •
  to terminate or cancel a contract for non-payment of amounts owed by the creditor; or

  •
  to enforce the creditor's rights against any assets of the debtor.

        Contractual provisions such as those contained in the indentures that would accelerate the payment of the debtor's obligations upon the occurrence of certain bankruptcy events are not enforceable under French law.

        The administrator may terminate or continue executory contracts provided that the debtor fully performs its post-petition contractual obligations.

        If the court orders a judicial reorganization, it can set a time period during which the assets that it deems to be essential to the continued business of the debtor may not be sold without its consent and can reschedule the payment of debts owed by the debtor.

        French bankruptcy law assigns priority to the payment of certain preferential creditors, including employees, the bankruptcy court, officials appointed by the bankruptcy court as required by the regulations relating to bankruptcy proceedings, post-petition creditors, certain secured creditors essentially in the event of liquidation and the French Treasury.

Certain considerations relating to book-entry interests

        Unless and until exchange notes in definitive registered form, owners of book-entry interests will not be considered owners or holders of Exchange Notes.

        The custodian for the Depository Trust Company ("DTC") will be the sole holder of the global notes in registered form representing the U.S. dollar-denominated notes and the common depositary for Euroclear and Clearstream Banking (or its nominee) will be the sole holder of the global notes in registered form representing the euro-denominated notes. After payment to the DTC or its nominee (in respect of the U.S. dollar-denominated notes) and to the common depositary for Euroclear and Clearstream Banking (in respect of the euro-denominated notes), we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, Euroclear or Clearstream Banking, as applicable, and if you are not a participant in DTC, Euroclear and/or Clearstream Banking, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the indenture governing the Notes. See "Form; Clearance and Settlement".

        Unlike the holders of the Exchange Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the Exchange Notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream Banking or, if applicable, from a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on the timely basis.

        Similarly, upon the occurrence of an event of default under the indenture governing the Exchange Notes, unless and until definitive registered notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC, Euroclear and/or Clearstream Banking. We cannot assure you that the procedures to be implemented through DTC, Euroclear and/or Clearstream Banking will be adequate to ensure the timely exercise of rights under the Exchange Notes. See "Form; Clearance and Settlement".

Risks Related to our Business

Currency and interest rate fluctuations may have a material impact on our financial results

        A considerable portion of our assets, liabilities, sales, revenues, expenses and earnings is denominated in currencies other than the euro, principally in U.S. dollars, Brazilian reals and, to a lesser extent, British pounds, while our financial statements and a significant portion of our production and other costs are denominated in euros. Fluctuations in the values of these currencies with respect to the euro have had and will continue to have a significant impact on our financial condition and operating results.

        The proportion of our operating expenses generated in the euro zone exceeds the proportion of our sales generated in that zone. As a result, our operating results are structurally exposed to fluctuations of the euro against our other principal trading currencies. This structural imbalance has benefited our operating results in periods of relative weakness of the euro, making our exports to non-euro based markets, particularly dollar-based markets, more competitive, and has had a significant negative impact in the last two years as the euro has strengthened considerably. During this period, price competition from manufacturers having their production costs denominated principally in currencies other than the euro has increased significantly, in both non-euro and euro-based markets. We seek to offset this exposure through a variety of means, including entering into medium-term sourcing arrangements denominated in these other currencies and, longer-term, by locating production facilities in the same currency zones of our sales. Our ability to relocate production facilities is limited by a number of factors, including capital costs of establishing new facilities and restructuring costs of closing facilities in the euro zone. The negative effect of the appreciation of the euro is partially offset by the decreased cost in euro of the U.S. dollar-based portion of our raw material and energy purchasing requirements.

        In addition to this competitive effect, currency fluctuations also have a direct accounting effect on our results. We estimate that in 2003 this accounting effect resulted in a decrease in our consolidated net sales of approximately 7.8% and our operating income of approximately 11.9%. Currency fluctuations can also have a significant impact on our balance sheet, particularly stockholders' equity, when we translate the financial statements of our subsidiaries located outside of the euro-zone into euros. For example, in 2002 our stockholders' equity was reduced by EURO

397 million due to the translation of the financial statements of our foreign subsidiaries and related notably to the decline of the U.S. dollar and the severe depreciation of the Brazilian real relative to the euro. The continued strengthening of the euro in 2003 resulted in a reduction in stockholders' equity of EURO162 million as of December 31, 2003 due to translation adjustments.

        Our policy is to limit our exposure to short-term fluctuations in exchange rates by calculating on a daily basis our net foreign currency exposure based on our transactions, including both sale and purchase transactions, and using financial instruments to reduce such exposure. The main instruments we have used in the past were over-the-counter forward exchange contracts with maturities of generally less than six months. As a result of our financial condition and the downgrading of our public debt ratings, our ability to enter into such hedging transactions has been severely restricted.

        We are also exposed to interest rate risk. As of December 31, 2003, our gross financial debt amounted to EURO3,333 million. Fluctuations in interest rates have affected our interest expense on existing debt and the cost of new financing. We use swaps to manage this risk, but our financial condition and results of operations may nevertheless be materially adversely affected by sustained increases in interest rates.

        For further discussion of these matters and the measures we have taken to seek to protect our business against these risks, see "Item 11. Quantitative and Qualitative Disclosure About Market Risk" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

Sustained high raw materials prices increase our production costs and cost of goods sold, and to the extent we are unable to pass on increases in such costs to our customers, may significantly reduce our operating income

        A significant portion of our raw materials costs is linked, directly or indirectly, to the price of crude oil. We are therefore exposed to any volatility in the price of oil that may result from any instability in oil-producing regions. Increases in the costs of fuel, natural gas and other raw materials, or sustained high prices of such raw materials, can directly and significantly affect our financial condition and results of operations. Our ability to pass on increases in overall levels of raw materials prices through an increase in sales prices is limited by the intense competition in our industry. As a result, we have experienced negative pressure on margins. In 2003, the high cost of raw materials, in particular petrochemical commodities prices, had a negative impact of approximately 50.7% on our operating income. Decreases in the average prices of raw materials may, as a result of competitive pressures, also cause prices to decline, and may, in certain cases, limit the potential gain on margins. See "Item 5. Operating and Financial Review and Prospects—Certain Factors Affecting our Financial Condition and Results of Operations—Cost of Raw Materials" and "Item 4. Information about Rhodia—Raw Materials" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

Environmental and health and safety laws and regulations expose us to the risk of costs, liabilities and claims that could have a material adverse effect on our business, financial condition and results of operations

        Environmental and health and safety laws and regulations expose us to the risk of substantial costs and liabilities, including costs and liabilities associated with assets that have been sold and activities that have been discontinued. In most jurisdictions in which we operate, industrial activities are subject to obtaining permits, licenses and other authorizations, or to prior notification. In particular, we operate several "Seveso" installations as defined under the European Union's "Seveso" Directive 96/80/EC of December 9, 1996, or equivalent installations outside Europe, where hazardous substances such as chlorine and phosgene are present, and which can generate major risks to the health and safety of neighboring populations and to the environment. We use chlorine and phosgene. In addition, local or regional regulatory bodies may impose restrictions on our activities or the use of certain of our products. We are subject to liabilities and claims relating to personal injury (including exposure to hazardous substances used, produced, disposed of by us or located in our facilities), property damage or damage to natural resources.

        We are subject to a broad range of extensive and evolving strict environmental and health and safety laws and regulations in each of the jurisdictions in which we operate, which impose increasingly stringent standards on us. They relate to, among other things, air emissions, waste water discharges, the use and handling of hazardous materials, waste disposal practices, and clean-up of environmental contamination.

        Compliance with health and safety and environmental laws and regulations has resulted in ongoing costs for us, and could restrict our ability to modify or expand our facilities or continue production, or require us to install costly pollution control equipment or incur significant expenses, including remediation costs. A failure to comply with any such law or regulation could result in the issuance of fines and criminal penalties or the imposition of other sanctions. We could also incur significant expenses in the event that new laws, regulations or governmental policies were to require, notably, that hazardous wastes, including radioactive wastes, currently stored on-site, be disposed of at off-site locations.

        Currently, we are involved in a number of compliance and remediation efforts and legal proceedings concerning environmental and health and safety matters. Based on information presently available, we have budgeted capital expenditures for environmental improvement projects and have established reserves for known environmental remediation liabilities that are probable and reasonably capable of estimation. However, environmental and health and safety matters cannot be predicted with certainty, and these amounts may not be adequate for all purposes. In addition, the development or discovery of new facts, events, circumstances or conditions, and other developments such as changes in the law or the interpretation or enforcement thereof, could result in increased costs and liabilities. For example, the implementation of the future European regulation concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), a draft form of which was adopted by the European Commission on October 29, 2003 and which is currently under review by the European Parliament and Council, could cause us to incur significant additional costs. Because we do not know when and in what form this potential new regulation may eventually be implemented, or the allocation of related costs among industry participants, we are not able to accurately assess what the compliance cost might be.

        Many of our current, former and discontinued manufacturing sites have an extended history of industrial use. As is typical for such sites, soil and groundwater contamination has occurred in the past at some sites and might occur or be discovered at other sites in the future. We are continuing to investigate, remediate and monitor soil and groundwater contamination at or from certain of these sites.

        In addition, we have been and may in the future be liable under various laws, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act (commonly known as "Superfund"), to contribute to the costs to clean up third-party facilities to which we have sent waste for disposal. Under these laws, the owner or operator of contaminated properties and the generator of wastes sent to a contaminated disposal facility may be held jointly and severally liable for the remediation of such properties, regardless of fault.

        As of December 31, 2003, our accrued reserve for probable future remediation expenses amounted to EURO148 million. Future events, such as changes in laws and technology, the promulgation of new laws or the development or discovery of new facts or conditions, however, could cause us to incur significant additional costs and liabilities that could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we currently own or operate plants previously owned successively by Stauffer Chemicals and Rhône-Poulenc where asbestos was used in piping and industrial installations like boilers and furnaces, but not in the manufacturing of its products. As a consequence, we have received a limited number of claims relating to alleged asbestos exposure. In addition, one of our former sites in France is on the official list of industrial facilities that have previously manufactured asbestos-containing materials and which could give workers the right to claim early retirement. While it is not possible to determine the ultimate outcome of all claims that may be brought against us, we believe that our future risk related to asbestos exposure is limited based on available information and our experience with these claims.

Failure to successfully implement our cost reduction measures may adversely affect our financial results

        In October 2003, we announced the implementation of two significant new cost reduction plans. Our objective with respect to these two plans is to generate annual gross cost savings of EURO245 million by 2006. We estimate the costs of implementing these two plans at EURO315 million over the 2004-2005 period. These anticipated implementation costs and cost savings are based on our estimates, however, and actual costs and/or savings may vary significantly. In addition, our cost reduction measures are based on current conditions and do not take into account any future cost increases that could result from changes in our industry or operations, including new business developments, wage and price increases or other factors. Restructuring, closures and layoffs may harm our labor relations and public relations and have led and could lead to further work stoppages and/or demonstrations. These events would adversely affect our operations and results. Our failure to successfully implement these planned cost-reduction measures, or the possibility that these efforts may not generate the level of cost savings we expect going forward or may result in higher than expected costs, could negatively affect our financial results as well as our ongoing operations.

We are an international group of companies and are exposed to general economic, political and regulatory conditions and risks in the countries in which we have significant operations

        We operate in the global market and have customers in many countries. We currently operate facilities in Europe, North America, Latin America and the Asia/Pacific region, including China, where we are targeting expansion of our operations as a strategic priority. Many of our principal customers and suppliers are similarly global in scope. Consequently, our business and financial results are affected directly and indirectly by world economic, political and regulatory conditions.

        Conditions such as the uncertainties associated with war, terrorist activities, political instability or the outbreak of major health risks in any of the countries in which we operate could affect us by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses.

        Our international operations expose us to a variety of local business risks and our overall success depends in part upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we do business. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements (including with respect to taxation, tariffs and trade barriers, intellectual property regimes and import/export licensing requirements, among others) could increase the cost of doing business in these regions. Any of these conditions may have an adverse effect on our financial condition or results of operations.

The cyclicality in the various industries we serve may have a material adverse effect on our business and financial condition

        Our results are affected by cyclicality in various industries we serve, either directly or indirectly, including the consumer, automotive, electronics, construction and textile industries. Cyclicality is especially pronounced in base chemicals markets, which have become increasingly commoditized. Our results of operations and financial position have in the past been affected adversely, for example, by slow growth in the textile industries, reduced demand in the automotive industry and by declining demand in a number of other industries. The cyclical nature of pricing and investment in the specialty chemicals business is likely to continue, and we will continue to experience periods of overcapacity, declining prices and lower profit margins. In addition, external factors beyond our control, such as general economic conditions, competitors' actions, international events and circumstances and governmental regulation in France, the United States, China and in other jurisdictions, can cause volatility in raw material prices and product demand, as well as fluctuations in our prices, volumes and margins.

We are subject to intense competition

        We face significant competition in each of our markets. In the specialty chemicals industry, competition is based upon a number of considerations, principally product differentiation and innovation, product quality and quality of logistics, including distribution capability. In addition, in some market segments, our products are subject to intense price competition due to factors such as overcapacity, competition from low-cost producers and consolidation among our customers and competitors. Increased price competition may also occur in certain product areas due to consolidation and globalization among our customers and competitors and as industry segments mature. New products or technologies developed by competitors also may have a material adverse impact on our competitive position.

Several of our businesses face risks through operation as joint ventures in which we share control but do not own a controlling interest

        We face risks relating to joint ventures in which we share control but do not own a controlling interest. We have included a list of the joint ventures entities included within the scope of our consolidation in Note 32 to our Consolidated Financial Statements and have provided a discussion of the businesses of the joint ventures we believe to be material in Item 4 of our annual report on Form 20-F.

        Under the governing or financing documents or agreements for certain of these entities, certain key matters such as new financing, capital expenditures, approval of business plans and decisions as to timing and amount of distributions of dividends require the agreement of our partners. There is a risk of disagreement or deadlock among stockholders of joint controlled entities and that decisions contrary to our interests will be made. In addition, our investments in joint ventures, both in general and as a result of our arrangements with our joint venture partners, may expose us to requirements for additional investment, or to additional capital expenditure or financing requirements or to obligations to buy or sell holdings. These factors could affect our ability to pursue our strategies with respect to our joint ventures or have a material adverse effect on our results of operations or financial condition.

        For example, Nylstar, our joint venture with the Italian company SNIA, has experienced significant financial difficulties in recent years, leading us to record significant losses (EURO82 million in 2003, including EURO27 million relating to accelerated asset depreciation recorded by Nylstar) from our share in the company's equity. During 2003, we made a capital contribution of EURO45 million to Nylstar and made an additional capital contribution of EURO5 million in January 2004. In addition, as of

December 31, 2003, we had loans outstanding to Nylstar in the amount of EURO20 million, which could be converted to capital in connection with the ongoing renegotiations. We may be required to provide further financing, including up to EURO14.1 million that we have undertaken to provide, subject to certain conditions, in order to ensure Nylstar's continuation as a going concern. Decisions regarding the future financing of Nylstar and its overall strategy must be taken in coordination with our joint venture partner, with whom we may not be able to reach agreement.

The results of certain of our businesses are significantly dependent on long-term contractual arrangements with customers and/or suppliers

        The results of certain of our business activities depend on long-term or renewable contracts, These include our Specialty Phosphates enterprise, which is characterized by single-source supply contracts, our PPD enterprise, which benefits from certain exclusive customer contracts, our Eco Services' sulfuric acid regeneration plants which serve the requirements of a significant number of North-American refineries, our Rhodia Pharma Solutions which offers its customers an integrated approach from research and development to contract manufacturing, our Consumer Health business which has adopted a strategy of entering into long-term agreements with large customers in the pharmaceuticals industry and our agrochemicals business which is also pursuing a strategy of developing long-term contractual relationships with clients. Furthermore, we seek to procure our major requirements for key raw materials pursuant to medium- or long-term contracts. See "Item 4. Information About Rhodia—Raw Materials," and "Item 5. Operating and Financial Review and Prospects" in our 2003 Annual Report on Form 20-F.

        In certain cases these contractual relationships may be with a relatively limited number of customers. Although most of our major customer relationships are typically the result of multiple contractual arrangements of varying terms, in any given year certain of these contracts come up for renewal. We cannot guarantee that we will be able to renew these contracts on acceptable terms, which could adversely affect our results of operations or financial condition. In addition, from time to time we enter into toll manufacturing agreements or other arrangements to produce minimum quantities of product for a certain number of years. If we experience delays in delivering product, we may be subject to indemnities, which could be significant. For example, in connection with the divestiture of an intermediate business we entered into agreements to provide minimum amounts of certain intermediates. Due to start-up problems relating to a production plant, we were unable to satisfy these requirements and accordingly paid contractual indemnities of EURO36 million in 2002, EURO24 million in 2003 and EURO11 million in the first quarter of 2004. The affected plant has recently restarted operations. We expect to pay additional indemnities of approximately EURO8 million during the remainder of 2004, but do not expect to incur additional indemnities related to these start-up problems beyond this amount.

We are dependent on new products and processes

        Our operating results depend to a significant extent on our ability to continue to introduce new products and applications and to continue to develop our production processes to be a competitive producer. We believe that many of our businesses are technological leaders in their principal markets. We are committed to remaining a technological leader and a competitive producer and believe that our portfolio of new products and improved products under development is strong. However, we may not be able to develop new products and applications successfully or bring them to market in a timely manner.

Sales of our products and services to the pharmaceutical industry depend on our clients' ability to obtain and maintain regulatory approval for particular pharmaceutical products

        We sell certain of our products and services to the pharmaceutical industry, which must comply with a broad range of regulatory controls on the development, testing, approval, manufacturing and marketing of pharmaceutical products, including notably the U.S. Food and Drug Administration (the "FDA") in the United States and the European Medicines Evaluation Agency (the "EMEA") in the European Union. Although we do not ourselves apply for product authorizations from these regulatory authorities, the sale of some of our products and services depend on our clients' ability to obtain and maintain authorization to market or manufacture a particular pharmaceutical product. In our principal markets (the European Union and the United States), the process of obtaining authorization is lengthy and expensive, and there are a variety of factors that could adversely affect our clients' ability to obtain marketing authorization for a product or to successfully market or continue to market a product once approved. In recent years, the FDA authorization process has slowed considerably. FDA approval for certain planned product launches by customers of Rhodia Pharma Solutions business has been delayed, which has caused sales by the business to significantly under perform expectations. In addition, delays in FDA approval are affecting the pharmaceutical ingredients market as a whole, contributing to overcapacity in the industry. Our clients' failure to obtain or maintain product authorizations could adversely affect the sales of our products and services to the pharmaceutical industry.

We have liabilities with respect to our retirement and related benefits that are not fully provisioned nor financed

        We have obligations to our employees relating to retirement and other end of contract indemnities in the majority of the countries where we operate.

        In France, retirement indemnities and related benefits arise pursuant to labor agreements, internal conventions and applicable local legal requirements. These obligations are funded from current cash flows, and there is no legal requirement to maintain assets to fund these liabilities. As of December 31, 2003, we had projected benefit obligations of EURO743 million with respect to our French retirement indemnities, including benefits paid to employees for long-term service.

        In the United States and the United Kingdom, liabilities arise pursuant to labor agreements, pension schemes and plans and other employee benefit plans, some of which are required to maintain assets to fund their liabilities. As a result of stock market declines in 2002, the market value of pension plan assets for certain of our foreign pension plans fell below required levels with respect to their related accumulated benefit obligation. Applicable laws and regulations would have allowed us to spread contributions to cover the shortfall over 3 to 5 years. However, we chose to cover most of the shortfall by making an exceptional cash contribution of EURO145 million to U.S. and U.K. pension plans in 2002. We cannot assure you that we will not be required to make similar cash contributions in the future. Any such payments could have an adverse effect on our financial condition and liquidity. With respect to our foreign plans, as of December 31, 2003, we had projected benefit obligations of EURO1,407 million and plan assets of EURO1,066 million.

        Our projected benefit obligations are based on certain actuarial assumptions that vary from country to country, including discount rates, long-term rates of return on invested plan assets and rates of increase in compensation levels. If actual results, especially discount rates and/or rates of return on plan assets, were to differ from these assumptions, or if we were to modify our assumptions, our pension, retirement and other post-employment costs would be higher or lower. In such case, our cash flows could be unfavorably affected from the funding of these obligations.

Our business is subject to many operational risks for which we may not be adequately insured

        We cannot assure you that we will not incur losses beyond the limits of, or outside the coverage of, our insurance policies. From time to time, various types of insurance for companies in the chemical industry have not been available on commercially acceptable terms or, in some cases, have been unavailable. We cannot assure you that in the future we will be able to maintain existing coverage or that premiums will not increase substantially.

We will be obligated to adopt new accounting standards in 2005 that will affect our financial reporting

        We currently prepare our financial statements in accordance with French GAAP, and prepare a reconciliation to U.S. GAAP of stockholders' equity and net income. In June 2002, the Council of Ministers of the European Union approved a new regulation proposed by the European Commission requiring all EU-listed companies, including us, to apply International Financial Reporting Standards ("IFRS") in preparing their financial statements no later than 2005. The adoption of IFRS will require one-year's comparable accounts, which renders the effective transition date January 1, 2004. In addition, because our securities are registered with the SEC, we may be required to provide two years of comparable accounts in IFRS, which would render the effective transition date to January 1, 2003 although this possibility can now be considered as remote following the SEC approval, on March 11, 2004 of a proposal to allow foreign private registrants adopting IFRS for the first time to include only two years of audited financial statements in their SEC filings (Form 20-F) for their first year of reporting under IFRS.

        We are currently conducting a detailed of study of the impact of IFRS on our accounts. At this point, we believe that IFRS could impact in particular our reporting for retirement benefits, research and development expenses, share-based compensation, derivative financial instruments, special purpose entities, including in particular securitization vehicles, and tangible asset valuation. We are still in the process of evaluating the impact of the application of IFRS to our Consolidated Financial Statements, and are not able to quantify the impact at this time. We describe our transition to IFRS in further detail in "Item 5. Operating and Financial Review and Prospects—Adoption of International Accounting Standards" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

        Because our financial statements prepared in accordance with IFRS will differ from our financial statements prepared in accordance with French GAAP, the methods used by the financial community to assess our financial performance and value our publicly-traded securities, such as price-to-earnings ratios and debt-to-equity ratios, could be affected. Moreover, our financial results and stockholders' equity as determined in accordance with IFRS could be lower than those determined under French GAAP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth the Unaudited Pro forma Condensed Consolidated Statements of Operations of Rhodia and its subsidiaries for the year ended December 31, 2003 as adjusted to reflect higher interest costs of EURO39 million and higher amortization of the offering costs of EURO3 million for the year ended December 31, 2003 as if the offering had occurred on January 1, 2003. You should read the following table in conjunction with "Item 5. Operating and Financial Review and Prospects" and Rhodia's Consolidated Financial Statements from Rhodia's 2003 Annual Report which is incorporated by reference herein.

Unaudited Pro forma Condensed Consolidated Statements of Operations

	Year Ended December 31, 2003
	Historical	Pro forma Adjustments	Pro forma As Adjusted
	(Unaudited)
	(EURO millions)
Net sales	5,453		5,453

Production costs and expenses	(4,218)		(4,218)
Administrative and selling expenses	(612)		(612)
Research and development expenses	(187)		(187)
Depreciation and amortization	(524)		(524)
Restructuring and environmental costs	(71)		(71)

Operating income	(159)		(159)
Financial expense—net(1)	(250)	(42)	(292)
Other income/(expense)—net	(98)		(98)

Income/(loss) of consolidated subsidiaries before income taxes	(507)	(42)	(549)
Income taxes	(160)		(160)

Income/(loss) of consolidated subsidiaries	(667)	(42)	(709)
Equity in earnings/(losses) of affiliated companies	(95)		(95)
Amortization of goodwill	(602)		(602)

Income/(loss) before minority interests	(1,364)	(42)	(1,406)
Minority interests	(5)		(5)

Net income/(loss)	(1,369)	(42)	(1,411)

Earnings/(loss) per share (in EURO)(2)
• Basic	(7.63)	(0.24)	(7.87)
• Diluted	(7.63)	(0.24)	(7.87)

(1)
Reflects the higher interest costs and the amortization of the offering costs totalling EURO42 million for the year ended December 31, 2003 as if the offering had occurred on January 1, 2003.

(2)
Average shares oustanding and average shares after dilution were 179,309,188 shares for the year ended December 31, 2003.

USE OF PROCEEDS

        Rhodia will not receive any proceeds from the exchange offer. In consideration for issuing Exchange Notes contemplated by this prospectus, Rhodia will receive Original Notes from you in like principal amount. The issuance of the Exchange Notes will not result in any increase in Rhodia's indebtedness. We have agreed to bear the expenses of this exchange offer. No underwriter is being used in connection with this exchange offer.

        The net proceeds of the Original Notes offering of EURO674 million after the discount payable to the Initial Purchasers and offering expenses payable by Rhodia have been used to refinance debt as part of Rhodia's refinancing plan. See Recent Developments—Refinancing Plan".

RECENT DEVELOPMENTS

Refinancing Plan

        As a result of our significant recent losses, diminished stockholders' equity, high level of indebtedness and liquidity needs, we are implementing a recapitalization and refinancing plan designed to strengthen our capital structure and balance sheet and extend the maturity of our outstanding indebtedness. After having renegotiated the majority of our credit facilities with our principal lenders in December 2003 under a Secured Co-ordination Agreement, our refinancing and recapitalization plan now has the following components:

  •
  an underwritten rights offering of 448,272,970 new shares, conducted outside of the United States in reliance on Regulation S under the Securities Act and in the United States as a private placement to certain qualified institutional buyers, which closed on May 7, 2004 and generated gross proceeds of EURO471 million;

  •
  a private placement of the Original Notes to institutional investors, which closed on May 17, 2004 and which generated gross proceeds of EURO700 million;

  •
  borrowings under a EURO758 million medium- and short-term credit facility (the Refinancing Facilities Agreement or "RFA") and repayment of approximately EURO885 million (of which EURO135 million relates to unconsolidated indebtedness) of pre-existing credit facilities covered by the SCA, as of December 31, 2003 (on May 14, 2004, we repaid in full the amounts borrowed under the SCA and terminated the SCA and we drew down EURO563 million under the RFA's EURO639 million medium-term credit facility and cancelled in full the EURO119 million RFA short-term credit facility);

  •
  an offer to purchase to holders located outside the United States of our Euro Medium Term Notes maturing in 2005 at 102.5% of par (which closed on June 11, 2004 and resulted in the repayment of EURO451 million in aggregate principal amount of notes);

  •
  prepayment of the remainder of our U.S. private placement notes, including a make-whole payment (EURO145 million);

  •
  partial prepayment of other indebtedness (EURO62 million); and

  •
  payment of fees and expenses relating to the rights offering, the Original Notes offering and the prepayment of the Euro Medium Term Notes due 2005 (EURO55 million).

        Our cash position has decreased substantially since December 31, 2003, due principally to the payment on February 20, 2004 of the first prepayment installment of our U.S. private placement notes amounting to EURO149 million and increased working capital requirements, with the latter resulting from a seasonal increase in sales, decreased volumes of receivables securitized under our securitization programs and a reduction in supplier credit. In our unaudited interim accounts, we reported that as of March 31, 2004, our cash, cash equivalents and marketable securities amounted to approximately EURO409 million.

Refinancing Facilities Agreement

        On March 31, 2004, we entered into a new syndicated, multi-currency revolving secured credit facility (the "Refinancing Facilities Agreement" or "RFA") as provided for under the SCA. The Refinancing Facilities Agreement provides for a EURO638.5 million multi-currency revolving secured medium-term credit facility maturing on March 30, 2006, and a short-term multi-currency revolving secured line of credit of EURO119.2 million maturing on July 31, 2004. We refer to these facilities as the "Refinancing Facilities" below. The interest rate on amounts to be borrowed under the Refinancing Facilities Agreement is the aggregate of the applicable margin and either Euribor, Libor or Pibor

(depending on the currency of the loan). We are required to pay a commission equal to 1% of the total commitment under the Refinancing Facilities Agreement on draw down, as well as a commitment fee of 45% of the applicable margin.

        The Refinancing Facilities have been granted in favor of our company and our subsidiaries and are guaranteed by us. The purpose of the Refinancing Facilities is to refinance certain Affected Facilities under the SCA, which represented a total of approximately EURO812 million on December 31, 2003 (the "Refinanced Facilities"). Our ability to draw down under the Refinancing Facilities Agreement was subject to certain conditions precedent, including:

  •
  receipt of at least EURO300 million in net cash proceeds from the rights offering;

  •
  execution and effectiveness of amendments to three of our leases;

  •
  maintenance of our existing securitization programs or their replacement with new securitization programs throughout the term of the Refinancing Facilities Agreement; and

  •
  implementation of the security sharing agreement pursuant to the SCA, under which we will grant a security package to the lenders.

        We were unable to satisfy certain of these conditions, which required us to obtain waivers from the lenders in order to draw under the Refinancing Facilities Agreement. We had reached an agreement in principle with the lenders on the terms of amendments to three of our leases, but must negotiate definitive agreements with the lessors on the basis of a detailed term sheet annexed to the RFA. We obtained a waiver of the condition that such amendments be effective before we drew down under the RFA. Two of our securitization programs, through which we had sold receivables generating a net cash collection of approximately EURO160 million in 2003, expire in June 2004. We obtained a waiver of the condition precedent to draw down under the RFA that we maintain or replace our existing securitization programs for the term of the RFA.

        We are able use the Refinancing Facilities only to refinance certain Affected Facilities designated under the terms of the SCA in full, and thereafter only for general corporate, working capital or financing purposes.

        The security we granted under the SCA (which includes shares of certain subsidiaries and a joint venture, and the right to prepayment under intragroup loans) were extended to cover the Refinancing Facilities. Under an intercreditor and security sharing deed, the Refinancing Facilities lenders, the lessors under three of our leases and the U.S. private placement noteholders (collectively the "Secured Creditors") have agreed as to how to share the proceeds of any security although the lessors primary security relates to assets of certain of our U.S. subsidiaries and they only participate to a limited extent in the security granted by the deed. This agreement provides for the mechanics as between the Secured Creditors relating to enforcement of security interests and the sharing of proceeds. This agreement also provides for the appointment of a security agent and sets out its powers and duties vis-à-vis the Secured Creditors.

        Under a subordination agreement, we also agreed to subordinate our repayment obligations under certain loans from our subsidiaries to the repayment of the secured creditors. We will continue to make scheduled repayments of debt to those subsidiaries until there is an event of default under our finance documents.

        The RFA representations and warranties, undertakings and events of default are based essentially on the SCA. The Refinancing Facilities Agreement contains the following financial covenants, which we are required to meet at the dates indicated:

	Consolidated net indebtedness: Adjusted EBITDAR	EBITDAR Net financial expenses	Consolidated net indebtedness	Actual Restructuring Costs/Budgeted Restructuring Costs
03/31/04	9.5:1.0	1.75:1.0	EURO4.05 billion	—
06/30/04	9.5:1.0	1.20:1.0	EURO3.45 billion	—
09/30/04	9.0:1.0	1.20:1.0	EURO3.45 billion	—
12/31/04	9.0:1.0	1.20:1.0	EURO3.35 billion	115%
03/31/05	7.6:1.0	1.35:1.0	EURO3.35 billion	—
06/30/05	6.4:1.0	1.60:1.0	EURO3.25 billion	120%
09/30/05	6.0:1.0	1.80:1.0	EURO3.25 billion	—
12/31/05	5.7:1.0	2.00:1.0	EURO3.25 billion	130%

        Consolidated net financial indebtedness as defined in the Refinancing Facilities Agreement includes long-term debt, bank overdrafts, current portion of long-term debt, plus guarantees by us with respect to indebtedness of third parties, joint ventures or unconsolidated subsidiaries, amounts outstanding under our securitization programs or leases and short-term borrowings less the aggregate of available cash, short-term deposits and marketable securities. Adjusted EBITDAR corresponds to the EBITDAR of Rhodia and each relevant subsidiary. EBITDAR is defined as operating income (before restructuring costs and after the cash impact of provisions other than provisions for restructuring) plus depreciation and amortization of tangible and intangible assets plus the aggregate amount of any lease rental payments. A relevant subsidiary is defined as an unconsolidated subsidiary or joint venture entity in which we own or effectively control at least 20% of the capital and voting rights, and for which a guarantee, indemnity or similar assurance of financial indebtedness has been given. Net financial expenses are defined as the aggregate of interest on financial debt and financing operations, after capitalization of financial expenses related to financing of certain assets and incorporated in the purchase cost of such assets, less the interest income from financial assets.

        The prepayment events specified in the description of the SCA apply equally to the Refinancing Facilities Agreement. In addition, the following amounts are required to be applied in mandatory prepayment and cancellation of the Refinancing Facilities: (a) 50% of net proceeds in excess of EURO850 million generated from our asset disposal program, (b) 25% of net proceeds from any equity or related rights issue occurring after the termination of the SCA, and (c) 50% of the net proceeds from any capital markets issue by us or any of our subsidiaries occurring after the termination of the SCA. We obtained waivers of the mandatory prepayment provision referred to in (c) of the preceding sentence that allows us to retain the first EURO350 million in proceeds from the offering of the Original Notes and allows us to limit the 50% prepayment obligation to the amount above EURO350 million. The waiver, which also permits us to prepay the full EURO500 million of the Euro Medium Term Notes due 2005, was conditioned on completion of the Original Notes offering with net proceeds of not less than EURO700 million.

Leases

        We are a party to several leases. Certain of these leases include financial covenants that are tested on the date that we publish our audited annual consolidated financial statements and our unaudited six-month consolidated financial statements. As a result of the deterioration of our financial performance in 2003, we expected to be unable to meet certain of the financial covenants contained in these operating leases. At the end of 2003, we entered into term sheets with the lessors under these operating leases, including certain lessors who were also bank creditors under the SCA, in order to harmonize the financial covenants in these operating leases with the financial covenants in the SCA and to prevent any potential breach under such leases. We also agreed to extend the security interest granted under the terms of the SCA to the leases. Under these agreements, we were required to modify certain of our operating leases, and as a result we recorded such leases as capital leases as of December 31, 2003. This increased our financial debt by EURO259 million.

        The effectiveness of amendments to three of our operating leases pursuant to final, binding agreements was a condition to drawing under the Refinancing Facilities Agreement, which included a schedule of terms for these amendments. The amendments were signed shortly after we drew down on the RFA, but we were required to obtain a waiver of the condition that the amendments be effective before we drew down under the RFA. In addition to imposing a new set of financial covenants, the amendments will require us to obtain the consents of the lessors for certain disposals of the assets of Rhodia, Inc., our U.S. subsidiary, apply a portion of the net proceeds of these asset disposals above a threshold of $500 million to repay the amended leases and intragroup loans owed by Rhodia Inc., require Rhodia to use the proceeds of certain debt securities offerings to prepay the leases, limit our ability to provide funds to Primester through Rhodia Inc. and require us to exercise the option to purchase the leased assets at the end of the amended leases.

        The amended leases provide for a covenant for minimum liquidity levels for Rhodia Inc. to be tested as of the end of each month, with the minimum liquidity level increasing or decreasing incrementally each month. The following table summarizes the covenant obligations as of the end of each quarter:

	Financial Quarter
Year
	Q1		Q2	Q3	Q4
	$ millions
2004	—		20	20	40
2005	30		15	15	30
2006	30		15	15	30
2007	30	(1)	—	—	—

(1)
One lease only.

        The liquidity calculation is to include cash, cash equivalents and marketable securities as well as available undrawn amounts under the $50 million revolving loan between Rhodia and Rhodia Inc., subject to a representation from Rhodia that Rhodia can fully fund the $50 million revolving loan to Rhodia Inc. amongst our other obligations.

        The covenant provided for by the amendments also require Rhodia Inc. to maintain a ratio of Consolidated Net Debt (inclusive of receivables securitization of Rhodia Inc.) to Adjusted EBITDAR to be tested on a 12 month rolling basis as of the end of each month, with the ratio increasing or decreasing incrementally each month. The following table summarizes the covenant obligations as of the end of each quarter:

	Financial Quarter
Year
	Q1		Q2	Q3	Q4
2004	4.1		3.50	3.50	3.50
2005	3.375		3.375	3.25	3.00
2006	3.00		3.00	3.00	2.50
2007	2.25	(1)	—	—	—

(1)
One lease only.

        Adjusted EBITDAR means, in respect of a particular period, EBITDA for that period plus the aggregate amount of any lease rental payments paid or payable in that period to the extent such payments are taken into account as an operating expense in the calculation of EBITDA with any disposals being given pro forma effect as if they occurred at the beginning of the 12 month period.

Asset Disposals

        On March 10, 2004, we signed a purchase agreement with Danisco for the sale of part of our food ingredients business, which includes our cultures, hydrocolloids and a portion of our food safety products activities, for gross proceeds of EURO320 million, subject to receipt of necessary regulatory approvals (including with respect to the transfer of a production site) and possible closing price adjustments (relating to net debt, working capital and such transfer).

        On April 22, 2004, we announced the following developments regarding our divestiture program:

  •
  the sale of our 50% share in the Chilean company Extractos Naturales Gelymar SA to our joint venture partners. Extractos Naturales Gelymar SA had sales of $16.9 million in 2003 and is a Chilean producer and distributor of carrageenans.

  •
  the signing of an agreement with Thermphos International to negotiate on an exclusive basis the sale of our European specialty phosphates business. This business generated net sales of EURO75 million in 2003. It produces and sells phosphates for use in a wide variety of applications, including food, pharmaceuticals, detergents, water and metal treatment. On July 1, 2004, we announced we had finalized the sale of this business, pursuant to definitive agreements signed on June 22, 2004.

  •
  the signing of an agreement in principle for the sale of our Rhodia Research property in Aubervilliers, France, to the Compagnie des Entrepôts et Magasins Géneraux de la Ville de Paris. On July 1, 2004, we announced we had finalized this sale. We simultaneously entered into a nine-year commercial lease with the buyer.

        On May 25, 2004 we announced the signature of a letter of intent with Feralco AB for the sale of our potable and waste water treatment business. Principally present in the European market, this business generated sales in 2003 of EURO26.5 million euros.

        On June 1, 2004, we announced that we had finalized the sale of our food ingredients business to Danisco. As agreed, the sale price amounted to approximately EURO320 million euros. The food ingredients business includes the cultures, hydrocolloids and food safety products activities, generated sales of approximately 211 million euros in 2003 and includes approximately 860 employees worldwide. The divestment is expected to provide us with a second quarter capital gain, before tax, of more than 200 million euros.

        On June 10, 2004, we signed a purchase agreement with Bain Capital for the sale of our North American specialty phosphates business for gross proceeds of approximately $550 million. The business is a leading, diversified producer of phosphoric acid and phosphates for use in a wide variety of industrial applications, including food, pharmaceuticals, water and metal treatment, horticulture, textiles and detergents. It had total net sales of approximately EURO400 million in 2003 and includes approximately 1,075 employees.

        Together with the sale of part of our food ingredients business noted above and the previously announced sale of our stake in Baikowski Chimie, we expect that the enterprise value (sale proceeds plus net debt of disposed assets) of these disposals will be approximately EURO880 million by the end of June 2004.

Other developments

        At our shareholders' meeting on March 31, 2004, our shareholders approved all resolutions recommended by the board of directors, except for one relating to share repurchases. In particular, the shareholders approved the nomination of a new independent director, Jérôme Contamine, an Executive Director of Veolia Environnement.

        Jérôme Contamine holds degrees from the Ecole Polytechnique, the Ecole Nationale de la Statistique et de l'Administration Economique and the Ecole Nationale d'Administration. He served as auditor for the Cour des Comptes from 1984 to 1988 and held a variety of senior positions with Elf (and later TotalFinaElf) between 1988 and 2000. He became Chief Financial Officer and Deputy Managing Director of Veolia Environnement in June 2000. Mr. Contamine is also a director of Fomento de Construcciones y Contratas.

        The shareholders also approved modifications to our by-laws that increased the maximum age of the chairman of the board of directors from 65 to 70 years old. Following the shareholders' meeting, the board of directors appointed Yves-René Nanot as Chairman of the board of directors and Jean-Pierre Clamadieu as Chief Executive Officer of the company.

        At a meeting of Rhodia's Board of Directors on May 13, 2004, Francis Mer was coopted as a member of the Board, replacing Klaus Mangold. Francis Mer is a former student of the Ecole Polytechnique and holds a degree in engineering awarded by the Ecole des Mines. He joined the Saint-Gobain Pont-à-Mousson Group in October 1970 in the Corporate Strategy Department before being appointed Planning Director at Saint-Gobain Pont-à-Mousson (1973), Managing Director of Saint-Gobain Industries (1974–1978) and, in September 1978, Deputy Managing Director of the Saint-Gobain Group, in charge of industrial policy. In July 1982, he became Chairman and Managing Director of Pont-à-Mousson SA and Director of the Saint-Gobain Group's Pipelines and Mechanical Engineering Division. In September 1986, he was appointed Chairman of the new entity created from the merger of Usinor and Sacilor and, subsequently, Chairman of Usinor Sacilor privatized in 1995 before sponsoring the creation of the Arcelor Group in 2001. Since June 1988, he has been Chairman of the French Steel Federation (Fédération Française de l'Acier). Francis Mer served as Minister of the Economy, Finance and Industry in the French Government from May 7, 2002 to March 30, 2004.

        At a meeting of the Board of Directors on June 17, 2004, Pierre-Gilles de Gennes, professor at the Collège de France, resigned from his position on the Board of Directors.

        In the context of two ongoing legal proceedings with Chloralp, Rhodia Intermediaires was served on March 23 and March 30, 2004 with orders issued by the trial court in Grenoble, France, authorizing the seizure of assets, accounts receivable and bank accounts of Rhodia Intermediaires, as well the placing of liens on its shares in certain joint ventures, with respect to EURO41 million claimed by Chloralp. We are contesting the merits of these orders.

        A sentencing proceeding was held on April 29, 2004 with respect to the plea agreement our subsidiary, Rhodia Inc., entered into on January 14, 2004 with the U.S. Department of Justice in which it acknowledged the violation of certain provisions of the U.S. Federal Resource Conservation and Recovery Act regarding waste storage at its former phosphorous manufacturing plant in Silver Bow, Montana. The sentence requires Rhodia Inc. to pay a fine and restitution of $18 million during 2004 (which was fully provisioned in 2003) and to remediate the subject contamination. At the hearing, Rhodia Inc. was also sentenced to five years probation and ordered to perform 1,000 hours of community service. With respect to the subject contamination, we have recorded since 1998 a provision of $16.5 million, which we increased by $6.4 million in 2003. The precise nature of the remedial action, however, has not yet been determined, and actual costs could substantially exceed the amount of the provision depending on the method of remediation required, as finally approved by the relevant authorities.

Results for the quarter ended March 31, 2004 and Subsequent Interim Periods

        For a discussion of the results of our first quarter in 2004, please see our Current Report on Form 6-K, dated June 30, 2004. Our subsequent interim results may be incorporated by reference into this prospectus from our Current Reports on Form 6-K that we may furnish to the SEC (provided such report specifically states that it is incorporated by reference into this prospectus). For a discussion of how to obtain the documents incorporated by reference, please refer to the section entitled "Incorporation of Certain Documents by Reference."

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer; Registration Rights

        Rhodia sold the Original Notes to the Initial Purchasers on May 17, 2004. The Initial Purchasers resold the Original Notes under an offering circular dated May 7, 2004 in reliance on Rule 144A and Regulation S under the Securities Act. On May 17, 2004, Rhodia entered into the Registration Rights Agreement. Under the Registration Rights Agreement, Rhodia agreed:

  •
  to file with the SEC a registration statement relating to the exchange offer under the Securities Act within 60 days after the closing date of the initial purchase;

  •
  to use its best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 180 days after the closing date of the initial purchase; and

  •
  to use its best efforts to commence and complete the exchange offer no later than 45 days after the date of effectiveness of the exchange offer registration statement.

        If you participate in the exchange offer, you will, with limited exceptions, receive Exchange Notes that are freely tradable and not subject to restrictions on transfer. You should read the information in the prospectus under the heading "—Resale of Exchange Notes" for more information relating to your ability to transfer Exchange Notes.

        The exchange offer is not being made to, nor will Rhodia accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

        If you are eligible to participate in the exchange offer and you do not tender your Original Notes as described in this prospectus, you will not have any further registration rights. In that case your Original Notes will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

        In the Registration Rights Agreement, Rhodia agreed to file a shelf registration statement if:

  •
  on or prior to the time the exchange offer is completed existing SEC interpretations are changed such that the Exchange Notes are not or would not be transferable without restriction under the Securities Act;

  •
  the exchange offer has not been completed within 225 days following the Closing Date;

  •
  the exchange offer is not available to any holders of the Original Notes.

        If a shelf registration statement is required, Rhodia will use its best efforts to:

  •
  file the shelf registration statement with the SEC under the Securities Act as soon as practicable (but no later than 30 days after such filing obligation arises);

  •
  cause the shelf registration statement to become or be declared effective no later than 120 days after the shelf registration statement is filed;

  •
  and to keep the shelf registration statement continuously effective for a period ending on the earlier of the second anniversary of the effective time or such time as there are no longer any Original Notes outstanding.

Additional Interest

        If a registration default (as defined below) occurs, Rhodia will be required to pay additional interest to each holder of the Original Notes. During the first 90-day period that a registration default occurs, Rhodia will pay additional interest equal to 0.25% per annum. For the second 90 days of the period of the registration default, Rhodia will pay additional interest equal to 0.50% per annum. Rhodia will pay additional interest at a per annum rate of 0.75% for the third 90 days of the period of the registration default. Rhodia will pay additional interest at a per annum rate of 1.0% thereafter for the remaining portion of the period of the registration default. Upon the cure of the registration default, the special interest will no longer accrue.

        A "registration default" includes any of the following:

  •
  Rhodia fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

  •
  any of such registration statements has not become effective or is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  •
  Rhodia fails to complete the exchange offer on or prior to the date specified for such completion; or

  •
  the exchange offer registration statement or the shelf registration statement is filed and declared effective but thereafter is either withdrawn by Rhodia or is subject to an effective stop order suspending its effectiveness (except as specifically permitted in the Registration Rights Agreement) without being succeeded immediately by an additional registration statement that has been filed and declared effective.

        The exchange offer is intended to satisfy Rhodia's exchange offer obligations under the Registration Rights Agreement. The above summary of the Registration Rights Agreement is not complete and is subject to, and qualified by reference to, all of the provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, Rhodia is offering to exchange $647,500,000 aggregate principal amount of Exchange Dollar Notes and EURO181,000,000 aggregate principal amount of Exchange Euro Notes for a like aggregate principal amount of Original Dollar Notes and Original Euro Notes, respectively. Original Dollar Notes tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000. Original Euro Notes tendered in the exchange offer must be in denominations of EURO1,000 or any integral multiple of EURO1,000.

        The terms of the Exchange Notes to be issued are substantially identical to the Original Notes, except that the Exchange Notes have been registered under the Securities Act and, therefore, will not contain the transfer restrictions set forth in the Registration Rights Agreement and will not provide for an increase in interest payments as a consequence of a failure to register them under the Securities Act. The Exchange Notes will be issued under and be entitled to the benefits of the identures, dated as of May 17, 2004, among Rhodia as issuer and The Bank of New York, as trustee.

        Rhodia will exchange the Exchange Notes for Original Notes properly tendered prior to the expiration date (as set forth below) and not properly withdrawn in accordance with the procedures described below. Rhodia will issue the Exchange Notes promptly after the expiration date. The exchange offer is not conditioned upon any minimum principal amount of Original Notes being tendered.

Conditions of the Exchange Offer

        You must tender your Original Notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, Rhodia will not be required to accept for exchange any Original Notes, and may amend or terminate the exchange offer if:

  •
  the exchange offer, or the making of any exchange by a holder of an Original Note, violates applicable law or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in Rhodia's reasonable judgment, would impair its ability to proceed with the exchange offer;

  •
  any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated which, in Rhodia's reasonable judgment, would impair its ability to proceed with the exchange offer;

  •
  a stop order has been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement, or proceedings have been initiated or, to our knowledge, threatened for that purpose; or

  •
  a material adverse change has occurred in the financial condition, results of operations or business of Rhodia which, in Rhodia's reasonable judgment, would impair its ability to proceed with the offer.

        The conditions described above are for the sole benefit of Rhodia. Rhodia may waive these conditions in whole or in part prior to the expiration of the exchange offer in its sole discretion. The failure by Rhodia at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right that may be asserted prior to the expiration of the exchange offer.

        Any determination by Rhodia concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Expiration Date; Extensions; Amendments; Termination

        The exchange offer will expire at 5:00 p.m., New York City time, on August 3, 2004 with respect to the Original Dollar Notes and 4:00 p.m., Luxembourg time, on August 3, 2004 with respect to the Original Euro Notes, unless Rhodia, in its sole discretion, extends the exchange offer. In that case, the expiration date will be the latest date and time to which this exchange offer is extended. In the case of any extension, Rhodia will notify the exchange agents orally (promptly confirmed in writing) or in writing of any extension. Rhodia will also notify the registered holders of the Original Dollar Notes of the extension no later than 9:00 a.m., New York City time and will notify the registered holders of the Original Notes of the extension no later than 9:00 a.m., Luxembourg time, on the business day after the previously scheduled expiration of the exchange offer.

        To the extent Rhodia is legally permitted to do so, it expressly reserves the right, in its sole discretion to:

  •
  delay the acceptance of the Original Notes for exchange;

  •
  terminate the exchange offer;

  •
  extend the expiration date and retain all Original Notes that have been tendered, subject, however, to the rights of holders of the Original Notes to withdraw their tendered notes;

  •
  waive any condition of the exchange offer; and

  •
  amend the terms of the exchange offer in any respect.

        Rhodia will give oral or written notice of any non-acceptance or amendment to the registered holders of the Original Notes as promptly as practicable. If Rhodia considers an amendment to the exchange offer to be material, it will promptly inform the registered holders of the Original Notes of such amendment in a reasonable manner.

Interest on the Exchange Notes

        Interest will be paid on the Exchange Notes semi-annually on June 1 and December 1 of each year, commencing on December 1, 2004.

Resale of Exchange Notes

        Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to it, Rhodia believes that the Exchange Notes issued pursuant to the exchange offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by their holders without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  any Exchange Notes to be received by the noteholder will be acquired in the ordinary course of its business;

  •
  the noteholder is not engaged in, does not intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Original Notes or Exchange Notes;

  •
  the noteholder is not an "affiliate" (as defined in Rule 405 under the Securities Act) of Rhodia;

  •
  if the noteholder is a broker-dealer, it has not entered into any arrangement or understanding with Rhodia or any "affiliate" (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes;

  •
  if the noteholder is a broker-dealer and it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of such Exchange Notes; and

  •
  the noteholder is not acting on behalf of any person or entity that could not truthfully make these representations.

        Any noteholder wishing to participate in the exchange offer, will be required to make these representations to Rhodia in the letter of transmittal.

        Noteholders who are affiliates may not participate in the exchange offer in reliance on the SEC no-action letters, regardless of whether they comply with applicable registration and prospectus delivery requirements when reselling the Exchange Notes.

        The SEC staff has not considered this exchange offer in the context of a no-action letter, and Rhodia cannot assure you that the staff would make a similar determination with respect to this exchange offer.

        If Rhodia's belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. Rhodia does not and will not assume or indemnify you against this liability.

        Any holder of the Original Notes using this exchange offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired Original Notes directly from Rhodia, but not as a result of market-making activities or other trading activities. Consequently, the noteholder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from these requirements. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging that it will deliver a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. Rhodia has agreed that for a period of 180 days after the expiration date, it will make this prospectus available to broker-dealers for use in connection with any resale covered by these rules, subject to extension in certain limited circumstances. Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of the Exchange Notes.

Clearing of the Exchange Notes

        Upon consummation of the exchange offer, the Exchange Notes will have different CUSIP, Common Code and ISIN numbers from the Original Notes.

Procedures for Tendering

        The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on Rhodia's agent's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by DTC, Euroclear or Clearstream who desires to deliver such Original Notes by book-entry transfer at DTC, Euroclear or Clearstream, as the case may be.

        Except in limited circumstances, only a Euroclear participant, Clearstream participant or a DTC participant listed on a DTC notes position listing with respect to the Original Notes may tender its Original Notes in the exchange offer. To tender Original Notes in the exchange offer:

  •
  holders of Original Notes that are DTC participants may follow the procedures for book-entry transfer, which include transmission of a computer-generated message in lieu of a letter of transmittal, as provided for below under "—Book-Entry Transfer" and in the letter of transmittal;

  •
  Euroclear participants and Clearstream participants on behalf of the beneficial owners of Original Notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, as the case may be, in lieu of a letter of transmittal. See the term "agent's message" under "—Book-Entry Transfer".

        In addition, either:

  •
  The applicable exchange agent must receive any corresponding certificate or certificates representing Original Notes along with the letter of transmittal;

  •
  The applicable exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of Original Notes into the exchange agent's account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders described below and a properly transmitted agent's message described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The tender by a holder of Original Notes will constitute an agreement between such holder and Rhodia in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the Original Notes held by a holder of Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the specified box on the letter of transmittal. The entire amount of Original Notes delivered to the applicable exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of Original Notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "—Book-entry transfer", to the applicable exchange agent is at the election and risk of the holder. Instead of delivery by mail, Rhodia recommends that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal, Original Notes should be sent to Rhodia but must instead be delivered to the applicable exchange agent. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the applicable exchange agent.

        If you are a beneficial owner of Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either:

  •
  make appropriate arrangements to register ownership of the Original Notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal as described in "—Withdrawal of Tenders" below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, the Original Notes must be endorsed or accompanied by appropriate bond powers, which authorize the person to tender the Original Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Original Notes. If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Rhodia, evidence satisfactory to Rhodia of their authority to so act must be submitted with the letter of transmittal.

        Rhodia will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Original Notes. Rhodia's determinations will be final and binding. Rhodia reserves the absolute right to reject any and all Original Notes not validly tendered or any Original Notes the acceptance of which would, in the opinion of its counsel, be unlawful. Rhodia also reserves the absolute right to waive any defects or irregularities, either before or after the expiration date or conditions of tender, before the expiration date, as to any Original Notes. Rhodia's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as Rhodia will determine. Neither Rhodia, the exchange agents nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the exchange agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agents to the tendering holder of such Original Notes unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

        By tendering, each noteholder represents to Rhodia that, among other things that:

  •
  the Exchange Notes acquired in connection with this exchange offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not such person is the noteholder;

  •
  neither the noteholder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes;

  •
  neither the noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

  •
  neither the noteholder nor any such other person is an affiliate (as defined in Rule 405 under the Security Act) of Rhodia.

        In addition, Rhodia reserves the right in its sole discretion to (a) purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-entry Transfer

        Rhodia understands that the applicable exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at DTC, Euroclear or Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the dollar notes exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of Regulation S Original Notes by causing Euroclear or Clearstream to transfer such Original Notes into the euro notes exchange agent's account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange for tendered Original Notes will only be made after a timely confirmation of a book-entry transfer of the Original Notes into the applicable exchange agent's account, and timely receipt by the applicable exchange agent of an agent's message. The exchange for tendered Original Notes will only be made after a receipt of SWIFT instructions confirming the blocking of the bonds.

        The term "agent's message" means a message, transmitted by DTC, Euroclear or Clearstream, as the case may be, and received by the applicable exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgement from a participant tendering Original Notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and Rhodia may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgement from the tendering DTC, Euroclear or Clearstream participant, as the case may be, that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

        Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the applicable exchange agent prior to the expiration date, or if such holder cannot complete DTC's, Euroclear's or Clearstream's respective standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their Original Senior Notes if:

  •
  the tender is made through an eligible institution;

  •
  before expiration of the exchange offer, the applicable exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

  •
  setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the Original Notes tendered and the principal amount of Original Notes tendered;

  •
  stating that the tender offer is being made by guaranteed delivery; and

  •
  guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the Original Notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the applicable exchange agent; and

  •
  the applicable exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered Original Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) business days after expiration of the exchange offer.

        Upon request to the applicable exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of Original Dollar Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, and tenders of Original Euro Notes may be withdrawn at any time prior to 4:00 p.m., Luxembourg time, on August 3, 2004, the expiration date of the exchange offer.

        For a withdrawal to be effective:

  •
  the applicable exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agents"; or

  •
  for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the applicable exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Original Notes to be withdrawn;

  •
  identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes to be withdrawn;

  •
  be signed by the person who tendered the Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

  •
  specify the name in which the Original Notes are to be re-registered, if different from that of the withdrawing holder.

        If Original Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn Original Notes and otherwise comply with the procedures of the facility. Rhodia will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and its determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes, which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn Original Notes may be re-tendered by following the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Consequences of Failure to Exchange

        If you do not tender your Original Notes to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

  •
  may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

  •
  shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        As a result of the restrictions on transfer and the availability of the Exchange Notes, the Original Notes are likely to be much less liquid than before the exchange offer.

Exchange Agents

        The Bank of New York, London, and The Bank of New York (Luxembourg) S.A. have been appointed as the exchange agent for the exchange of the Original Euro Notes and The Bank of New York has been appointed as the exchange agent for the exchange of the Original Dollar Notes.

Questions and requests for assistance relating to the exchange of the Original Notes should be directed to the applicable exchange agent addressed as follows:

        If in regard to the euro notes exchange offer to:

The Bank of New York	or	The Bank of New York (Luxembourg) S.A.
30 Cannon Street London EC4M 6XH United Kingdom Attention: Julie McCarthy/Amanda Smith Telephone: +44 207 964 6513/7235 Facsimile: +44 207 964 6369/7294		Aerogolf Centre 1A, Hoehenhof L-1736 Senningerberg Luxembourg Attention: Corporate Trust Services Telephone: +352 2634 0571 Facsimile: +352 2634 771
If in regard to the dollar notes exchange offer to:
The Bank of New York 101 Barclay Street—7 East New York, NY 10286 Attention: Giselle Guadalupe Telephone: (212) 815-6331 Facsimile: (212) 298-1915

Fees and Expenses

        Rhodia will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by Rhodia's officers and regular employees and its affiliates in person, by telegraph or telephone.

        Rhodia will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. It, however, will pay the exchange agents reasonable and customary fees for their services and will reimburse the exchange agents for their related reasonable out-of-pocket expenses and accounting and legal fees. Rhodia may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

        Rhodia will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing Exchange Notes, or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of Original Notes tendered;

  •
  tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Original Notes under the exchange offer.

        If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this section, references to "Rhodia," "we," "us," "our" and "our company" refer only to Rhodia and not to any of its subsidiaries.

        The form and terms of the Exchange Notes and the Original Notes are identical in all material respects except that the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes. We issued the Original Dollar Notes and the Original Euro Notes and will issue the Exchange Dollar Notes and the Exchange Euro Notes under an indenture between us and The Bank of New York, as trustee. The terms of the Exchange Notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indentures. It does not restate those indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the Notes. Copies of the indentures are available as set forth under "Additional Information." Copies of the indentures have also been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indentures.

        The Notes were issued in registered form. The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.

Brief Description of the Notes

The Notes

        The Notes are:

  •
  our unsecured obligations;

  •
  senior in right of payment to all existing and future senior subordinated and subordinated debt;

  •
  pari passu in right of payment to all existing and future unsubordinated obligations of Rhodia, including those under the Existing Senior Notes;

  •
  effectively subordinated to any secured debt of Rhodia to the extent of the value of the assets securing such indebtedness; and

  •
  effectively junior to all liabilities of Rhodia's subsidiaries, including guarantees by Rhodia's subsidiaries of debt of Rhodia.

        As of the date of the indentures, all of our Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we may from time to time designate any of our Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indentures.

Listing of the Notes

        We have applied, through our listing agent, to list the Euro Notes and Dollar Notes on the Luxembourg Stock Exchange.

Principal, Maturity and Interest

        Rhodia issued $674.5 million in aggregate principal amount of U.S. dollar-denominated Notes (the "Dollar Notes") and EURO181.0 million aggregate principal amount of euro-denominated Notes (the "Euro Notes"). Subject to compliance with the covenant described below under the caption "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock," Rhodia may issue additional Notes under the indentures from time to time after this offering. In the case of each series, the Notes and any additional Notes subsequently issued under the applicable indenture will be treated as a single class for all purposes under the applicable indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Rhodia will issue the Dollar Notes and the Euro Notes in denominations of $1,000 and EURO1,000, respectively, and multiples thereof. Each series of Notes will mature on June 1, 2010.

        Interest on the Dollar Notes will accrue at the rate of 10 1/4% per annum and interest on the Euro Notes will accrue at the rate of 10 1/2% per annum and, in each case, will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2004. Rhodia will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        In certain circumstances Rhodia may be required to pay Additional Amounts in cash on the Notes as described below under "—Additional Amounts." Rhodia will also pay Special Interest to holders under certain circumstances pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), as described under "Exchange Offer and Registration Rights." All references to "interest" contained in this Description of Notes include Special Interest unless the context otherwise requires.

Ranking

        The Notes are unsecured unsubordinated Debt of Rhodia, rank pari passu in right of payment with all existing and future unsubordinated Debt of Rhodia and are senior in right of payment to all existing and future Subordinated Debt of Rhodia. The Notes are also effectively subordinated to all Debt of Rhodia's subsidiaries and any secured debt of Rhodia to the extent of the value of the assets securing such secured debt.

        Many of the operations of Rhodia are conducted through its subsidiaries. Rhodia's subsidiaries have not initially guaranteed the Notes. Claims of creditors of subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of Rhodia, including holders of the Notes. The Notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of Rhodia. Although the indentures limit the incurrence of Debt and Disqualified Stock or preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indentures do not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified Stock or preferred stock under the indentures. See "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock."

        At December 31, 2003, Rhodia's subsidiaries had outstanding net debt to third parties of EURO487 million and had guaranteed debt of Rhodia of EURO290 million. At December 31, 2003, on a pro forma basis as adjusted for the Refinancing, Rhodia would have had secured indebtedness of EURO

786 million, including EURO217 million of capital lease obligations, and subsidiaries of Rhodia would have had outstanding net debt to third parties of EURO373 million and would not have guaranteed any of Rhodia's indebtedness. Rhodia's subsidiaries are also subject to substantial other obligations incurred in the ordinary course of business.

Methods of Receiving Payment on the Notes

        Principal, premium, interest, Additional Amounts and Special Interest on the Global Notes (as defined in "Form; Clearance and Settlement") will be payable at the specified office or agency of the Paying Agent (as defined below); provided that all such payments with respect to Notes represented by one or more Global Notes registered in the name of or held by a nominee of DTC, Clearstream or Euroclear, as the case may be, will be made by wire transfer of immediately available funds to the account specified by the holder or holders thereof.

        Principal, premium, interest, Additional Amounts and Special Interest on Definitive Registered Notes (as defined in "Form; Clearance and Settlement") will be payable at the specified office or agency of one or more Paying Agents. In addition, interest on Definitive Registered Notes may be paid by wire transfer or by check mailed to the person entitled thereto as of the close of business on the record date immediately preceding the interest payment date for such interest as shown on the register for the Definitive Registered Notes.

Paying Agent and Registrar for the Notes

        Pursuant to the indentures the transfer agents and the paying agents (each, a "Paying Agent"), Rhodia will maintain a Paying Agent for the Notes in (i) each of the Borough of Manhattan, City of New York and London (the "Principal Paying Agents") and (ii) Luxembourg, for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require. Rhodia will also ensure that it maintains a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct for on account of tax pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. The initial Paying Agents are The Bank of New York, in New York and London, and The Bank of New York (Luxembourg) S.A., in Luxembourg.

        Rhodia will also maintain a one or more registrars (each, a "Registrar") initially with offices in Luxembourg and a transfer agent in each of (i) the Borough of Manhattan, City of New York; (ii) London; and (iii) for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, Luxembourg. The initial Registrar will be The Bank of New York (Luxembourg) S.A.. The initial transfer agents will be The Bank of New York, in New York, The Bank of New York, in London, and The Bank of New York (Luxembourg) S.A., in Luxembourg. The Registrar will maintain a register reflecting ownership of the Global Notes and Definitive Registered Notes outstanding from time to time. Each transfer agent shall perform the functions of a transfer agent.

        Upon notice to the applicable trustee, Rhodia may change any Paying Agent (including the Principal Paying Agent), Registrar or transfer agent and Rhodia may act as the Paying Agent; provided, however, that in no event may Rhodia act as Paying Agent or appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless either (i) another Paying Agent is located in a member state where it is not obliged to withhold or deduct tax or (ii) no other member state would require a Paying Agent located therein to withhold or deduct tax in relation to such payments at a lower (or zero) rate. For so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, Rhodia will publish a notice of any change of Paying Agent, Registrar or transfer agent in a newspaper having a general circulation in Luxembourg (currently expected to be the Luxemburger Wort).

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the applicable indenture. The Registrar and the applicable trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Rhodia is not required to transfer or exchange any Note selected for redemption. Also, Rhodia is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

        At any time prior to June 1, 2007, Rhodia may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of the Dollar Notes at a redemption price equal to 110.250% of the principal amount and up to 35% of the Euro Notes at a redemption price equal to 110.500% of the principal amount, in each case, plus accrued and unpaid interest, Additional Amounts and Special Interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of Dollar Notes issued on the date of the applicable indenture or Euro Notes issued on the date of the applicable indenture, remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Rhodia and its Subsidiaries); and

  (2)
  the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph and as described under "—Optional Redemption for Taxation Reasons," the Notes will not be redeemable at Rhodia's option.

        If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Rhodia shall publish the notice of redemption referred to above in Luxembourg in the manner described below in "—Notices."

Mandatory Redemption

        Rhodia is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption for Taxation Reasons

        Rhodia and its successors, if any (each, a "Payer"), may, at its option, redeem all, but not part, of either or both series of the Notes, at any time upon giving not less than 30 nor more than 60 days' notice to the holders thereof, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption (a "Tax Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (see "—Additional Amounts") then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Payer determines in good faith that, as a result of:

  (1)
  any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (as defined below) affecting taxation which is announced and becomes effective after the issuance of the Notes on the Issue Date (or, in the case of a successor, after the date of assumption by the successor of Rhodia's obligations hereunder); or

  (2)
  any change in official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change in official position becomes effective after the issuance of the Notes on the Issue Date (or, in the case of a successor, after the date of assumption by the successor of Rhodia's obligations hereunder);

the Payer is, or on the next interest payment date in respect of that series of Notes would be, required to pay Additional Amounts on such series of Notes and the Payer cannot avoid such obligation by taking reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent in accordance with "—Paying Agent and Registrar for the Notes"). Notice of redemption for taxation reasons will be given in accordance with the procedures described below under "—Selection and Notice."

        Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payer would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the relevant series of Notes were then due. Prior to the giving of any notice of redemption described in this paragraph, the Payer shall deliver to the applicable trustee (a) an officers' certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Payer taking reasonable measures available to it and (b) a written opinion of independent tax counsel of recognized standing (the choice of such counsel to be subject to the prior written consent of the applicable trustee, which consent shall not be unreasonably withheld) to the effect that the circumstances referred to above exist. The applicable trustee will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

        Notwithstanding the foregoing, Rhodia may not redeem the Notes under this provision if the Relevant Tax Jurisdiction (as defined below) changes under the indentures and the Payer is obligated to pay Additional Payments as a result of a change in the laws (or any regulations or rulings promulgated thereunder), or any change in any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, of the then current Relevant Tax Jurisdiction which, at the time the latter became the Relevant Tax Jurisdiction under the indentures, was publicly announced as being or having been formally proposed.

        For the avoidance of doubt, the Payer will not be entitled to redeem the Notes as a consequence of the adoption of the European Council Directive 2003/48/EC of June 3, 2003, implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income or any other European Union Directive amending, replacing or completing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

Additional Amounts

        All payments made by a Payer on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, assessments, duties, levies or other governmental charges of whatever nature (including penalties, interest and any liabilities with respect thereto) (collectively "Taxes") imposed or levied by or, on behalf of, (1) any jurisdiction where such Payer is organized, engaged in business (where such Tax is imposed by reason of the Payer being engaged in business) or otherwise considered to be a resident for tax purposes, (2) any jurisdiction from or through which a payment on the Notes is made, (3) or any political subdivision or governmental authority of any of the foregoing having the power to tax (the "Relevant Tax Jurisdiction"), unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Relevant Tax Jurisdiction is at any time required to be made from any payments under the Notes, including payment of principal, redemption price, interest or premium, the Payer will pay (to the extent lawful) to each holder of a Note such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by such holder (including the Additional Amounts) after such deduction or withholding will be not less than the amounts which such holder would have received in respect of such payments in the absence of such withholding or deduction; provided that the Payer will not be required to make any payment of Additional Amounts for or on account of:

  (1)
  any Tax which would not have been imposed but for (a) the existence of any present or former connection between such holder or beneficial owner of the Notes and the Relevant Tax Jurisdiction, including such holder or beneficial owner being or having been a citizen or resident thereof or being or having been engaged in trade or business therein or having or having had a permanent establishment therein, but excluding, in each case, any connection arising solely from the acquisition, ownership, holding or disposition of such Notes or the receipt of any payment in respect thereof or the exercise or enforcement of any rights under the applicable indenture or the Notes or (b) the presentation of a Note for payment (where presentation is required) on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later (except to the extent that the holder would have been entitled to Additional Amounts had such Note been presented at the latest on the last day of such 30-day period);

  (2)
  any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, similar assessment or similar governmental charge;

  (3)
  any Tax which is payable otherwise than by withholding or deduction from payment on (or in respect of) the Notes;

  (4)
  any Tax that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Note to comply with a written request of the Payer addressed or otherwise provided to the holder or beneficial owner (and made at a time which would enable the holder and/or beneficial owner acting reasonably to comply with that request and, in any case, made at least 90 days before such withholding or deduction would be payable by the Payer) to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner, or to make any declaration or similar claim relating to such matters, which is required by a statute, regulation or administrative practice of the Relevant Tax Jurisdiction as a precondition to exemption from all or part of such Tax;

  (5)
  except in the case of the liquidation, dissolution or other winding-up of the Payer, any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a Note for payment (where presentation is required) in the Relevant Tax Jurisdiction (unless by reason of the Payer's actions, presentment could not have been made elsewhere);

  (6)
  any Tax which is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC of June 3, 2003, implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income or any European Union Directive amending, replacing or completing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive;

  (7)
  any Tax which could have been avoided by the presentation (where presentation is required) of the relevant Note to another Paying Agent located in a member state of the European Union (in respect of Euro Notes); or

  (8)
  any combination of the above.

        Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (8) inclusive above.

        If the Payer will be obligated to pay Additional Amounts with respect to any payment made on the Notes, the Payer will provide the applicable trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Payer shall notify such trustee promptly thereafter) an officers' certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date. The Payer will promptly provide the applicable trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

        The Payer will make all required withholding and deduction and will remit the full amount to be deducted or withheld to the Relevant Tax Jurisdiction in accordance with applicable law. The Payer will use all reasonable efforts to provide the applicable trustee with the official Tax receipt of the Relevant Tax Jurisdiction (or a certified copy thereof) evidencing the payment of the Taxes so withheld or deducted by the Payer. Upon request, copies of such documentation will be made reasonably promptly available to the holders or the Paying Agents, as applicable, or if, notwithstanding the Payer's effort to obtain receipts, receipts are not obtained, other evidence of payment by the Payer.

        The Payer will pay all present and future stamp, issue, registration, transfer, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies which are imposed by any taxing jurisdiction or Taxes which arise from the execution, delivery, performance or registration of the Notes, the initial resale thereof by the initial purchasers and the enforcement of the applicable indenture, the Notes and/or any related agreement following the occurrence of an Event of Default.

        All references in this prospectus to principal, premium and interest on the Notes or any other payment under, or with respect to, any of the Notes include Additional Amounts which were or would be payable by the Payer in respect thereof.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require Rhodia to repurchase all or any part (equal to $1,000 or EURO1,000, as the case may be, or a multiple thereof) of that holder's Notes pursuant to a Change of Control offer on the terms set forth in the applicable indenture for a repurchase price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, Special Interest and Additional Amounts on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control (except that in the case of a Change of Control pursuant to clause (4) of the definition of Change of Control such period will be 60 days), Rhodia will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable indenture and described in such notice. If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Rhodia will publish a copy of such notice in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Such notice shall contain the following information:

  (1)
  a Change of Control offer is being made pursuant to the covenant entitled "Repurchase at the Option of the Holders—Change of Control," and that all Notes properly tendered pursuant to such Change of Control offer will be accepted for purchase;

  (2)
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is given (the "Change of Control Payment Date");

  (3)
  any Note not properly tendered will remain outstanding and continue to accrue interest;

  (4)
  unless Rhodia defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control offer will cease to accrue interest on the Change of Control Payment Date;

  (5)
  holders electing to have any Notes purchased pursuant to a Change of Control offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice or, if and for so long as the Notes are listed on the Luxembourg Stock Exchange, to the Paying Agent located in Luxembourg, prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, however, that in relation to any Book-Entry Interest, a holder of such Book-Entry Interests may exercise its option to have such Book-Entry Interest purchased through the facilities of DTC and/or Euroclear and/or Clearstream, in each case, subject to their rules and regulations;

  (6)
  holders will be entitled to withdraw their tendered Notes and their election to require Rhodia to purchase such Notes if the Paying Agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing his tendered Notes and his election to have such Notes purchased; and

  (7)
  if applicable, a holder whose Definitive Registered Notes are being purchased in part will be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 or EURO1,000 in principal amount, as the case may be, or a multiple thereof.

        Rhodia will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations and stock exchange rules, including any securities laws of Luxembourg and the listing rules of the Luxembourg Stock Exchange, to the extent those laws, regulations and rules are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such laws, regulations or rules conflict with the Change of Control provisions of the indentures, Rhodia will comply with the applicable laws, regulations and rules, and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such conflict.

        On the Change of Control Payment Date, Rhodia will, to the extent lawful:

  (1)
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control offer;

  (2)
  deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

  (3)
  deliver or cause to be delivered to the applicable trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes being purchased by Rhodia.

        The Paying Agent will promptly mail to each holder of Notes properly tendered the purchase price for such Notes, and the applicable trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or EURO1,000, as the case may be, or a multiple thereof.

        Rhodia has agreed that it will either repay all of its outstanding Debt or obtain the requisite consents under all agreements governing its outstanding Debt to permit the repurchase of Notes required by this covenant. Notwithstanding this agreement, however, Rhodia may be unable to obtain required consents or lack adequate financial resources to make the required purchase of the Notes.

        Rhodia will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control Payment Date in Luxembourg in the manner described below in "—Notices" and send a copy of such announcement to the Luxembourg Stock Exchange, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require.

        The provisions described above that require Rhodia to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the Notes to require that Rhodia repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Rhodia will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control offer by Rhodia and purchases all Notes properly tendered and not withdrawn under the Change of Control offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Rhodia and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Rhodia to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Rhodia and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        The definition of Change of Control does not prohibit Rhodia from entering into certain transactions, including acquisitions, refinancings, recapitalizations or other highly leveraged transactions that do not constitute a Change of Control, but could increase the amount of indebtedness outstanding or otherwise affect Rhodia's capital structure, credit ratings or the holders of the Notes. See "Risk Factors—Risks Related to the Notes—We may enter into certain transactions that would not constitute a Change of Control under the terms of the Notes but would increase the amount of our outstanding indebtedness or otherwise affect the holders of the Notes" elsewhere in this prospectus.

Asset Sales

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Rhodia (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, with such fair market value being determined in good faith (a) in the case of Asset Sales for aggregate consideration less than or equal to EURO50 million, by a Senior Financial Officer of Rhodia; and (b) in the case of Asset Sales for aggregate consideration in excess of EURO50 million, by Rhodia's Board of Directors; and

  (2)
  at least 75% of the consideration received in the Asset Sale by Rhodia or such Restricted Subsidiary is in the form of cash or Replacement Assets, or a combination of both; provided, however, that such percentage in respect of a particular Asset Sale may be less than 75% so long as at least 75% of the consideration received in such Asset Sale by Rhodia or such Restricted Subsidiary, when taken together with the aggregate consideration received by Rhodia and its Restricted Subsidiaries with respect to all other Asset Sales during (A) the twelve-month period immediately preceding the date of such Asset Sale or (B) if shorter, the period beginning on the Issue Date and ending on the date of the Asset Sale, is in the form of cash or Replacement Assets, or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on Rhodia's most recent consolidated balance sheet, of Rhodia or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases Rhodia or such Restricted Subsidiary from further liability or with respect to which the transferee has granted a full and complete indemnity to Rhodia or such Restricted Subsidiary;

  (b)
  any securities, notes or other obligations received by Rhodia or any such Restricted Subsidiary from such transferee that are converted by Rhodia or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt; and

  (c)
  Cash Equivalents.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Rhodia or any Restricted Subsidiary may apply those Net Proceeds:

  (1)
  to repay (or repurchase) any Debt of Rhodia or a Restricted Subsidiary other than Subordinated Debt;

  (2)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the applicable indenture);

  (3)
  to make a capital expenditure; or

  (4)
  to acquire other long-term assets that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, Rhodia and any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indentures.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds EURO30 million, Rhodia will, within 30 days, make an offer to all holders of each series of Notes, and, at Rhodia's option, to all holders of other Debt that is pari passu with the Notes, to purchase the maximum principal amount of Notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale offer will be equal to 100% of the principal amount of the Notes being repurchased plus accrued and unpaid interest, Special Interest and Additional Amounts to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, Rhodia may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of Notes and other pari passu Debt tendered into such Asset Sale offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated to the Notes and such other pari passu Debt on a pro rata basis (based upon the respective principal amounts of the Notes and such other pari passu Debt tendered into such Asset Sale Offer) and the portion of each Note to be purchased will be thereafter determined on a pro rata basis among the holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000 or EURO1,000, as applicable. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

        Rhodia will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder and stock exchange rules to the extent those laws, regulations and rules are applicable in connection with each repurchase of Notes pursuant to an Asset Sale offer. To the extent that the provisions of any such laws, regulations or rules conflict with the Asset Sale provisions of the indenture, Rhodia will comply with the applicable laws, regulations and rules and will not be deemed to have breached its obligations under the Asset Sale provisions of the indentures by virtue of such conflict. For so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, if Rhodia offers to repurchase Notes pursuant to an Asset Sales offer, Rhodia will publish a notice in Luxembourg in the manner described below in "—Notices" and send a copy of such notice to the Luxembourg Stock Exchange.

Certain Limits and Defaults

        The agreements governing our other Debt contain prohibitions of certain events, including events that would constitute an Asset Sale or Change of Control. In addition, the exercise by the holders of Notes of their right to require us to repurchase the Notes upon an Asset Sale or Change of Control could cause a default under these other agreements, even if the Asset Sale or Change of Control does not, due to the financial effect of such repurchases on us. Any future credit agreements or other agreements relating to Debt to which Rhodia or any Restricted Subsidiary becomes party may contain similar restrictions and provisions. Finally, our ability to pay cash to the holders of Notes upon a repurchase may be limited by our then existing financial resources. Our failure to make or consummate an Asset Sale or Change of Control offer or pay the applicable Asset Sale or Change of Control payment when due would result in an Event of Default and would give the trustees and the holders of the Notes the rights described below under the caption "—Events of Default and Remedies" and which, in turn would constitute a default under certain other Debt.

Selection and Notice

        If less than all of the Dollar Notes or the Euro Notes, as the case may be, are to be redeemed at any time, the applicable trustee will select Notes for redemption on the basis required by any stock exchange on which the Notes are listed and otherwise on a pro rata basis.

        No Notes of $1,000 or EURO1,000, as the case may be, or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional. If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Rhodia shall publish such notice in Luxembourg in the manner described below in "—Notices" and send a copy of such notice to the Luxembourg Stock Exchange.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Suspension of Covenants when Notes Rated Investment Grade

        If on any date following the date of the applicable indenture, the series of Notes issued under that indenture has an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing (a "Suspension Event"), then, beginning on that day and continuing until such time, if any, at which that series of Notes ceases to have an Investment Grade Rating from either of the Rating Agencies, the provisions of the applicable indenture summarized under the following captions will not apply to that series of Notes:

  (1)
  "—Repurchase at the Option of Holders";

  (2)
  "—Certain Covenants—Restricted Payments";

  (3)
  "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock";

  (4)
  "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  (5)
  "—Certain Covenants—Limitations on Issuances of Guarantees of Debt";

  (6)
  "—Certain Covenants—Merger, Consolidation or Sale of Assets" (but only clause (4) of such covenant);

  (7)
  "—Certain Covenants—Transactions with Affiliates";

  (8)
  "—Certain Covenants—Sale and Leaseback Transactions" (but only the first paragraph of such covenant);

  (9)
  "—Certain Covenants—Payments for Consent"; and

  (10)
  "—Certain Covenants—Business Activities".

        Such covenants will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of Rhodia properly taken during the continuance of the Suspension Event, and the "Restricted Payments" covenant will be interpreted as if it had been in effect since the date of the applicable indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

Restricted Payments

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Rhodia's Equity Interests or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Rhodia or any Restricted Subsidiary) or to the direct or indirect holders of Rhodia's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than:

  (x)
  dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Rhodia; or

  (y)
  dividends or distributions by a Restricted Subsidiary on any class of its Capital Stock so long as, in the case of any dividend or distribution by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Rhodia or another Restricted Subsidiary of Rhodia, as the case may be, receives at least its pro rata share of such dividend or distribution (based on its ownership of the relevant class of Capital Stock);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Rhodia) any Equity Interests of Rhodia;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (other than (x) intercompany Debt permitted under clause (7) of the covenant described below under the caption "—Incurrence of Debt and Issuance of Preferred Stock" and (y) the purchase, repurchase or other acquisition of such Subordinated Debt purchased in anticipation of satisfying a payment of principal at the Stated Maturity thereof, in each case, within one year of such Stated Maturity); or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing;

  (2)
  Rhodia could incur at least EURO1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Debt and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Rhodia and its Restricted Subsidiaries after the date of the indentures (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Rhodia for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Notes are issued to the end of Rhodia's most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by Rhodia since the date of the indentures (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Rhodia (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Rhodia upon conversion into or exchange for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Rhodia), plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the indentures is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (d)
    to the extent that any Unrestricted Subsidiary of Rhodia designated as such after the date of the indentures is redesignated as a Restricted Subsidiary after the date of the indentures, the lesser of (i) the fair market value of Rhodia's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend on the common stock of Rhodia within five months after the date on which a dividend is publicly announced by the Board of Directors of Rhodia, if at the date of announcement the dividend payment would have complied with the provisions of the indentures;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Debt of Rhodia or any Restricted Subsidiary or of any Equity Interests of Rhodia or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Rhodia) of, Equity Interests of Rhodia (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Subordinated Debt of Rhodia or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Debt;

  (4)
  so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Rhodia or any Restricted Subsidiary of Rhodia from employees, former employees, directors or former directors of Rhodia or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of the employment of such employees or former employees or termination of the term of such director or former director; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed EURO3 million in any twelve-month period;

  (5)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Rhodia issued in accordance with the covenant described below under the caption "—Incurrence of Debt and Issuance of Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges;

  (6)
  payment of any Receivables Fees; or

  (7)
  so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (7), not to exceed EURO20 million since the date of the indentures, with no more than EURO10 million to be paid in any one fiscal year.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Rhodia or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith (a) in the case of assets or securities valued at more than EURO10 million and less than or equal to EURO50 million, by a Senior Financial Officer of Rhodia and set forth in a certificate to the trustee from such officer, and (b) in the case of assets or securities valued at more than EURO50 million, by Rhodia's Board of Directors (whose resolution with respect thereto will be final and binding) and set forth in an officers' certificate delivered to the trustee.

Incurrence of Debt and Issuance of Preferred Stock

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt), and Rhodia will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Rhodia may incur Debt (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Rhodia's most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. In addition, at any time when a Restricted Subsidiary is a Subsidiary Guarantor that has Guaranteed Debt of Rhodia, any incurrence of Debt by Rhodia permitted by the preceding sentence may be incurred by any such Subsidiary Guarantor.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Debt, Disqualified Stock or preferred stock, as applicable (collectively, "Permitted Debt"):

  (1)
  the incurrence by Rhodia or any of its Restricted Subsidiaries (and the Guarantee thereof by any Restricted Subsidiary or Rhodia, as applicable) of Debt and letters of credit under Credit Facilities or Affected Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Rhodia and the Restricted Subsidiaries thereunder), not to exceed EURO1.3 billion, less the aggregate amount of all Net Proceeds of Asset Sales applied by Rhodia or any of its Restricted Subsidiaries since the date of issuance of the Notes to repay any Debt under the Credit Facilities pursuant to the second paragraph of the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (2)
  the incurrence by Rhodia and its Restricted Subsidiaries of the Existing Debt;

  (3)
  the incurrence by Rhodia, and the Guarantee by any Subsidiary Guarantor, of Debt represented by the Notes to be issued on the date of the indentures and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

  (4)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or through the purchase of the Capital Stock of any Person owning such assets) used in the business of Rhodia or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted

    Refinancing Debt incurred to refund, refinance or replace any Debt incurred pursuant to this clause (4), not to exceed 5% of the Consolidated Net Tangible Assets of Rhodia and its Restricted Subsidiaries;

  (5)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

  (6)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, such drawing is reimbursed within five Business Days following receipt of a demand for reimbursement;

  (7)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of intercompany Debt between or among Rhodia and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Rhodia or a Subsidiary Guarantor is the obligor on such Debt, such Debt must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes or the Guarantee of the Subsidiary Guarantor, as the case may be; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than Rhodia or a Restricted Subsidiary of Rhodia and (ii) any sale or other transfer of any such Debt to a Person that is not either Rhodia or a Restricted Subsidiary of Rhodia will be deemed, in each case, to constitute an incurrence of such Debt by Rhodia or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the issuance of shares of preferred stock by a Restricted Subsidiary to Rhodia or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Rhodia or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (8);

  (9)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of:

  (a)
  Hedging Obligations incurred in the ordinary course of business and not for speculative purposes; and

  (b)
  Debt in respect of performance, surety or appeal bonds provided in the ordinary course of business;

  (10)
  the guarantee by Rhodia or any of its Restricted Subsidiaries of Debt of Rhodia or a Restricted Subsidiary of Rhodia that was permitted to be incurred by another provision of this covenant;

  (11)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of Debt represented by letters of credit for the account of Rhodia or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, environmental remediation or other environmental matters or payment obligations in connection with self-insurance or similar requirements, in each case to the extent arising in the ordinary course of business;

  (12)
  the incurrence by Rhodia or a Restricted Subsidiary of Debt to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under the caption "—Legal Defeasance and Covenant Defeasance";

  (13)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar institution inadvertently drawn against insufficient funds in the ordinary course of business provided such Debt is extinguished within 10 days of occurrence; and

  (14)
  the incurrence by Rhodia or any of its Restricted Subsidiaries of additional Debt or the issuance of Disqualified Stock by Rhodia or preferred stock by any Restricted Subsidiary in an aggregate principal amount or liquidation preference (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace any Debt incurred pursuant to this clause (14), not to exceed EURO125 million.

        For purposes of determining compliance with this "Incurrence of Debt and Issuance of Preferred Stock" covenant:

  (1)
  subject to clause (2) below, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Rhodia will be permitted to classify such item of Debt on the date of its incurrence or to later reclassify all or a portion of such item of Debt, in any manner that complies with this covenant;

  (2)
  Debt under Credit Facilities and Affected Facilities outstanding on the date of the indentures will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and Rhodia will not be permitted to reclassify any portion of such Debt thereafter;

  (3)
  the outstanding principal amount of any particular Debt shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt shall not be double counted;

  (4)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Debt or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Rhodia as accrued; and

  (5)
  the maximum amount of Debt that Rhodia or a Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Debt, due solely to the result of fluctuations in the exchange rates of currencies.

Liens

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, to secure Debt, Attributable Debt or other obligations, unless all payments due under the indentures and the Notes or such Subsidiary Guarantor's Guarantee of the Notes, as the case may be, are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to Rhodia or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Rhodia or any of its Restricted Subsidiaries or to make required payments in respect thereof; or

  (3)
  transfer any of its properties or assets to Rhodia or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements in effect on the date of the indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements and any new agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or new agreements, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of the indentures;

  (2)
  the indentures, the Notes and Exchange Notes, any Guarantee of the Notes and Exchange Notes;

  (3)
  any applicable law, rule, regulation or order;

  (4)
  any instrument governing Debt or Capital Stock of a Person acquired by Rhodia or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

  (5)
  customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Debt being refinanced;

  (9)
  Liens securing Debt otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" or below under the caption

    "—Sale and Leaseback Transactions" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (10)
  customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

  (12)
  restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors, are necessary or advisable to effect such Receivables Facility.

Limitations on Issuances of Guarantees of Debt

        Rhodia will not permit any Restricted Subsidiary to, directly or indirectly, Guarantee any Debt of Rhodia unless such Restricted Subsidiary simultaneously executes and delivers to the trustees supplemental indentures providing for the Guarantee of payment of the Notes by such Restricted Subsidiary on a joint and several basis with each other Subsidiary Guarantor, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Debt, provided that (i) a Restricted Subsidiary's Guarantee may be limited in amount to the extent required by fraudulent conveyance, corporate benefit, financial assistance or other similar laws (but, in such a case (A) each of Rhodia and its Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant Guarantee shall be given on an equal and ratable basis with the guarantee of any other Debt giving rise to the obligation to Guarantee the Notes) and (ii) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a Guarantor, such Restricted Subsidiary need not become a Guarantor (but, in such a case, each of Rhodia and its Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the Guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit, and shall give such Guarantee at such time (and to the extent) that it thereafter becomes permissible). For the avoidance of doubt, Rhodia will not permit any Restricted Subsidiary to, directly or indirectly, Guarantee the Existing Notes unless such Restricted Subsidiary simultaneously executes and delivers to the trustees supplemental indentures providing for the Guarantee of payment of the Notes by such Restricted Subsidiary on a joint and several basis with each other Subsidiary Guarantor, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of the Existing Notes. The two preceding sentences shall not apply to (i) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the Guarantee of Debt of Rhodia and (ii) the Guarantee by any Restricted Subsidiary of Permitted Refinancing Debt incurred in accordance with clause (5) of the second paragraph under "Incurrence of Debt and Issuance of Preferred Stock"; provided that such Restricted Subsidiary guaranteed the Debt so refinanced on the date of the indentures.

        Upon the execution and delivery of such supplemental indentures, such Restricted Subsidiary shall become a Subsidiary Guarantor.

        Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (a) such Subsidiary ceasing to be a Restricted Subsidiary (including as a result of any sale, exchange or transfer, to any Person, of all of Rhodia's Capital Stock in such Restricted Subsidiary) in compliance with the covenant described under

"Repurchase of the Option of the Holders—Asset Sales" (including the requirements relating to the application of proceeds) and otherwise in compliance with the applicable indenture or (b) the release by the holders of the Debt of Rhodia described in the next preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt (but not under the relevant guarantee)), at a time when (i) no other Debt of Rhodia has been guaranteed by such Restricted Subsidiary or (ii) the holders of all such other Debt which is guaranteed by such Restricted Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt (but not under the relevant guarantee)) and, in either such case, such Restricted Subsidiary is not obligated in respect of any Debt incurred by such Restricted Subsidiary under the provisions described in the last sentence of the first paragraph under the caption "—Incurrence of Debt and Issuance of Preferred Stock". This covenant will not apply to any Guarantees or pledges of assets existing on the date of the indentures.

        In the event that a Subsidiary Guarantor enters into a Guarantee of the Notes or a Subsidiary Guarantor is released from its obligations under its Guarantee of the Notes, and if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Rhodia will publish notice of the release of or the granting of such Guarantee in Luxembourg in the manner described below in "—Notices", send a copy of such notice to the Luxembourg Stock Exchange and prepare and submit a supplement to the listing particulars to the Luxembourg Stock Exchange, and, in the case of the granting of a new Guarantee, deposit a copy of such Guarantee with the Luxembourg Stock Exchange and the Paying Agent at its office in Luxembourg.

Merger, Consolidation or Sale of Assets

        Rhodia may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Rhodia is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Rhodia and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) Rhodia is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Rhodia) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of any state which is a member of the European Union, Canada, the United States of America or any State thereof, or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Rhodia) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Rhodia under the Notes, the indentures and the Registration Rights Agreement (including the obligation to pay Additional Amounts in the Relevant Tax Jurisdictions) pursuant to agreements in form reasonably satisfactory to the trustees;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  Rhodia or the Person formed by or surviving any such consolidation or merger (if other than Rhodia), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least EURO1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Debt and Issuance of Preferred Stock."

        Notwithstanding the foregoing clause (4), if

  (a)
  any Restricted Subsidiary consolidates with, merges into or transfers all or substantially all of its properties and assets to Rhodia or to any other Restricted Subsidiary of Rhodia, or

  (b)
  Rhodia merges with an Affiliate owned 100% (other than directors' qualifying shares) by a Parent Company of Rhodia organized solely for the purpose of incorporating Rhodia in any state which is a member of the European Union, Canada or the United States of America or any State thereof, or the District of Columbia to realize tax or other benefits so long as the amount of Debt of Rhodia and its Restricted Subsidiaries is not increased thereby, and so long as Rhodia or its successor shall not thereafter be required to pay Additional Amounts, then no violation of this covenant will be deemed to have occurred, as long as the requirements of clauses (1), (2) and (3) of this covenant are satisfied.

        In addition, Rhodia may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Except for clause (1)(b) of the preceding paragraph, this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Rhodia and its Restricted Subsidiaries.

Transactions with Affiliates

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms, when taken as a whole, that are no less favorable to Rhodia or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Rhodia or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Rhodia delivers to the trustees:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of EURO10 million and less than or equal to EURO50 million, a certificate of a Senior Financial Officer of Rhodia and one member of the executive committee of Rhodia other than the Senior Financial Officer certifying that such Affiliate Transaction complies with this covenant; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of EURO50 million, (i) a resolution of the Board of Directors of Rhodia set forth in an officers' certificate certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) an opinion as to the fairness to Rhodia of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Rhodia or any of its

    Restricted Subsidiaries in the ordinary course of business with an officer, employee or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

  (2)
  transactions between or among Rhodia and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction);

  (3)
  payment of reasonable fees to directors who are not otherwise employees of Rhodia;

  (4)
  Restricted Payments that are permitted by the provisions described above under the caption "—Restricted Payments";

  (5)
  loans or advances to employees or consultants in the ordinary course of business of Rhodia or its Restricted Subsidiaries;

  (6)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

  (7)
  purchases from and sales to joint venture entities existing on the date of the indentures of chemicals and products in the ordinary course of business, so long as such purchases and sales are on terms which, taken as a whole, are no less favorable to Rhodia or the Relevant Subsidiary than those that would have been obtained in a comparable transaction by Rhodia or such Restricted Subsidiary with an unrelated Person; and

  (8)
  transactions pursuant to or contemplated by any agreement of Rhodia or any Restricted Subsidiary as in effect as of the date of the indentures or any amendment thereto or any replacement agreement so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the holders of Notes than the original agreement as in effect on the date of the indentures.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Rhodia may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Rhodia and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or for Permitted Investments, as determined by Rhodia. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

        Prior to a Suspension Event and at any time that a Suspension Event is not continuing, Rhodia will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Rhodia or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1)
  Rhodia or that Restricted Subsidiary, as applicable, could have (a) incurred Debt in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Debt and Issuance of Preferred

    Stock" and (b) incurred a Lien to secure such Attributable Debt pursuant to the covenant described above under the caption "—Liens";

  (2)
  the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

  (3)
  the transfer of assets in that Sale and Leaseback Transaction is permitted by, and Rhodia applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        During the continuance of a Suspension Event, Rhodia will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, except for any Sale and Leaseback Transaction involving a lease not exceeding three years, unless:

  (1)
  Rhodia or that Restricted Subsidiary, as applicable, would be entitled to incur Debt secured by a Lien on that Principal Property without equally and ratably securing the Notes;

  (2)
  an amount equal to the Attributable Debt of the Sale and Leaseback Transaction is applied within 180 days to:

  (a)
  the voluntary retirement of any Debt of Rhodia or any Restricted Subsidiary maturing more than one year after the date incurred, and which is pari passu in right of payment with the Notes; or

  (b)
  the purchase of other property that will constitute Principal Property having a value at least equal to the net proceeds of the sale; or

  (3)
  Rhodia or that Restricted Subsidiary, as applicable, delivers to the trustees for cancellation Notes in an aggregate principal amount at least equal to the net proceeds of the sale.

        Notwithstanding the foregoing, after a Suspension Event, Rhodia may enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described in the preceding paragraph, provided that the sum of the aggregate amount of all Debt of Rhodia and its Restricted Subsidiaries that is secured by Liens on any properties or assets of Rhodia and any Restricted Subsidiaries (other than (1) Debt secured solely by Permitted Liens, (2) Debt that is secured equally and ratably with (or on a basis subordinated to) the Notes and (3) the Notes) and the aggregate amount of all Attributable Debt of Rhodia and its Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the preceding paragraph) would not exceed 5% of the Consolidated Net Tangible Assets of Rhodia and its Restricted Subsidiaries.

Business Activities

        Rhodia will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to Rhodia and its Restricted Subsidiaries taken as a whole.

Payments for Consent

        Rhodia will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        The indentures require Rhodia to file with the SEC (and make available to the trustee and the holders of the Notes (without exhibits), without cost to each holder, within 15 days after it files them with the SEC):

  (1)
  within six months after the end of each fiscal year, annual reports on Form 20-F, or any successor form containing the information required to be contained therein, or required in such successor form and including, to the extent permitted under applicable law and SEC regulations, a U.S. GAAP reconciliation in substantially the form set out in the Form 20-F of Rhodia for the year ended December 31, 2003; provided that such reconciliation shall be made to U.S. GAAP as in effect on the date of such report or financial information;

  (2)
  within 120 days after the end of each fiscal year, reports on Form 6-K, or any successor form, attaching (a) audited consolidated financial statements for Rhodia for such fiscal year (and for the prior two years), in each case prepared in accordance with GAAP including, to the extent permitted under applicable law and SEC regulations, a U.S. GAAP reconciliation in substantially the form set out in the Form 20-F of Rhodia for the year ended December 31, 2003, and (b) the information relating to Rhodia described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects);

  (3)
  prior to December 31, 2004, within 90 days after the end of each of the first three fiscal quarters of each fiscal year and, thereafter, within 75 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements (including a consolidated statement of income, consolidated balance sheet and consolidated statement of cash flows) for Rhodia for such period (and the comparable period reported in the prior year), in each case, prepared in accordance with GAAP (as in effect on the date of such report or financial information) including, to the extent permitted under applicable law and SEC regulations a U.S. GAAP reconciliation in substantially the form set out in the Form 6-K of Rhodia for the six month period ended June 30, 2003; provided that such reconciliations shall be made to U.S. GAAP as in effect on the date of such report or financial information and (b) information relating to Rhodia described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects (or Management's Discussion and Analysis of Financial Condition and Results of Operations)) in a similar manner to, and to the extent included in, Rhodia's report on Form 6-K, as filed with the SEC on September 25, 2003 relating to its financial statements for the six months ended June 30, 2003;

  (4)
  promptly, from time to time, after the occurrence of any event required to be therein reported, other reports on Form 6-K or any successor form; and

  (5)
  promptly, from time to time, all other information that would be required to be contained in a report on Form 8-K (as such form is in effect on the issue date of the Notes), or any successor form, if Rhodia were required to file such reports (and such information may be provided in a report on Form 6-K); provided, however, that Rhodia shall not be required to file a report on Form 6-K or 8-K pursuant to this clause (5) if the information or event that gave rise to the obligation to file such report is disclosed in a report referred to in clause (1), (2), (3) or (4) above which is filed within 30 days of the date on which a report would otherwise have been required to be filed pursuant to this clause (5);

provided that Rhodia shall not be obliged to file any reports referred to in clauses (1) through (5) above with the SEC if the SEC does not permit such filing, in which event Rhodia will provide such information to the trustee and holders of the Notes, in each case within 15 days after the time Rhodia would have been required to file such information with the Commission pursuant to the foregoing.

        In addition, so long as the Notes remain outstanding and during any period during which Rhodia is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), Rhodia will furnish to holders of the Notes and prospective purchasers of the Notes upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        So long as the Notes are listed on the Luxembourg Stock Exchange, copies of the information and reports referred to in clauses (1) through (5) of the first paragraph above will be available during normal business hours at the offices of the Paying Agent in Luxembourg.

Events of Default and Remedies

        With respect to each series of Notes, each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Additional Amounts or Special Interest with respect to, such Notes;

  (2)
  default in payment when due of the principal of or premium on such Notes;

  (3)
  failure by Rhodia or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by Rhodia or any of its Restricted Subsidiaries for 60 days after notice from the applicable trustee or the holders of at least 25% in aggregate principal amount of that series of the Notes outstanding (a copy of which notice from the holders shall be delivered to the applicable trustee) to comply with any of the other agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Rhodia or any of its Significant Subsidiaries (or the payment of which is guaranteed by Rhodia or any of its Significant Subsidiaries) whether such Debt or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium on such Debt after the expiration of the grace period provided in such Debt on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Debt prior to its express maturity,

    and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates EURO35 million or more;

  (6)
  failure by Rhodia or any of its Significant Subsidiaries to pay final, non-appealable judgments aggregating in excess of EURO35 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any Guarantee of the Notes required by the applicable indenture ceases to be in full force and effect (except as contemplated by the terms thereof) or any Subsidiary Guarantor or

    Person acting by or on behalf of such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under such Guarantee; and

  (8)
  certain events of bankruptcy or insolvency described in the applicable indenture with respect to Rhodia or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default described above in clause (8), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the then outstanding Notes of the applicable series may declare that series of the Notes to be due and payable immediately.

        Holders of the Notes may not enforce the applicable indenture or Notes except as provided in such indenture. Subject to certain limitations, with respect to either series of Notes, holders of a majority in principal amount of the then outstanding Notes of that series may direct the applicable trustee in its exercise of any trust or power. The applicable trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, interest, Additional Amounts or Special Interest.

        With respect to either series of Notes, the holders of a majority in aggregate principal amount of Notes of that series then outstanding by notice to the applicable trustee may on behalf of the holders of that series of Notes waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of principal, premium, interest, Additional Amounts or Special Interest on that series of Notes.

        Rhodia is required to deliver to the trustees annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Rhodia is required to deliver to the trustees a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Rhodia, as such, will have any liability for any obligations of Rhodia under the Notes, the indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Rhodia may, at its option and at any time, elect to have all of its obligations, and all obligations of any Subsidiary Guarantor's Guarantee of the Notes, discharged with respect to either or both series of Notes ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest, premium, Additional Amounts and Special Interest on such Notes when such payments are due from the trust referred to below;

  (2)
  Rhodia's obligations with respect to the Notes concerning issuing Notes, registration, exchange and transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustees, and Rhodia's and the Subsidiary Guarantor's, if any, obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indentures.

        In addition, Rhodia may, at its option and at any time, elect to have the obligations of Rhodia and any Subsidiary Guarantors released with respect to certain covenants in either or both indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the applicable Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, and insolvency events) described under "—Events of Default and Remedies" will no longer constitute Events of Default with respect to the applicable Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Rhodia must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of the applicable Notes, cash in U.S. dollars or U.S. dollar-denominated non-callable Government Securities, or a combination thereof, in the case of Dollar Notes, and cash in euro or euro-denominated non-callable Government Securities, or a combination thereof, in the case of Euro Notes, in each case, in amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, Additional Amounts and Special Interest on the outstanding Notes of the applicable series on the stated maturity or on the applicable redemption date, as the case may be, and Rhodia must specify whether such Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Rhodia has delivered to the applicable trustee:

  (a)
  an opinion of counsel reasonably acceptable to such trustee confirming that (a) Rhodia has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indentures there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the applicable outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

  (b)
  an opinion of counsel in France reasonably acceptable to the trustee to the effect that (i) the holders of the outstanding Notes will not recognize income, gain or loss for French income tax purposes as a result of such Legal Defeasance and will be subject to French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, and (ii) payments on the Notes will not become subject to any withholding or deduction for taxes imposed or levied by or on behalf of France or any taxing authority thereof as a result of such Legal Defeasance;

  (3)
  in the case of Covenant Defeasance, Rhodia has delivered to the applicable trustee:

  (a)
  an opinion of counsel reasonably acceptable to such trustee confirming that the holders of the applicable outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

    (b)
    an opinion of counsel in France reasonably acceptable to the trustee confirming that (i) the holders of the outstanding Notes will not recognize income, gain or loss for French income tax purposes as a result of such Covenant Defeasance and will be subject to French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, and (ii) payments on the Notes will not become subject to any withholding or deduction for taxes imposed or levied by or on behalf of France or any taxing authority thereof as a result of such Covenant Defeasance;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit under the applicable indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indentures as permitted by clause (4)) to which Rhodia or any of its Restricted Subsidiaries is a party or by which Rhodia or any of its Restricted Subsidiaries is bound;

  (6)
  Rhodia must deliver to the applicable trustee an officers' certificate stating that the deposit was not made by Rhodia with the intent of preferring the holders of Notes being defeased over the other creditors of Rhodia with the intent of defeating, hindering, delaying or defrauding any other creditors of Rhodia or others; and

  (7)
  Rhodia must deliver to the applicable trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Dollar Notes and the related indenture or the Euro Notes and the related indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Dollar Notes or the Euro Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Dollar Notes and the related indenture or the Euro Notes and the related indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding Dollar Notes or the Euro Notes, as the case may be (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        With respect to each series of Notes, without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount of such Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal amount of or change the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any such Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, Additional Amounts or Special Interest on such Notes (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of the applicable series of Notes, and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any such Note payable in money other than that stated in such Notes;

  (6)
  make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of holders of such Notes to receive payments of principal of, or interest or premium or Additional Amounts or Special Interest on such Notes or to institute suit for the enforcement of any such payment;

  (7)
  waive a redemption payment with respect to any such Note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  make any change in the preceding amendment and waiver provisions.

        With respect to either series of Notes, notwithstanding the preceding paragraph, without the consent of any holder of such Notes, Rhodia, the Subsidiary Guarantors and the applicable trustee may amend or supplement the indenture or the applicable Notes:

  (1)
  to cure any ambiguity, defect, omission or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of Rhodia's obligations to holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of Rhodia's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of such Notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indentures or the Notes;

  (7)
  add any Guarantee with respect to the Notes; or

  (8)
  to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture.

Satisfaction and Discharge

        Each indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and applicable Notes for whose payment money has been deposited in trust and thereafter repaid to Rhodia, have been delivered to the trustee for cancellation; or

    (b)
    all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Rhodia or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination thereof, in the case of Dollar Notes, and cash in euro, euro-denominated non-callable Government Securities, or any combination thereof, in the case of Euro Notes, in each case, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the trustee for cancellation for principal, premium and Special Interest and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Rhodia or any Subsidiary Guarantor is a party or by which Rhodia or any Subsidiary Guarantor is bound;

  (3)
  Rhodia or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  Rhodia has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, Rhodia must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notices

        All notices to holders of the Notes (while any Notes are represented by one or more Global Notes) shall be delivered to DTC, Euroclear and Clearstream for communication to entitled account holders or, alternatively, will be valid if published in a leading English language daily newspaper published in the City of London and a leading English language daily newspaper published in the Borough of Manhattan, City of New York or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the trustee may approve. It is expected that any such publication will normally be made in the Financial Times and the Wall Street Journal. So long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, all notices to holders will also be published in the Luxemburger Wort or in another daily newspaper published in Luxembourg approved by the trustee. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the applicable trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to holders by first-class mail at their respective addresses as they appear on the records of the Registrar.

        Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to DTC, Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first class mail, postage paid, will be deemed given five calendar days after mailing whether or not the addressee receives it.

Concerning the Trustee

        If a trustee becomes a creditor of Rhodia, the applicable indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

        The holders of a majority in principal amount of the then outstanding Dollar Notes or Euro Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The applicable indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustees will be under no obligation to exercise any of their rights or powers under the applicable indenture at the request of any holder of Dollar Notes or Euro Notes, as the case may be, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indentures and the Notes will be governed by and construed in accordance with the internal laws of the State of New York.

Consent to Jurisdiction and Service

        Rhodia has irrevocably submitted to the jurisdiction of any state or federal court located in The Borough of Manhattan, City of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with the indentures and the Notes and (ii) arising under any U.S. federal or state securities laws. Rhodia has appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, as its agent for service of process in any such action or proceeding.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indentures and the Registration Rights Agreement without charge by following the instructions under the section "General Information."

Certain Definitions

        Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Debt secured by a Lien encumbering any asset acquired by such specified Person,

but excluding Debt of such other Person that is extinguished, retired or repaid concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is merged into or consolidates with, such specified Person.

        "Affected Facilities" means any Debt of Rhodia or any of its Restricted Subsidiaries existing on the date of the indentures other than Debt incurred through the issuance of bonds or notes in the capital markets and outstanding on such date, in each case, as amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Rhodia and its Restricted Subsidiaries taken as a whole will be governed by the provisions described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of Rhodia's Restricted Subsidiaries.

        Notwithstanding the preceding, none of the following will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves Equity Interests or assets having a fair market value of less than EURO30 million;

  (2)
  a transfer of assets between or among Rhodia and one or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Rhodia or to another Restricted Subsidiary;

  (4)
  the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

  (5)
  sales of assets received by Rhodia or any Restricted Subsidiary upon the foreclosure on a Lien;

  (6)
  the lease, assignment or sublease of any real or personal property in the ordinary course of business;

  (7)
  any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment no longer being used by Rhodia or its Restricted Subsidiaries;

  (8)
  any sale or disposition deemed to occur in connection with creating or granting any Permitted Lien;

  (9)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

  (10)
  the sale or other disposition of cash or Cash Equivalents; and

  (11)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation or société anonyme, the board of directors of the corporation or société anonyme or, except in the context of the definitions of "Change of Control", any committee thereof;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day (other than a Saturday or a Sunday) on which banks and financial institutions are open in New York, London, Luxembourg and Paris and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation or company, capital stock or share capital;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

        but excluding any debt securities convertible into such capital stock.

        "Cash Equivalents" means:

  (1)
  U.S. dollars, euro, the other official currencies of any member of the European Union, any country located in North America, Switzerland, Japan and, in the case of any Restricted Subsidiary located outside any of those jurisdictions, such local currencies held from time to time by such Restricted Subsidiary in the ordinary course of business;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or a member of the European Union, or any agency or instrumentality thereof (provided that the full faith and credit of the United States or such member, as the case may be, is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of EURO500 million and a Thomson Bank Watch Rating (or the successor thereto) of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at least A2/P2 by Moody's or S&P and in each case maturing within one year after the date of acquisition;

  (6)
  in the case of any Restricted Subsidiary located outside the United States and the European Union, any substantially similar investment to the kinds described in clauses (3) through (5) of this definition obtained in the ordinary course of business and with the highest ranking obtainable in the applicable jurisdiction; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Rhodia and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Rhodia;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Rhodia, measured by voting power rather than number of shares; or

  (4)
  during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Rhodia (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Rhodia was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Rhodia then in office.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  Consolidated Interest Expense, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

  (5)
  the amount of any restructuring and environmental charges (calculated in manner consistent with the calculation of "restructuring and environmental costs" in the restated consolidated statement of operations presented in Rhodia's Form 20-F for the year ended December 31, 2003) of such Person for such period, to the extent that such charge was deducted in computing such Consolidated Net Income; less

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

  in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, the total interest expense of a Person and its consolidated Restricted Subsidiaries on their Debt determined in accordance with GAAP, net of any interest income, plus, to the extent not included in such total interest expense and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

  (2)
  amortization of debt discount;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings;

  (6)
  net costs, if any, pursuant to Hedging Obligations (but excluding amortization of deferred financing fees and unrealized gains and losses arising with respect to Hedging Obligations); and

  (7)
  the interest component of any deferred payment obligations (which, for the avoidance of doubt, does not include any deferred payment related to a retirement or post-retirement employee or directors' benefit plan);

in each case as determined on a consolidated basis in conformity with GAAP. Notwithstanding anything to the contrary stated above, Consolidated Interest Expense shall not include any Receivables Fees.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to or by the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  any non-cash charges incurred subsequent to the date of the indentures which are allowed under GAAP and which would have been permitted had such amounts been determined in accordance with U.S. GAAP from the application of SFAS No. 123 will be excluded; and

  (5)
  any non-cash goodwill impairment charges incurred subsequent to the date of the indentures which are allowed under GAAP and which would have been permitted had such amounts been determined in accordance with U.S. GAAP from the application of SFAS No. 142 will be excluded.

        "Consolidated Net Tangible Assets" means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (1) all current liabilities, (2) any item representing investments in Unrestricted Subsidiaries and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Rhodia and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the EURO758 million multicurrency revolving credit facility dated March 31, 2004 between Rhodia and BNP Paribas, Crédit Agricole Indosuez S.A., HSBC CCF and others and the bilateral revolving credit facilities with banks existing on the date of the indentures) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

        "Debt" means, with respect to any specified Person, any debt of such Person, whether or not contingent and without duplication:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of bankers' acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Debt" includes all Debt of others secured by a Lien on any asset of the specified Person (whether or not such Debt is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Debt of any other Person.

        The amount of any Debt outstanding as of any date will be:

  (1)
  the accreted value of the Debt, in the case of any Debt issued with original issue discount; and

  (2)
  the principal amount of the Debt, in the case of any other Debt.

        Notwithstanding the foregoing, "Debt" shall not include (A) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future, (B) obligations under or in respect of Receivables Facilities, (C) deferred taxes or (D) operating leases in effect on the Issue Date that are reclassified as capital leases as a result of changes to GAAP.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Rhodia to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Rhodia may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any private or public offering of Equity Interests of Rhodia (other than Disqualified Stock) by Rhodia to Persons who are not Affiliates of Rhodia other than (1) public offerings with respect to Rhodia's common stock registered on Form S-8, (2) issuances upon exercise of options by employees of Rhodia or any of its Restricted Subsidiaries and (3) the Rights Offering.

        "euro" or "EURO" means the single currency of participating member states of the EMU.

        "European Union" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after April 30, 2004.

        "Exchange Notes" means registered notes issued pursuant to the Registration Rights Agreement with terms substantially identical to those of the Notes.

        "Existing Debt" means the Existing Notes and any other Debt of Rhodia and its Restricted Subsidiaries in existence on the date of the indentures, in each case, until such amounts are repaid (save, in the case of the Existing Notes, pursuant to the exchange offer related thereto).

        "Existing Notes" means (i) Existing Senior Notes, (ii) the 8.875% Senior Subordinated Notes due 2011 of Rhodia, (iii) the 9.250% Senior Subordinated Notes due 2011 of Rhodia and (iv) all notes of Rhodia issued in exchange for the notes referred to in the preceding clauses (i) through (iii) pursuant to the exchange offer required by the registration rights agreement, dated May 28, 2003, between Rhodia, Goldman Sachs International, Bear Stearns International Limited and BNP Paribas pursuant to which Rhodia is required to offer to exchange the Existing Notes for substantially identical notes under the Securities Act.

        "Existing Senior Notes" means (i) the 7.625% Senior Notes due 2010 of Rhodia and (ii) the 8.000% Senior Notes due 2010 of Rhodia.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

  (2)
  any interest expense on Debt of any person other than such Person or any of its Restricted Subsidiaries that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (3)
  all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Rhodia (other than Disqualified Stock) or to Rhodia or a Restricted Subsidiary of Rhodia.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Debt (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Debt, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any acquisitions or dispositions made during such reference period or subsequent to such reference period and on or prior to the Calculation Date by any Person that became a Restricted Subsidiary or was merged with and into the specified Person or any of its Restricted Subsidiaries on or prior to such Calculation Date) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow and Fixed Charges for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  interest on Capital Lease Obligations and Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Rhodia to be the rate of interest implicit in such Capital Lease Obligation or Attributable Debt in accordance with GAAP;

  (3)
  the consolidated interest expense attributable to interest on (a) any Debt computed on a pro forma basis that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate and (b) borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such borrowings during the applicable period;

  (4)
  the interest rate on any Debt that bears a floating rate of interest shall be calculated as if the weighted average interest rate that would have been applicable to such Debt over the latest 12-month period ending on the last calendar month immediately prior to the Calculation Date had been the applicable rate on such Debt for the entire reference period (taking into account any Hedging Obligation designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate interest obligation for a floating rate interest obligation) applicable to such Debt if such Hedging Obligation has a remaining term in excess of 12 months);

  (5)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

  (6)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

  (8)
  transactions with respect to Receivables Facilities (including Receivable Fees) will be accounted for in accordance with GAAP as in effect on the date of the indentures.

        "GAAP" means (A) generally accepted accounting principles in France as in effect from time to time or (B) if Rhodia shall so elect by notifying the trustee in writing in connection with the delivery of any financial statements, accounting principles adopted by the International Accounting Standards Board and its predecessor ("IFRS") as in effect from time to time; provided that (I) any such election once made shall be irrevocable and (ii) in the event Rhodia makes such election (x) in connection with the delivery of financial statements for any of its first three fiscal quarters of any fiscal year, it shall present its consolidated interim financial statements for such interim financial period and the comparable period in the prior year, as well as its consolidated financial statements for the financial year immediately preceding such interim period, in each case, in accordance with IFRS, or (y) in circumstances other than those described in (x), it shall present consolidated historical financial statements prepared in accordance with IFRS for its two most recent fiscal years and (C) for the purposes of the covenants set out under "—Certain Covenants—Reports," GAAP shall mean the relevant accounting principles set forth in the preceding clauses as such accounting principles are in effect from time to time.

        "Government Securities" means securities that are:

  (1)
  issued or directly and fully and unconditionally guaranteed or insured by the United States government, or issued by any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government; or

  (2)
  issued or directly and fully and unconditionally guaranteed or insured by a member of the European Union, or issued by any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of Rhodia, the equivalent investment grade credit rating from any Rating Agency selected by Rhodia as a replacement Rating Agency).

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for value of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Rhodia or any Restricted Subsidiary of Rhodia sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Rhodia such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Rhodia, Rhodia will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Rhodia's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." "Investments" shall exclude extensions of trade credit by Rhodia or any of its Restricted Subsidiaries in the ordinary course of business.

        "Issue Date" means the date on which the Notes are originally issued.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Rhodia or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Debt, other than Debt under a Credit Facility or an Affected Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Rhodia or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) all distributions or other payments made to minority interest holders required in connection with the Asset Sale.

        "Non-Recourse Debt" means Debt:

  (1)
  as to which neither Rhodia nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt (other than the Notes) of Rhodia or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of such other Debt of Rhodia or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Debt, whether or not a claim in respect thereof has been asserted.

        "Parent Company" of Rhodia means any other Person (other than a natural person) which either (i) legally and beneficially owns more than 50% of the Voting Stock of Rhodia, either directly or through one or more Subsidiaries or (ii) is a Subsidiary of any Person referred to in the preceding clause and owns no Investments other than Investments in Rhodia and its Subsidiaries; provided, however, that in no event shall any Subsidiary of Rhodia constitute its Parent Company.

        "Permitted Business" means any business conducted by Rhodia and its Restricted Subsidiaries on the date of the indentures, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in Rhodia or in a Restricted Subsidiary of Rhodia;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by Rhodia or any Restricted Subsidiary of Rhodia in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Rhodia; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Rhodia or a Restricted Subsidiary of Rhodia;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Rhodia;

  (6)
  any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

  (7)
  Hedging Obligations entered into the ordinary course of business and not for speculative purposes;

  (8)
  Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business;

  (9)
  Investments in existence on the date of the indentures and Investments in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the indentures in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment (other than a new Investment pursuant to the further proviso of this definition) is on terms and conditions no less favorable to Rhodia than the Investment being renewed or replaced; and provided further that, to the extent that an Investment in existence on the date of the indentures is an Investment in a joint venture, such Investment may be replaced or refinanced by making an Investment in any other joint venture existing on the date of the indentures in an amount not exceeding the amount of the Investment being replaced or refinanced, so long as such replacement or refinancing Investment is made within 365 days of the liquidation of the first Investment;

  (10)
  Investments relating to any special purpose Wholly-Owned Subsidiary of Rhodia organized in connection with a Receivables Facility that, in the good faith determination of Rhodia, are necessary or advisable to effect such Receivables Facility;

  (11)
  Investments in the Existing Notes, the Notes or Exchange Notes;

  (12)
  Guarantees of Debt of Rhodia or any of its Restricted Subsidiaries issued in accordance with the covenants described above under the caption "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock" and "Certain Covenants—Limitations on Issuances of Guarantees of Debt";

  (13)
  Investments in joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause (13), not to exceed EURO80 million (net of, with respect to Investments in joint ventures, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization, not to exceed, with respect to any particular Person, the amount of Investments in such Person made after the Issue Date in reliance on this clause); provided that, any such amount used to reduce the aggregate amount of Investments made pursuant to this clause (13) will not be included in Consolidated Net Income for purposes of the "—Restricted Payments" covenant; and

  (14)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of the indentures not to exceed EURO6 million, with no more than EURO3 million to be made in any one fiscal year.

        "Permitted Liens" means:

  (1)
  Liens on assets of Rhodia and its Restricted Subsidiaries securing Debt and other Obligations under Credit Facilities together with Liens securing other Debt (including Debt under the Affected Facilities) in an aggregate amount not to exceed EURO1.3 billion (with no more than EURO150 million of such other Debt being Attributable Debt); provided that all Liens securing Debt under Credit Facilities and Affected Facilities will be deemed to have been incurred under this clause (1) and Rhodia will not be permitted reclassify any such Liens under any other clause of this definition;

  (2)
  Liens in favor of Rhodia or a Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Rhodia or any Restricted Subsidiary of Rhodia; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Rhodia or the Restricted Subsidiary;

  (4)
  Liens on assets existing at the time of acquisition of the assets by Rhodia or any Restricted Subsidiary of Rhodia, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  Liens incurred or deposits made in the ordinary course of business that are incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens and other Liens arising by operation of law) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory or planning obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, in each such case, not in connection with the borrowing of money; provided that in each case, the obligation secured is not more than 60 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established in accordance with GAAP;

  (6)
  Liens to secure Debt (including Capital Lease Obligations) incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock" covering only the assets acquired with such Debt;

  (7)
  subject to clause (1) of this definition, Liens existing on the date of the indentures;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, and Liens, security claims or demands of mechanics and materialmen incurred in the ordinary course of business, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens in favor of issuers of tender, bid, surety, appeal or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of Rhodia or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not support Debt;

  (10)
  Liens securing Debt or other obligations of a Restricted Subsidiary owing to Rhodia or a Restricted Subsidiary and not pledged to secure Debt owing to third parties;

  (11)
  Liens securing Permitted Refinancing Debt incurred to refinance Debt (other than Debt incurred pursuant to clause (1) of the second paragraph of the covenant entitled "Incurrence of Debt and Issuance of Preferred Stock") that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien;

  (12)
  Liens securing Hedging Obligations entered into in the ordinary course of business so long as such Hedging Obligations are permitted to be incurred under the indentures;

  (13)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

  (14)
  Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Rhodia or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

  (15)
  Liens created over assets not on the balance sheet of Rhodia and its Restricted Subsidiaries held in trust by another Person, which assets are to be used by such other Person solely for satisfying Rhodia or a Restricted Subsidiary's scheduled payment obligations in respect of the principal and/or interest in respect of any Debt of Rhodia or that Restricted Subsidiary in circumstances where such other Person has undertaken responsibility for the discharge of Rhodia or the Restricted Subsidiary's obligations in relation to such Debt, provided that no outstanding Debt under the Credit Facilities, or any similar credit or loan facility may be secured under or pursuant to this clause (15);

  (16)
  Liens created over receivables of Rhodia or a Restricted Subsidiary which Liens have been given in connection with the refinancing of such receivables and where the risks relating to the non-payment in respect of such receivables are, as a result of such refinancing, not borne by Rhodia or the Restricted Subsidiary; and

  (17)
  Liens and rights of setoff in favor of a bank or other financial institution imposed by law or pursuant to a contractual arrangement and incurred in the ordinary course of business.

        "Permitted Refinancing Debt" means any Debt of Rhodia or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of Rhodia or any of its Restricted Subsidiaries (other than intercompany Debt); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Debt and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Guarantee by a Subsidiary Guarantor of the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Guarantee on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Debt is incurred either by Rhodia or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principal Property" means any chemical-producing plant or facility owned by Rhodia and/or one or more Restricted Subsidiaries having a book value in excess of 2% of the Consolidated Net Tangible Assets of Rhodia and its Restricted Subsidiaries; provided that the term "Principal Property" shall not include any plant or facility that, in the opinion of the Board of Directors of Rhodia, is not of material importance to the total business conducted by Rhodia and its Restricted Subsidiaries, considered as a whole.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the Notes for reasons outside of the control of Rhodia, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Rhodia as a replacement agency for Moody's or S&P, as the case may be.

        "Receivables Facility" means with respect to any Person one or more receivables financing facilities as amended from time to time, the Debt of which is non-recourse (except for customary representations, warranties, covenants and indemnities in relation thereto made in connection with such facilities) to such Person and its Restricted Subsidiaries pursuant to which such Person and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Replacement Assets" means (1) long-term assets that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Rights Offering" means the rights offering made by Rhodia on May 7, 2004.

        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by Rhodia or any Restricted Subsidiary of any properties or assets of Rhodia and/or such Restricted Subsidiary (except for leases between Rhodia and any Restricted Subsidiary, between any Restricted Subsidiary and Rhodia or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by Rhodia or such Subsidiary to such Person with the intention of taking back a lease of such properties or assets.

        "Senior Financial Officer" means any of the chief executive officer, the chief operating officer and the chief financial officer of Rhodia.

        "S&P" means Standard & Poor's Ratings Service, a division of The McGraw Hill Companies, and its successors.

        "Significant Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indentures.

        "Special Interest" means interest payable on the Notes in the event of a Registration Default, the amount of which shall be determined as provided under "Exchange Offer and Registration Rights."

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Debt" means, with respect to Rhodia, any Debt of Rhodia which is by its terms subordinated in right of payment to the Notes and, with respect to any Subsidiary Guarantor, any Guarantee by such Subsidiary Guarantor of any Debt which is by its terms subordinated in right of payment to such Subsidiary's Guarantee of the Notes.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantor" means any Restricted Subsidiary that Guarantees the Notes pursuant to "—Certain Covenants—Limitation on Issuances of Guarantees of Debt".

        "Unrestricted Subsidiary" means each Subsidiary of Rhodia that is designated by the Board of Directors of Rhodia as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that each such Subsidiary:

  (1)
  has no Debt other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Rhodia or any Restricted Subsidiary of Rhodia unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Rhodia or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Rhodia;

  (3)
  is a Person with respect to which neither Rhodia nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Rhodia or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Rhodia as an Unrestricted Subsidiary will be evidenced to the trustees by filing with the trustees a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Rhodia as of such date and, if such Debt is not permitted to be incurred as of such date under the covenant described under the caption

"—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock," Rhodia will be in default of such covenant. The Board of Directors of Rhodia may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of Rhodia of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Debt is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "U.S. GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Debt.

        "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

        "Wholly Owned Restricted Subsidiary" of any Person means a Wholly Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

FORM; CLEARANCE AND SETTLEMENT

General

        Ownership of interests in the global notes will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream, or persons that hold interests through such participants. DTC, Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

        The Exchange Notes will be initially represented by three global notes in registered form without interest coupons attached.

        The global notes representing the Exchange Dollar Notes will be deposited upon issuance with a custodian for DTC and registered in the name of Cede & Co. as nominee of DTC. The global note representing the Exchange Euro Notes will be deposited with a common depositary for the accounts of Euroclear and Clearstream and registered in the name of The Bank of New York acting as Common Depositary.

        Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the Notes are in global form, holders of book-entry interests will not be considered the owners or "holders" of Notes for any purpose.

        So long as the Notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable (or their respective nominees), will be considered the sole holders of Global Notes for all purposes under the indentures. In addition, participants in DTC, Euroclear and/or Clearstream must rely on the procedures of DTC, Euroclear and/or Clearstream, as the case may be, and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indentures.

        Neither Rhodia nor the trustees under the indentures will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

        In the event any Global Note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream (or their respective nominees), as applicable, will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear and Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof). Rhodia understands that, under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the Notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of EURO1,000 or $1,000, as applicable, principal amount or less may be redeemed in part.

Payments on Global Notes

        Rhodia will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, Additional Amounts, if any, and Special Interest, if any) to DTC or its nominee (in the case of the Dollar Global Notes) and to the Common Depositary or its nominee (in the case of the Euro Global Notes), which will distribute such payments to participants in accordance with their procedures. Rhodia will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. Rhodia expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

        Under the terms of the indentures, Rhodia and the trustees will treat the registered holders of the Global Notes (e.g. DTC, Euroclear or Clearstream (or their respective nominees)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of Rhodia, the trustees or any or their respective agents has or will have any responsibility or liability for:

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  any aspect of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

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  DTC, Euroclear, Clearstream or any participant or indirect participant.

        Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes

        Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Dollar Global Notes will be paid to holders of interests in such Notes (the "DTC Holders") through DTC in U.S. dollars. Except as may otherwise be agreed between Euroclear and/or Clearstream and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Global Notes will be paid to holders of interests in such Notes (the "Euroclear/Clearstream Holders") through Euroclear and/or Clearstream in euros.

        Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of Rhodia, the trustees, the Initial Purchasers or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action by Owners of Book-Entry Interests

        DTC, Euroclear and Clearstream have advised Rhodia that they will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the Notes, each of DTC, Euroclear and Clearstream reserves the right to exchange the Global Notes for definitive registered Notes in certificated form (the "Definitive Registered Notes"), and to distribute Definitive Registered Notes to its participants.

Transfers

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream and their respective direct or indirect participants, which rules and procedures may change from time to time.

Definitive Registered Notes

        Under the terms of the indentures, owners of book-entry interests will receive definitive registered notes:

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  in the case of a dollar global note, if DTC notifies Rhodia that it is unwilling or unable to continue as depositary for the dollar global note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a qualified successor depositary is not appointed by Rhodia within 120 days;

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  in the case of a euro global note, if Euroclear or Clearstream notifies Rhodia that it is unwilling or unable to continue as depositary for the euro global note, and a qualified successor is not appointed by Rhodia within 120 days;

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  if DTC, Euroclear or Clearstream so requests following an event of default under any of the indentures; or

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  if the owner of a book-entry interest requests such exchange in writing delivered through either DTC, Euroclear or Clearstream following an event of default under any of the indentures.

        In the case of the issuance of definitive registered notes, the holder of a definitive registered note may transfer such note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of definitive registered notes represented by one definitive registered note, a definitive registered note shall be issued to the transferee in respect of the part transferred, and a new definitive registered note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no definitive registered note in a denomination less than EURO1,000 or $1,000, as applicable, shall be issued. Rhodia will bear the cost of preparing, printing, packaging and delivering the definitive registered notes.

        Rhodia shall not be required to register the transfer or exchange of definitive registered notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the Notes, (b) any date fixed for redemption of the Notes or (c) the date fixed for selection of the Notes to be redeemed in part. Also, Rhodia is not required to register the transfer or exchange of any Notes selected for redemption. In the event of the transfer of any definitive registered note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the applicable indenture. Rhodia may require a holder to pay any taxes and fees required by law and permitted by the indentures and the Notes.

        If definitive registered notes are issued and a holder thereof claims that such definitive registered notes have been lost, destroyed or wrongfully taken or if such definitive registered notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, Rhodia shall issue and the trustee shall authenticate a replacement definitive registered note if the trustee's and Rhodia's requirements are met. The trustee or Rhodia may require a holder requesting replacement of a definitive registered note to furnish an indemnity bond sufficient in the judgment of both the trustee and Rhodia to protect Rhodia, the trustee or the paying agent appointed pursuant to the indenture from any loss which any of them may suffer if a definitive registered note is replaced. Rhodia may charge for its expenses in replacing a definitive registered note.

        In case any such mutilated, destroyed, lost or stolen definitive registered note has become or is about to become due and payable, or is about to be redeemed or purchased by Rhodia pursuant to the provisions of any of the indentures, Rhodia in its discretion may, instead of issuing a new definitive registered note, pay, redeem or purchase such definitive registered note, as the case may be.

Information Concerning DTC, Euroclear and Clearstream

        Rhodia understands as follows with respect to DTC, Euroclear and Clearstream:

        DTC.    DTC is:

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  a limited purpose trust company organized under the New York Banking Law;

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  a "banking organization" under New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the U.S. Securities Exchange Act of 1934, as amended.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Dollar Global Notes only through DTC participants.

        Euroclear and Clearstream.    Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

CERTAIN TAX CONSIDERATIONS

French Tax Considerations

        The following description is only addressed to holders who are not French residents for French tax purposes, who do not hold their debt securities in connection with a permanent establishment or a fixed base in France and who do not hold shares of our company. It only represents a summary of certain provisions of French tax laws and regulations which, due to its summary character, does not cover all details and tax exemptions which may apply in specific individual cases and may even require a deviation therefrom. Furthermore, it does not deal with any tax other than the withholding and transfer tax as described below. Therefore, prospective investors are advised to consult their own professional advisers.

        Exchange Notes issued by Rhodia under this prospectus are characterized as obligations under French commercial law and should be deemed issued outside France for purposes of Article 131 quater of the general tax code (Code général des impôts).

        Pursuant to Article 131 quater of the general tax code (Code général des impôts) interest paid on such debt securities that are deemed issued outside France are generally entitled to the exemption from deduction of tax at source provided by such provision.

        A holder of debt securities who is not a resident of France for French tax purposes will not be subject to income or withholding taxes imposed by France in respect of gains realized on the sale, exchange or other disposition of debt securities unless such debt securities form part of the business property of a permanent establishment or a fixed base that such holder has in France.

        Transfers of debt securities will not be subject to any stamp duty or other transfer taxes imposed in France.

European Union Directive on the Taxation of Savings Income

        The EU has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from a date not earlier than January 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

        This Directive was implemented in French law by the Amended Budget Law for 2003, which imposes on paying agents based in France to report to the French tax authorities certain information with respect to interest payments made to beneficial owners domiciled in another Member State, including, among other things, the identity and address of the beneficial owner and a detailed list of the different categories of interest paid to that beneficial owner. These reporting obligations will enter into force with respect to interest payments made on or after January 1, 2005, but paying agents are required to identify the beneficial owners of such payments as from January 1, 2004.

United States Income Tax Considerations

        The following discussion is a general summary of the material U.S. federal income tax consequences of the exchange of Original Notes for Exchange Notes pursuant to the exchange offer and the ownership and disposition of the euro-denominated Notes ("Euro Notes") or the U.S. dollar-denominated Notes ("Dollar Notes") by a U.S. holder (as defined below) that has held the Original Notes and will hold the Exchange Notes as capital assets. This summary only applies to U.S. holders that purchased the Original Notes in the initial offering at their issue price (as defined below) and are exchanging the Original Notes for Exchange Notes pursuant to this exchange offer. This summary does not address issues applicable to other types of holders, such as the rules regarding market discount or premium. This summary is based on U.S. tax laws and U.S. Internal Revenue Service (the "IRS") practice, including the Internal Revenue Code of 1986, as amended, Treasury regulations, rulings, judicial decisions, and administrative pronouncements, all as in effect as of the date hereof, and all of which are subject to change or changes in interpretation, possibly on a retroactive basis.

        This summary does not address all aspects of U.S. federal income taxation that may apply to holders subject to special tax rules, including U.S. expatriates, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, securities broker-dealers, persons holding their Original Notes or Exchange Notes as part of a straddle, hedging transaction or conversion transaction, persons whose functional currency is not the U.S. dollar, persons who hold shares or ADSs of Rhodia, and persons that hold their Original Notes or Exchange Notes as part of the business property of a permanent establishment or fixed base in France. Such holders may be subject to U.S. federal income tax consequences different from those set forth below.

        If a partnership holds Original Notes or Exchange Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds Original Notes or Exchange Notes is urged to consult its own tax advisor regarding the specific tax consequences of the exchange of Original Notes for Exchange Notes and the ownership and disposition of the Notes.

        As used herein, the term "U.S. holder" means a beneficial owner of Original Notes or Exchange Notes that is (a) an individual citizen or resident of the United States for U.S. federal income tax purposes, (b) a corporation (or certain other entities treated as corporations for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust.

        References herein to "Notes" (including Euro Notes and Dollar Notes) are to Exchange Notes unless the context requires otherwise. The "issue price" of an Original Note equals the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Original Notes was sold for money.

        U.S. holders should consult their own tax advisors regarding the specific French and U.S. federal, state and local tax consequences of the exchange of Original Notes for Exchange Notes and of the ownership and disposition of Notes in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

        An exchange of Original Notes for Exchange Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or in extent from the Original Notes. As a result, an exchanging U.S. holder generally:

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  will not recognize any gain or loss on the exchange;

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  will have a holding period for the Exchange Note that includes the holding period for the Original Note exchanged therefor; and

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  will have an adjusted tax basis in the Exchange Note immediately after the exchange equal to its adjusted tax basis in the Original Note exchanged therefor immediately prior to the exchange.

Ownership and Disposition of Notes

  Interest

        The Notes will be considered to have been issued with original issue discount ("OID") as such term is defined in the Code and specified Treasury Regulations issued thereunder. For U.S. federal income tax purposes, OID with respect to the Notes is the excess of the stated redemption price at maturity of a Note over the issue price of the Original Note (as defined above). The stated redemption price at maturity of a Note is the sum of all payments provided by the terms of the Note other than qualified stated interest payments. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of Rhodia) at least annually at a single fixed rate. Because the Exchange Notes are treated for federal income tax purposes as if they were the same as the Original Notes, the amount of OID on an Exchange Note will be calculated as if the Exchange Note and the Original Note were a single note that was issued at the time the Original Note was issued, for an issue price equal to the issue price of the Original Note. Any accrued OID on the Original Note at the time of the exchange will carry over and be treated as accrued OID on the Exchange Note.

        Payments of qualified stated interest on a Note will be includible in the gross income of a U.S. holder as ordinary interest income at the time the interest is received or accrued, depending on the U.S. holder's method of accounting for U.S. tax purposes.

        A U.S. holder of Euro Notes that uses the cash method of accounting for tax purposes will realize interest income from qualified stated interest payments equal to the U.S. dollar value of the interest payment, based on the spot exchange rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. holder of Euro Notes that uses the accrual method of accounting for tax purposes, or who otherwise is required to accrue interest prior to receipt, will accrue interest income on the Euro Notes in euro and translate that amount into U.S. dollars at the average spot exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the U.S. holder's taxable year). Alternatively, an accrual basis holder may make an election (which must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS) to translate accrued interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year in the case of a partial accrual period), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. holder of Euro Notes that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest. This foreign currency gain or loss will be treated as ordinary income or loss, and generally will not be treated as an adjustment to interest income or expense.

        A U.S. holder of a Note must include OID as ordinary income for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. holder's regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. holder of a Note is the sum of the daily portions of OID with respect to such Note for each day during the taxable year (or portion of the taxable year) on which the U.S. holder held the Note. The daily portion of OID on any Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of OID allocable to each accrual period generally is equal to the difference between (i) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The adjusted issue price of a Note at the beginning of any accrual period is the sum of the issue price of the Note plus the amount of OID allocable to all prior periods minus the amount of any prior payments on the Note that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include in taxable income increasingly greater amounts of OID in successive accrual periods.

        A U.S. holder of Euro Notes must (i) determine OID allocable to each accrual period in units of the foreign currency using the constant yield method described above, and (ii) translate the amount of OID into U.S. dollars and recognize foreign currency gain or loss in the same manner as described above for qualified stated interest accrued by an accrual basis U.S. holder. U.S. holders should note that because the cash payment in respect of accrued OID on a Euro Note will not be made until maturity or other disposition of the Euro Note, a greater possibility exists for fluctuations in foreign currency exchange rates (and the required recognition of exchange gain or loss) than is the case for foreign currency instruments issued without OID. Holders are urged to consult their tax advisors regarding the interplay between the application of the OID and foreign currency exchange gain or loss rules.

        U.S. holders may obtain information regarding the amount of OID, the issue price, the issue date and the yield to maturity relating to a Dollar Note and Euro Note by contacting the Director of Financial Communications of Rhodia at 26, quai Alphonse Le Gallo, 92512 Boulogne-Billancourt Cedex, France, (telephone: +33-1-5538-4000).

        The rules governing OID instruments are complex and, accordingly, prospective investors should consult their own tax advisors concerning the application of such rules to the Notes.

        The interest income received by a U.S. holder will be income from sources outside the United States, and with certain exceptions, will be treated separately, together with other items of "passive" income or, in certain cases, "financial services" income, for purposes of computing any foreign tax credit allowable under U.S. federal income tax laws.

  Purchase, Sale and Disposition of the Notes

        A U.S. holder's adjusted tax basis in a Note generally will equal the U.S. dollar cost of the Original Note to the holder increased by any OID previously included in income with respect to the Original Note or Exchange Note. The cost of a Euro Note generally will be the U.S. dollar value of the purchase price in euro on the date of purchase, calculated at the exchange rate in effect on that date. If the Euro Note is considered traded on an established securities market for U.S. federal income tax purposes, a cash basis taxpayer (and if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of the Euro Note at the spot rate on the settlement date of the purchase.

        Except as discussed herein with respect to foreign currency gains or losses, gain or loss recognized upon the sale, exchange or other taxable disposition of a Note by a U.S. holder generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale or other disposition (including the holding period of an Original Note). The deductibility of capital losses is subject to significant limitations. If the U.S. holder is an individual, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met.

        Upon the sale, exchange or other disposition of a Note, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized (other than amounts attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as described above) and the U.S. holder's adjusted tax basis in the Note. The amount realized by a U.S. holder that receives non-U.S. currency (including euro) on the disposition of a Euro Note will equal the U.S. dollar value of the non-U.S. currency received, determined on the date of disposition, in the case of an accrual basis U.S. holder, or the date payment is received, in the case of a cash basis U.S. holder. If a Euro Note is considered traded on an established securities market for U.S. federal income tax purposes, a cash basis taxpayer (and if it elects, an accrual basis taxpayer) will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the settlement date of the sale, exchange or other disposition. If an accrual method taxpayer makes such an election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

        Gain or loss recognized upon the sale, exchange or other disposition of a Euro Note will constitute foreign currency gain or loss to the extent described below. This foreign currency gain or loss will be taxable as U.S. source ordinary income or loss, but generally will not be treated as interest income or expense. Upon the sale, exchange or other disposition of a Euro Note, a U.S. holder of a Euro Note will recognize exchange gain or loss on the principal amount of the Euro Note equal to the difference between (i) the U.S. dollar value of the purchase price determined at the spot rate on the date payment is received or the Note is disposed of and (ii) the U.S. dollar value of the U.S. holder's purchase price for the Euro Note determined at the spot rate on the date the U.S. holder originally acquired the Euro Note (which, in the case of a U.S. holder participating in the exchange offer, will be the date of acquisition of the Original Note). In addition, as discussed above, a U.S. holder may recognize foreign currency gain or loss with respect to amounts of previously accrued OID based on the difference between the rate of exchange at which the OID was included in income in each accrual period while the Note is held by the holder and the applicable rate of exchange at which the holder is required to translate foreign currency at the time the Note matures or is otherwise disposed of. However, a U.S. holder will recognize exchange gain or loss only to the extent of the total gain or loss realized on the sale, exchange or other disposition.

  Receipt of Euro

        A U.S. holder of Euro Notes will receive an amount in euro from Rhodia in payment for interest or principal. The tax basis of any euro amount received by a U.S. holder generally will equal the U.S. dollar equivalent of such euro amount at the spot rate on the date the euro amount is received. Upon any subsequent exchange of euro for U.S. dollars, a U.S. holder generally will recognize foreign currency gain or loss equal to the difference between the amount of U.S. dollars received and the U.S. holder's tax basis in the euro. Upon any subsequent exchange of euro for property (including non-U.S. property), a U.S. holder generally will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the euro exchanged for such property based on the U.S. dollar spot rate for euro on the date of the exchange and the U.S. holder's tax basis in the euro so exchanged. The exchange of euro on the date such euro is received should not generate exchange gain or loss. Any exchange gain or loss discussed above generally will be treated as U.S. source ordinary income or loss.

U.S. Information Reporting and Backup Withholding

        Payments of interest on (including OID) and proceeds from the sale, exchange or other disposition of the Notes may be subject to information reporting to the IRS and backup withholding at a current rate of 28%. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide a duly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. holders generally will not be subject to U.S. information reporting or backup withholding. However, these holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax Return Disclosure Requirement

        A U.S. holder may be required to report a sale, retirement or other taxable disposition of its Notes on IRS Form 8886 (Reportable Transaction Disclosure Statement) if it recognizes a foreign currency loss that exceeds $50,000 in a single taxable year from a single transaction, if such U.S. holder is an individual or trust, or higher amounts for other non-individual U.S. holders. U.S. holders are advised to consult their own tax advisors in this regard.

PLAN OF DISTRIBUTION

        Except as described below, a broker-dealer may not participate in this exchange offer in connection with a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge in its letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received for its own account in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. Rhodia has agreed that, for a period of 180 days after the expiration date of this exchange offer, subject to extension in certain limited circumstances, Rhodia will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale subject to the conditions described under "The Exchange Offer—Resale of Exchange Notes."

        Rhodia will not receive any proceeds from any sale of Exchange Notes or Exchange by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes or Exchange may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Rhodia has agreed to pay all expenses incident to this exchange offer other than agency fees and commissions and underwriting discounts and commissions attributable to the sale of the Original Notes, and other than expenses of counsel or other advisers or experts retained by the holders of Original Notes. Rhodia will indemnify the holders of Original Notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

ENFORCEMENT OF FOREIGN JUDGMENTS AND SERVICE OF PROCESS

        Rhodia is a société anonyme, a form of limited liability company, established under the laws of France. Rhodia's directors and substantially all of its executive officers are non-residents of the United States, and a substantial portion of the assets of Rhodia and its directors and executive officers are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments of courts of the United States predicated upon any civil liability provisions of the U.S. federal or state securities laws.

        In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to adjudicate such action. Actions for enforcement of judgments of U.S. courts rendered against the French persons referred to in the preceding paragraph would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in France only. Rhodia believes that no such French persons have waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, the obtaining of evidence in France or from French persons in connection with actions in the United States under the U.S. federal securities laws is subject to the procedures of the Hague Convention on the Taking of Evidence Abroad in Civil or Commercial Matters.

LEGAL MATTERS

        The validity of the Exchange Notes offered hereby and certain other legal matters with respect to the Notes are being passed upon for Rhodia by Shearman & Sterling LLP, United States and French counsel to Rhodia.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The address of PricewaterhouseCoopers is 34, Place des Corolles, 92908 Paris La Défense.

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TABLE OF CONTENTS
AVAILABLE INFORMATION
PRESENTATION OF FINANCIAL INFORMATION
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
MARKET AND INDUSTRY DATA
SUMMARY
Strategy
SUMMARY OF THE EXCHANGE OFFER
SUMMARY DESCRIPTION OF THE EXCHANGE NOTES
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
USE OF PROCEEDS
RECENT DEVELOPMENTS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
FORM; CLEARANCE AND SETTLEMENT
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ENFORCEMENT OF FOREIGN JUDGMENTS AND SERVICE OF PROCESS
LEGAL MATTERS
EXPERTS